As filed with the Securities and Exchange Commission on January 16, 2019

Registration No. 333-228575

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST INTERSTATE BANCSYSTEM, INC.

(Exact name of registrant as specified in its charter)

Montana	6022	81-0331430
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 North 31st Street

Billings, Montana 59101

(406) 255-5390

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin P. Riley

President and Chief Executive Officer

401 North 31st Street

Billings, Montana 59116

(406) 255-5390

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq. Scott A. Brown, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Phone: (202) 274-2000	Kirk D. Jensen, Esq. Executive Vice President, General Counsel and Corporate Secretary First Interstate BancSystem, Inc. 401 North 31st Street Billings, Montana 59116 Phone: (406) 255-5390	John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 Phone: (703) 883-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, no par value per share	492,069 shares(1)	N/A	$20,481,190(2)	$2,483(3)

(1)

Represents the estimated maximum number of shares of First Interstate BancSystem, Inc. (“First Interstate”) Class A common stock estimated to be issuable upon the completion of the merger of described herein. This number is based on the product of (a) the number of shares of Community 1st Bank (“CMYF”) common stock outstanding (including shares reserved for issuance under existing options), and (b) 0.3784, which represents the amount of First Interstate Class A common stock that CMYF stockholders will be entitled to receive in exchange for each such share of CMYF common stock, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 11, 2018, by and among First Interstate, First Interstate Bank (a wholly-owned subsidiary of First Interstate) and CMYF, which is attached to the proxy statement/prospectus as Annex A.

(2)

The proposed maximum aggregate offering price of First Interstate’s Class A common stock was calculated based upon the market value of shares of CMYF common stock in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (i) the product of (A) $15.75, the average of the high and low sales prices of the common stock of CMYF on November 26, 2018 and (B) 1,300,393, the estimated maximum number of shares of CMYF common stock that may be exchanged for the merger consideration (including shares reserved for issuance under existing options).

(3)	Registration fee was previously paid.

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the shares of First Interstate BancSystem, Inc. Class A common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful before registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS,

SUBJECT TO COMPLETION, DATED JANUARY 16, 2019

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Community 1st Bank Shareholder:

On October 11, 2018, First Interstate BancSystem, Inc. (which we refer to as “First Interstate”), First Interstate Bank and Community 1st Bank (which we refer to as “CMYF”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) under which CMYF will merge with and into First Interstate Bank, with First Interstate Bank remaining as the surviving entity. This transaction is referred to in this document as the “merger.” Before the merger can be completed, the shareholders of CMYF must approve the merger agreement.

If the merger is completed, CMYF shareholders will be entitled to receive 0.3784 shares of First Interstate Class A common stock for each share of CMYF common stock they own. The maximum number of shares of First Interstate Class A common stock estimated to be issuable upon completion of the merger is 492,069. Based on First Interstate’s closing price of $44.62 on October 11, 2018, which was the last trading date preceding the public announcement of the proposed merger, each share of CMYF common stock exchanged for 0.3784 shares of First Interstate Class A common stock would have a value of $16.88, or approximately $21.0 million in the aggregate. Based on First Interstate’s closing price of $37.90 on January 14, 2019, which is the most recent practicable trading day before the printing of this document, each share of CMYF common stock exchanged for 0.3784 shares of First Interstate Class A common stock would have a value of $14.34. The common stock of First Interstate trades on the Nasdaq Global Select Market under the symbol “FIBK.” The Class A common stock of CMYF trades on the OTC Market’s Pink Market Place under the symbol “CMYF.” The market price of both First Interstate Class A common stock and CMYF common stock will fluctuate before the completion of the merger. Therefore, you are urged to obtain current market quotations for First Interstate Class A common stock and CMYF common stock.

Although the number of shares of First Interstate Class A common stock that holders of CMYF common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of First Interstate Class A common stock and will not be known at the time CMYF shareholders vote on the merger. CMYF has the right to terminate the merger agreement if, at any time during a five-day period commencing on the fifth day before closing, the average closing price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before closing (1) is less than $36.54 and (2) underperforms the KBW Regional Banking Index by more than 20% during the same time period. If CMYF elects to exercise this termination right, then First Interstate has the option to increase the exchange ratio to a level that would eliminate the ability of CMYF to exercise this termination right.

The affirmative vote of two-thirds of the outstanding shares of CMYF common stock is required to approve the merger agreement. CMYF shareholders will vote to approve the merger agreement at a special meeting of shareholders to be held at 5:30 p.m., local time, on March 27, 2019 at 707 N. Post Street, Post Falls, Idaho 83854.

CMYF’s board of directors unanimously recommends that CMYF shareholders vote “FOR” the approval of the merger agreement.

This document contains information that you should consider in evaluating the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 13 for a discussion of certain risk factors relating to the merger. You can also obtain information about First Interstate from documents filed with the Securities and Exchange Commission.

As always, we appreciate your support and look forward to seeing you at the shareholders’ meeting and we appreciate your continued support.

/s/ David P. Bobbitt
David P. Bobbitt
Chairman and Chief Executive Officer
Community 1st Bank

The shares of First Interstate Class A common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this document or the First Interstate Class A common stock to be issued in the merger, or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [●], 2019, and it is first being mailed or otherwise delivered to shareholders of CMYF on or about [●], 2019.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which we refer to as “this document,” forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by First Interstate and constitutes a prospectus of First Interstate with respect to the shares of First Interstate Class A common stock to be issued to CMYF shareholders, as required by the merger agreement. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of CMYF.

You should only rely on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated [●], 2019. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to CMYF shareholders nor the issuance by First Interstate of its Class A common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding First Interstate has been provided by First Interstate, and the information contained in this document regarding CMYF has been provided by CMYF.

COMMUNITY 1st BANK

707 North Post Street

Post Falls, Idaho 83854

Notice of Special Meeting of Shareholders to be held on March 27, 2019

To the Shareholders of Community 1st Bank:

Community 1st Bank (which we refer to as “CMYF”) will hold a special meeting of shareholders (which we refer to as the “CMYF special meeting”) at 5:30 p.m., local time, on March 27, 2019, at 707 N. Post Street, Post Falls, Idaho 83854, to consider and vote on the following matters:

1.

a proposal to approve the merger agreement, dated as of October 11, 2018, by and among First Interstate BancSystem, Inc., First Interstate Bank and CMYF and the merger, pursuant to which CMYF will merge with and into First Interstate Bank. A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus; and

2.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (which we refer to as the “CMYF adjournment proposal”).

Both of these items are described in more detail in the accompanying proxy statement/prospectus and its annexes. We urge you to read these materials carefully and in their entirety. The enclosed document forms a part of this notice.

CMYF’s board of directors unanimously recommends that CMYF shareholders vote “FOR” both of the proposals.

CMYF shareholders of record as of the close of business on January 28, 2019 are entitled to notice of, and to vote at, the CMYF special meeting and any adjournments or postponements of the CMYF special meeting.

CMYF shareholders have the right to dissent from the merger and obtain payment of the cash appraisal fair value of their CMYF shares under applicable provisions of Idaho law. A copy of the provisions regarding dissenters’ rights is attached as Annex B to the accompanying proxy statement/prospectus. For details of your dissenter’s rights and how to exercise them, please see the discussion under “Description of the Merger—Dissenters’ Rights of Appraisal.”

Your vote is very important. Your proxy is being solicited by CMYF’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement must be approved by the affirmative vote of at least two-thirds of the outstanding shares of CMYF common stock. The CMYF adjournment proposal will be approved if a majority of the votes cast on such proposal at the CMYF special meeting are voted in favor of such proposal.

Whether or not you plan to attend the CMYF special meeting, we urge you to vote. Shareholders of record may vote:

•	By mail—complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

•	In person—vote your shares in person by attending the CMYF special meeting.

If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.

If you have any questions or need assistance voting your shares, please contact Jerry C. Lyon, President and Operating Officer, at (208) 457-9610.

By Order of the Board of Directors,

/s/ William R. Basom

William R. Basom

Corporate Secretary

Post Falls, Idaho

[●], 2019

REFERENCES TO AVAILABLE INFORMATION

This document incorporates important business and financial information about First Interstate from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 82.

You also may request orally or in writing copies of these documents at no cost by contacting First Interstate at:

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

Attention: Kirk D. Jensen, General Counsel

Telephone: (406) 255-5304

If you are a CMYF shareholder and would like to request documents from First Interstate, please do so by March 20, 2019 to receive them before the CMYF special meeting.

MANAGEMENT AND OPERATIONS AFTER THE MERGER	79
MARKET PRICE AND DIVIDEND INFORMATION	80
STOCK OWNERSHIP OF CMYF	81
LEGAL MATTERS	81
EXPERTS	81
WHERE YOU CAN FIND MORE INFORMATION	82

Annex A	Agreement and Plan of Merger, dated as of October 11, 2018, by and among First Interstate BancSystem, Inc., First Interstate Bank and Community 1st Bank	A-1
Annex B	Section 26-909 of the Idaho Code regarding Dissenters’ Rights	B-1
Annex C	Opinion of D.A. Davidson & Co., Financial Advisor to Community 1st Bank	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CMYF SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger and the CMYF special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.

You are receiving this document because you are a shareholder of CMYF as of January 28, 2019, the record date for the CMYF special meeting. This document is being used by the board of directors of CMYF to solicit proxies from the CMYF shareholders for approval of the merger agreement and related matters. This document also serves as the prospectus for shares of First Interstate Class A common stock to be issued in exchange for shares of CMYF common stock in the merger.

To approve the merger agreement, CMYF has called a special meeting of its shareholders (which we refer to as the “CMYF special meeting”). This document also serves as a notice of the CMYF special meeting, and describes the proposals to be presented at the CMYF special meeting.

You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:

You are being asked to vote on the approval of a merger agreement that provides for the merger of CMYF with and into First Interstate Bank. You are also being asked to vote on a proposal to adjourn the shareholders’ meeting to a later date or dates, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the meeting to approve the merger agreement (which we refer to as the “CMYF adjournment proposal”).

Q:	WHAT VOTE DOES CMYF’S BOARD OF DIRECTORS RECOMMEND?

A:

CMYF’s board of directors has determined that the proposed merger is in the best interests of CMYF shareholders, has unanimously approved the merger agreement and unanimously recommends that CMYF shareholders vote “FOR” the approval of the merger agreement and “FOR” the CMYF adjournment proposal. See the section entitled “Description of the Merger—CMYF’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 30 of this document.

Q:	WHAT WILL CMYF SHAREHOLDERS RECEIVE IN THE MERGER?

A:

If the merger is completed, CMYF shareholders will receive 0.3784 shares of First Interstate Class A common stock (which we refer to as the “merger consideration”) for each share of CMYF common stock held immediately before the merger.

Q:	WHAT HAPPENS IF I AM ELIGIBLE TO RECEIVE A FRACTION OF A SHARE OF FIRST INTERSTATE CLASS A COMMON STOCK AS PART OF THE MERGER CONSIDERATION?

A:

First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. If the aggregate number of shares of First Interstate Class A common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of First Interstate Class A common stock, you will receive cash instead of that fractional share. First Interstate will pay to each former CMYF shareholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of First Interstate Class A common stock for the 20 consecutive trading days ending on and including the fifth day preceding the closing date of the merger, which we refer to as the “average closing price,” by the fraction of a share (rounded to the nearest cent) of First Interstate Class A common stock that such shareholder would otherwise be entitled to receive. See the section entitled “Description of the Merger—Consideration to be Received in the Merger” beginning on page 27 of this document.

Q:	HOW WILL THE MERGER AFFECT CMYF STOCK OPTIONS?

A:

At the effective time of the merger, each outstanding CMYF stock option, whether or not vested, will be converted into the right to receive cash equal to the product of (1) the number of shares of CMYF common stock subject to the stock option and (2) the amount by which the value of the merger consideration exceeds the exercise price. For purposes of this calculation, the value of the merger consideration is the product of 0.3784 and the average closing price of First Interstate Class A common stock.

Q:

FIRST INTERSTATE AND FIRST INTERSTATE BANK ARE ALSO ACQUIRING IDAHO INDEPENDENT BANK, SIMULTANEOUSLY WITH THE MERGER. WHAT IMPACT WILL THE IDAHO INDEPENDENT BANK MERGER HAVE ON FIRST INTERSTATE’S AND FIRST INTERSTATE BANK’S MERGER WITH CMYF?

First Interstate and First Interstate Bank entered into a merger agreement to acquire Idaho Independent Bank (“IIBK”) on the same date that it entered into the merger agreement with CMYF. The completion of CMYF’s merger is not conditioned upon or subject to the completion of the merger with IIBK (the “IIBK Merger”). However, since First Interstate and First Interstate Bank will be required to obtain the necessary regulatory approvals for two transactions rather than one, it is possible that the IIBK Merger will lengthen the amount of time that would otherwise be needed to obtain all regulatory approvals of the merger if CMYF were the only banking institution being acquired by First Interstate and First Interstate Bank. See “Risk Factors—Risks Related to the Merger—First Interstate and First Interstate Bank are also acquiring IIBK in the IIBK Merger and the conditions to completing that merger may result in delays in completing the CMYF merger, or make it more difficult or time consuming than expected” for a discussion of the impact that the IIBK acquisition would have on First Interstate’s and First Interstate Bank’s business and operations if both the CMYF and IIBK acquisitions are completed.

Q:	WHAT EQUITY STAKE WILL CMYF SHAREHOLDERS HOLD IN FIRST INTERSTATE IMMEDIATELY FOLLOWING THE MERGER?

A:

Immediately following completion of the merger, CMYF shareholders will own approximately 1.2% of the outstanding shares of First Interstate Class A common stock and 0.8% of the aggregate outstanding shares of First Interstate Class A common stock and First Interstate Class B common stock, which we refer to collectively in this document as “First Interstate common stock,” which equates to 0.3% of the voting power of First Interstate common stock. Following the completion of the merger and taking into account the closing of the IIBK Merger, CMYF shareholders will own approximately 10.2% of the outstanding shares of First Interstate Class A common stock and 6.7% of the aggregate outstanding shares of First Interstate common stock, which equates to 2.8% of the voting power of First Interstate common stock.

Q:	HOW DO CMYF SHAREHOLDERS EXCHANGE THEIR STOCK CERTIFICATES?

A:

Shortly after the merger, First Interstate’s exchange agent will send instructions to you on how and where to surrender your CMYF stock certificates after the merger is completed. Please do not send your CMYF stock certificates with your proxy card.

Q:	ARE CMYF’S SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:

Yes. If you vote against the merger, and take certain other actions required by Idaho law, you will have dissenter’s rights under Section 26-909 of the Idaho Code. Exercise of these rights will result in the purchase of your shares at “fair value,” as determined in accordance with Idaho law. Please read the section entitled “Description of the Merger—Dissenters’ Rights of Appraisal” on page 67 of this document and review Annex B to this document for additional information.

Q:	IS COMPLETION OF THE MERGER SUBJECT TO ANY CONDITIONS BESIDES CMYF SHAREHOLDER APPROVAL?

A:

Yes. The merger must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. For more information about the conditions to the completion of the merger, see “Description of the Merger—Conditions to Completing the Merger” on page 55 of this document.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:

We will complete the merger as soon as possible. Before that happens, the merger agreement must be approved by CMYF’s shareholders and we must obtain the necessary regulatory approvals, among other conditions. Assuming timely receipt of regulatory and shareholder approvals, we expect to complete the merger in the first half of 2019.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT?

A:	Yes. You should consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 13 of this document.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING?

A:

The proposal to approve the merger agreement must be approved by the affirmative vote of two-thirds of the outstanding shares of CMYF common stock. Consequently, abstentions and broker non-votes will effectively act as votes “AGAINST” such proposal.

Approval of the CMYF adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against. Abstentions and broker non-votes will not affect the outcome of the vote on the CMYF adjournment proposal.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE SPECIAL MEETING?

A:

The presence at the CMYF special meeting, in person or by proxy, of shareholders representing a majority of the outstanding shares of CMYF common stock will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for determining the presence of a quorum.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The CMYF special meeting is scheduled to take place at 707 N. Post Street, Post Falls, Idaho 83854, at 5:30 p.m., local time, on March 27, 2019.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:

Holders of shares of CMYF common stock at the close of business on January 28, 2019 are entitled to vote at the CMYF special meeting. As of the record date, [●] shares of CMYF common stock were outstanding and entitled to vote.

Q:	IF I PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, SHOULD I STILL RETURN MY PROXY?

A:

Yes. Whether or not you plan to attend the special meeting, you should promptly submit your proxy so that your shares will be voted at the special meeting. The failure of a shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:	WHAT DO I NEED TO DO NOW TO VOTE MY SHARES OF COMMON STOCK?

A:	If you are a “shareholder of record,” you can vote your shares as follows:

•	by completing and returning the proxy card that is enclosed; or

•	by voting in person at the special meeting.

If you hold your stock in “street name” through a banker or broker, please refer to the specific instructions set forth on the proxy or voting instruction card.

Q:	HOW CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:

You may change your vote at any time before your proxy is voted at the special meeting by: (1) filing with the Corporate Secretary a duly executed revocation of proxy; (2) submitting a new proxy card with a later date; or (3) voting in person at the meeting (your attendance at the meeting will not by itself revoke your proxy). The CMYF Corporate Secretary’s mailing address is 707 N. Post Street, Post Falls, Idaho 83854.

If you hold your shares of CMYF common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Your last vote will be the vote that is counted.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:

No. Your broker, bank or other nominee will not be able to vote your shares of common stock on the proposal to approve the merger agreement or on the adjournment proposal unless you provide instructions on how to vote. Please instruct your broker, bank or other nominee how to vote your shares, following the directions that your broker, bank or other nominee provides. If you do not provide instructions to your broker, bank or other nominee, your shares will not be voted, and this will have the effect of voting “AGAINST” the merger agreement. Please review the instructions from your broker, bank or other nominee to see if your broker, bank or other nominee offers telephone or internet voting.

Q:	WHAT IS THE DEADLINE FOR VOTING?

A:	You may vote by mail at any time before the meeting as long as your proxy is received before the time of the special meeting.

If your shares are held in “street name,” you must vote your shares according to the voting instruction form by the deadline set by your broker, bank or other nominee.

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO CMYF SHAREHOLDERS?

A:

It is a condition to the completion of the merger that First Interstate and CMYF receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to in this document as the “Internal Revenue Code.” Subject to the limitations and qualifications described in the section entitled “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger,” if you are a United States holder of CMYF common stock, generally you will not recognize any gain or loss with respect to the exchange of shares of CMYF common stock for shares of First Interstate Class A common stock in the merger. However, CMYF shareholders generally will recognize gain or loss with respect to cash received instead of fractional shares of First Interstate Class A common stock that the CMYF shareholders would otherwise be entitled to receive.

You should read “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 49 of this document for more information about the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	IF I AM AN CMYF SHAREHOLDER, SHOULD I SEND IN MY CMYF STOCK CERTIFICATES NOW?

A:

No. Please do not send in your CMYF stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging CMYF stock certificates for the merger consideration. See “Description of the Merger—Surrender of Stock Certificates” beginning on page 49.

Q:	WHAT SHOULD I DO IF I HOLD MY SHARES OF CMYF COMMON STOCK IN BOOK-ENTRY FORM?

A:

You are not required to take any additional actions if your shares of CMYF common stock are held in book-entry form. Promptly following the completion of the merger, shares of CMYF common stock held in book-entry form automatically will be exchanged for shares of First Interstate Class A common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	WHOM MAY I CONTACT IF I CANNOT LOCATE MY CMYF STOCK CERTIFICATE(S)?

A:	If you are unable to locate your original CMYF stock certificate(s), you should contact CMYF at (208) 457-9610.

Q:	WHO CAN ANSWER MY OTHER QUESTIONS?

A:	If you have more questions about the merger, the shareholders’ meeting or how to submit your proxy, or if you need additional copies of this document or a proxy card you should contact:

Jerry C. Lyon

President and Chief Operating Officer

Community 1st Bank

707 N. Post Street

Post Falls, Idaho 83854

(208) 457-9610

SUMMARY

This summary highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents attached to or incorporated by reference into this document.

The Companies

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

(406) 255-5304

First Interstate, a Montana corporation, is a bank holding company headquartered in Billings, Montana. It is the parent company of First Interstate Bank, a Montana-chartered bank. First Interstate Bank is a community bank operating over 140 banking offices, including online and mobile banking services, throughout Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. First Interstate Class A common stock is listed on the Nasdaq Global Select Market under the symbol “FIBK.” At September 30, 2018, First Interstate had total assets of $13.35 billion, total deposits of $10.85 billion and shareholders’ equity of $1.65 billion.

Community 1st Bank

707 N. Post Street

Post Falls, Idaho 83854

(208) 457-9610

CMYF is an Idaho-chartered bank headquartered in Post Falls, Idaho. Established in 2007, CMYF was the first chartered community bank in Post Falls, Idaho in over 104 years. CMYF serves customers throughout North Idaho with three full-service branch locations in Post Falls and Coeur d’Alene. At September 30, 2018, CMYF had total assets of $133.1 million, total deposits of $118.7 million and shareholders’ equity of $13.8 million.

Pending Acquisition of Idaho Independent Bank

On October 11, 2018, First Interstate and First Interstate Bank also entered into an agreement to acquire IIBK. Pursuant to the IIBK merger agreement, IIBK will merge with and into First Interstate Bank, with First Interstate Bank as the surviving entity. The IIBK Merger was approved by the boards of directors of each of First Interstate, First Interstate Bank and IIBK and is expected to close in the first half of 2019. Completion of the IIBK Merger is subject to customary closing conditions, including receipt of required regulatory approvals and approval of IIBK’s shareholders. The completion of the CMYF merger is not conditioned upon or subject to the completion of the IIBK Merger. Under the terms of the IIBK merger agreement, holders of IIBK common stock will receive 0.50 shares of First Interstate Class A common stock for each share of IIBK common stock, which equates to an aggregate transaction value of approximately $180.5 million as of the date of the IIBK merger agreement.

At September 30, 2018, IIBK had total assets of $742.2 million, total deposits of $626.6 million and shareholders’ equity of $72.5 million.

For additional information on the IIBK Merger, including certain pro forma financial information, see “Unaudited Comparative Pro Forma Per Share Data.”

Background of the Merger (page 27)

Increased legislative and regulatory scrutiny of the financial services industry in recent years, as well as the ongoing consolidation in the financial services industry, have affected financial institutions generally and CMYF, in particular. As part of its ongoing consideration and evaluation of CMYF’s long-term prospects and strategies, CMYF’s board of directors and management have been carefully considering all options to grow CMYF in an effort to remain competitive.

After considering CMYF’s options and a number of factors including the competitive and economic environment, the board of directors determined that an acquisition by First Interstate and First Interstate Bank was CMYF’s best option to realize reasonable value for CMYF’s shareholders in the current banking market.

For more information about the background of the merger we recommend you read the section of this document entitled “Description of the Merger—Background of the Merger.”

CMYF’s Reasons for the Merger and Recommendation of the Board of Directors (page 30)

In evaluating whether to adopt the merger agreement, the CMYF board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, CMYF’s shareholders. In making this determination, CMYF’s directors consulted with CMYF’s management and its financial and legal advisors, and considered a number of factors.

These factors are discussed under the heading “Description of the Merger—CMYF’s Reasons for the Merger and Recommendation of the Board of Directors.” After reviewing such factors, the CMYF board of directors unanimously determined that the merger and the transactions contemplated thereby are fair to, and in the best interests of, CMYF’s shareholders and unanimously recommended and continues to recommend that CMYF’s shareholders vote “FOR” the merger agreement at the CMYF special meeting.

In addition, the CMYF board of directors unanimously recommends that CMYF shareholders vote “FOR” the CMYF adjournment proposal.

Special Meeting of CMYF Shareholders; Required Vote (page 24)

The CMYF special meeting is scheduled to be held at 707 N. Post Street, Post Falls, Idaho 83854, at 5:30 p.m., local time, on March 27, 2019. At the CMYF special meeting, CMYF shareholders will be asked to vote on a proposal to approve the merger agreement by and among CMYF, First Interstate and First Interstate Bank. CMYF shareholders may also be asked to approve the CMYF adjournment proposal.

Only CMYF shareholders of record as of the close of business on January 28, 2019 are entitled to notice of, and to vote at, the CMYF special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of CMYF common stock entitled to vote. Approval of the CMYF adjournment proposal requires the affirmative vote of a majority of the votes cast by the CMYF shareholders at the CMYF special meeting. As of January 28, 2019, the record date for the CMYF special meeting, there were [●] shares of CMYF common stock outstanding and entitled to vote. The directors and executive officers of CMYF, as a group, beneficially owned [●] shares of CMYF common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately [●]% of the outstanding shares of CMYF common stock as of the record date.

Each of the directors and executive officers of CMYF, solely in their individual capacity as a CMYF shareholder, have entered into a separate voting agreement with First Interstate and First Interstate Bank, pursuant to which each such CMYF director or executive officer has agreed to vote in favor of the merger agreement.

The Merger and the Merger Agreement (page 27)

The merger of CMYF with and into First Interstate Bank is governed by the merger agreement. The merger agreement provides that if all of the conditions are satisfied or waived, CMYF will be merged with and into First Interstate Bank, with First Interstate Bank as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this document.

What CMYF Shareholders Will Receive in the Merger (page 27)

If the merger is completed, CMYF shareholders will receive 0.3784 shares (such number being referred to as the “exchange ratio”) of First Interstate Class A common stock for each share of CMYF common stock held immediately before the merger. First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. First Interstate will pay to each former CMYF shareholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of First Interstate Class A common stock for the 20 consecutive trading days ending on and including the fifth day preceding the closing date of the merger by the fraction of a share (rounded to the nearest cent) of First Interstate Class A common stock that such shareholder would otherwise be entitled to receive.

Based on First Interstate’s closing price of $44.62 on October 11, 2018, which was the last trading date preceding the public announcement of the proposed merger, each share of CMYF common stock exchanged for 0.3784 shares of First Interstate Class A common stock would have a value of $16.88. Based on the deemed value per share to CMYF shareholders and assuming an aggregate of 1,209,591 shares of CMYF common stock outstanding and 90,802 stock options outstanding with a weighted exercise price of $10.07 the aggregate merger consideration to holders of CMYF common stock was approximately $21.0 million on October 11, 2018. Based on First Interstate’s closing price of $37.90 on January 14, 2019, which is the most recent practicable trading day before the printing of this document, each share of CMYF common stock exchanged for 0.3784 shares of First Interstate Class A common stock would have a value of $14.34. The common stock of First Interstate trades on the Nasdaq Global Select Market under the symbol “FIBK.” The common stock of CMYF trades on the OTC Market’s Pink Market Place under the symbol “CMYF.” The market price of both First Interstate Class A common stock and CMYF common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for First Interstate Class A common stock and CMYF common stock.

Market Price and Share Information (page 80)

The following table shows the closing price per share of First Interstate Class A common stock, the closing price per share of CMYF common stock and the equivalent price per share of CMYF common stock, giving effect to the merger, on October 11, 2018, which is the last day on which shares of each of First Interstate Class A common stock and CMYF common stock traded preceding the public announcement of the proposed merger, and on January 14, 2019, the most recent practicable date before the mailing of this document. The implied value of one share of CMYF common stock is computed by multiplying the price of a share of First Interstate Class A common stock by the 0.3784 exchange ratio. See “Description of the Merger—Consideration to be Received in the Merger.”

	First Interstate Common Stock	CMYF Common Stock	Implied Value of One Share of CMYF Common Stock
October 11, 2018	$44.62	$14.55	$16.88
January 14, 2019	37.90	14.25	14.34

Treatment of CMYF Stock Options (page 48)

At the effective time of the merger, each option to purchase shares of CMYF common stock outstanding and unexercised immediately before the effective time of the merger, whether or not vested, will be cancelled and, upon First Interstate’s receipt of an option surrender agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of CMYF common stock subject to the stock option multiplied by (2) the amount by which the merger consideration exceeds the exercise price of such option, less applicable withholding taxes. For purposes of this calculation, the merger consideration is the product of the exchange ratio times the average closing sales price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before the closing date of the merger.

D.A. Davidson’s Opinion to Community 1st Bank’s Board of Directors (page 32)

On October 11, 2018, the CMYF board of directors received an opinion from its financial advisor, D.A. Davidson & Co. (which we refer to as “D.A. Davidson”), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CMYF common stock. Subsequent changes in the operations and prospects of CMYF or First Interstate, general market and economic conditions and other factors that may be beyond the control of CMYF or First Interstate may significantly alter the value of CMYF or First Interstate or the prices of CMYF common stock or First Interstate Class A common stock by the time the merger is completed. Because CMYF does not anticipate asking D.A. Davidson to update its opinion, the opinion will not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion.

D.A. Davidson’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CMYF board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of CMYF common stock. It did not address, among other things as set forth in D.A. Davidson’s opinion, the underlying business decision of the CMYF board of directors to engage in the merger or enter into the merger agreement or constitute a recommendation to the CMYF board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CMYF common stock as to how to vote in connection with the merger or any other matter.

For a description of the opinion that the CMYF board of directors received from D.A. Davidson, please refer to the section entitled “Description of the Merger—D.A. Davidson’s Opinion to CMYF’s Board of Directors.”

Interests of Certain Persons in the Merger that are Different from Yours (page 53)

In considering the information contained in this document, you should be aware that CMYF’s executive officers and directors have plans that give them financial interests in the merger that are different from, or in addition to, the interests of CMYF shareholders generally. The CMYF board of directors was aware of these interests at the time it approved the merger agreement. These interests include, among other things:

•	accelerated vesting and payment of all outstanding CMYF stock options; and

•	the rights of CMYF officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

CMYF Shareholders Dissenters’ Rights (page 67)

Under Idaho law, CMYF shareholders have the right to dissent from the merger and receive cash for the fair value of their shares of CMYF common stock. A shareholder electing to dissent must strictly comply with all the procedures required by Idaho law. These procedures are described later in this document, and a copy of the relevant statutory provisions is attached as Annex B. For more information on dissenters’ rights, see “Description of the Merger—Dissenters’ Rights of Appraisal.”

Regulatory Matters Relating to the Merger (page 52)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Board of Governors of the Federal Reserve System, which we refer to in this document as the “Federal Reserve Board,” the Montana Division of Banking and Financial Institutions, which we refer to in this document as the “Montana Division,” and the Idaho Department of Finance, which we refer to in this document as the “Idaho Department.” First Interstate has received approvals from the Federal Reserve Board, the Montana Division and the Idaho Department of Finance.

Conditions to Completing the Merger (page 55)

The completion of the merger is subject to the fulfillment of a number of customary closing conditions, including:

•	approval of the merger agreement by CMYF shareholders;

•	receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•	the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or that makes completion of the merger illegal;

•

receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on First Interstate or First Interstate Bank;

•	effectiveness of the registration statement of which this document is a part;

•	authorization for listing on the Nasdaq Stock Market of the shares of First Interstate Class A common stock to be issued in the merger;

•

receipt by each of First Interstate and CMYF of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	subject to the materiality standards provided in the merger agreement, the continued accuracy of the representations and warranties of First Interstate and CMYF in the merger agreement;

•	performance in all material respects by each of First Interstate and CMYF of its respective obligations under the merger agreement, unless waived by the other party;

•	the absence of any material adverse effect with respect to First Interstate or First Interstate Bank, on the one hand, or CMYF, on the other hand, since the date of the merger agreement;

•	none of the regulatory approvals containing any materially burdensome conditions; and

•	not more than 10% of the outstanding shares of CMYF common stock have exercised dissenters’ rights.

Terminating the Merger Agreement (page 65)

The merger agreement may be terminated by mutual written consent of First Interstate and CMYF at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either First Interstate or CMYF may terminate the merger agreement if, among other things, any of the following occur:

•

CMYF shareholders do not approve the merger agreement at the CMYF special meeting (in the case of CMYF terminating, only if CMYF has complied with certain obligations, including calling the CMYF special meeting and recommending that the CMYF shareholders approve the merger);

•

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the merger agreement;

•

the merger has not been consummated by July 31, 2019, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement; or

•

there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days after the giving of written notice to such party of such breach.

First Interstate may also terminate the merger agreement if CMYF breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to CMYF’s shareholders or if the CMYF board of directors does not publicly recommend in this document that CMYF shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Interstate.

CMYF may also terminate the merger agreement:

•

before adoption and approval of the merger agreement by its shareholders, to enter into an agreement with respect to a superior proposal to be acquired by a third party, but only if CMYF’s board of directors has determined in good faith based on the advice of legal counsel that failure to take such action would reasonably be expected to cause the CMYF board of directors to violate its fiduciary duties and CMYF has not breached its obligations regarding the solicitation of other acquisition proposals; and

•	within the five-day period commencing with the fifth day before the closing date of the merger (which we refer to as the “determination date”), if both of the following conditions have been satisfied:

○

the average daily closing sale prices of a share of First Interstate Class A common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days ending on and including the determination date is less than $36.54 (80% of the closing sale price of First Interstate Class A common stock on the third trading date before the date of the first public announcement of the merger agreement); and

○	First Interstate Class A common stock underperforms the KBW Regional Banking Index by more than 20% during the same period.

However, if CMYF chooses to exercise this termination right, First Interstate has the option, within five days of receipt of notice from CMYF, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (page 66)

Under certain circumstances described in the merger agreement in connection with the termination of the merger agreement, including circumstances involving alternative acquisition proposals with respect to CMYF and changes in the recommendation of the CMYF board of directors to its shareholders, CMYF will owe First Interstate an $808,624 termination fee. See “Description of the Merger—Termination Fee” for a description of the circumstances under which the termination fee is payable. The termination fee could discourage other companies from seeking to acquire CMYF.

Accounting Treatment of the Merger (page 49)

The merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Shareholders (page 73)

When the merger is completed, CMYF shareholders will receive shares of First Interstate Class A common stock and become First Interstate shareholders with their rights governed by Montana law and by First Interstate’s amended and restated articles of incorporation and bylaws. The rights of CMYF shareholders will change as a result of the merger due to differences in First Interstate’s and CMYF’s governing documents. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of CMYF shareholders and First Interstate shareholders.

Material U.S. Federal Income Tax Consequences of the Merger (page 49)

The merger is intended to qualify for U.S federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, U.S. holders of CMYF common stock generally will not recognize any gain or loss on the exchange of shares of CMYF common stock for shares of First Interstate Class A common stock. However, a U.S. holder of CMYF common stock generally will recognize gain or loss with respect to cash received instead of a fractional share of First Interstate Class A common stock that a U.S. holder would otherwise be entitled to receive.

This tax treatment may not apply to all CMYF shareholders. Determining the actual tax consequences of the merger to you can be complicated and will depend on your particular circumstances. CMYF shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to CMYF shareholders in greater detail, please see the section “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Risk Factors (page 13)

You should consider all the information contained in or incorporated by reference into this document in deciding how to vote for the proposals presented in the document. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS

In deciding how to vote, you should consider carefully all of the information included in this document and its annexes, all of the information incorporated by reference into the document and the risk factors identified by First Interstate with respect to First Interstate’s operations included in its filings with the SEC, including First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information.” In addition, you should consider the following risk factors.

Risks Related to the Merger

Because the price of First Interstate Class A common stock will fluctuate, CMYF shareholders cannot be certain of the market value of the merger consideration.

Upon the completion of the merger, each share of CMYF common stock outstanding immediately before the completion of the merger will be converted into the right to receive 0.3784 shares of First Interstate Class A common stock. The market value of the merger consideration may vary from the closing price of First Interstate Class A common stock on the date the execution of the merger agreement was announced, on the date that this document was mailed to CMYF shareholders, on the date of the CMYF special meeting and on the date the merger is completed. The market price of First Interstate Class A common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in First Interstate’s business, operations and prospects, and regulatory considerations. Therefore, at the time of the CMYF special meeting, CMYF shareholders will not know or be able to calculate the market value of the First Interstate Class A common stock they will receive upon completion of the merger. For example, based on the range of closing prices of First Interstate Class A common stock during the period from October 11, 2018, the last trading day before public announcement of the merger, through January 14, 2019, the last practicable date before the date of this document, the merger consideration represented a market value ranging from a low of $13.10 to a high of $16.88 for each share of CMYF common stock. You should obtain current market quotations for shares of First Interstate Class A common stock and CMYF common stock. See “Market Price and Dividend Information” on page 80 for ranges of historic market prices of First Interstate Class A common stock and CMYF common stock.

The price of First Interstate Class A common stock might decrease after the merger.

Upon completion of the merger, holders of CMYF common stock will become shareholders of First Interstate. First Interstate Class A common stock could decline in value after the merger. For example, during the twelve-month period ending on January 14, 2019 (the most recent practicable date before the printing of this document), the closing price of First Interstate Class A common stock varied from a low of $35.03 to a high of $46.95 and ended that period at $37.90. The market value of First Interstate Class A common stock fluctuates based upon general market conditions, First Interstate’s business, operations and prospects and other factors. Further, the market price of First Interstate Class A common stock after the merger may be affected by factors different from those currently affecting the common stock of First Interstate or CMYF. The businesses of CMYF and First Interstate Bank differ and, accordingly, the results of operations of the combined company and the market price of First Interstate’s shares of common stock following the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of CMYF and First Interstate. For a discussion of the business of First Interstate, First Interstate Bank and of certain factors to consider in connection with First Interstate’s business, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 82.

CMYF, First Interstate Bank and First Interstate will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effects of the merger on employees and customers may have an adverse effect on CMYF, First Interstate Bank or First Interstate. These uncertainties may impair CMYF’s, First Interstate Bank’s or First Interstate’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that interact with CMYF, First Interstate Bank or First Interstate to seek to change existing business relationships with CMYF, First Interstate Bank or First Interstate. Retention of certain employees by CMYF, First Interstate Bank or First Interstate may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with CMYF or First Interstate, CMYF’s business or First Interstate’s business could be harmed. In addition, subject to certain exceptions, CMYF has agreed to operate its business in the ordinary course before closing, which may prevent it from pursuing certain growth opportunities. See “Description of the Merger—Conduct of Business Before the Merger” for a description of the restrictive covenants applicable to CMYF, First Interstate and First Interstate Bank.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of First Interstate, First Interstate Bank and CMYF.

There can be no assurance that the merger will be completed. If the merger is not completed, the ongoing businesses of First Interstate. First Interstate Bank and CMYF may be adversely affected and First Interstate, First Interstate Bank and CMYF will be subject to a number of risks, including the following:

•

First Interstate and CMYF will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•

under the merger agreement, First Interstate, First Interstate Bank and CMYF are subject to certain restrictions on the conduct of their respective businesses before completing the merger, which may adversely affect their ability to execute certain of its business strategies if the merger is terminated; and

•

matters relating to the merger may require substantial commitments of time and resources by First Interstate, First Interstate Bank and CMYF management, which could otherwise have been devoted to other opportunities that may have been beneficial to First Interstate, First Interstate Bank and CMYF as independent companies.

In addition, if the merger is not completed, First Interstate, First Interstate Bank and/or CMYF may experience negative reactions from the financial markets and from their respective customers and employees. First Interstate, First Interstate Bank and/or CMYF also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by First Interstate and First Interstate Bank on the one hand, or CMYF on the other hand, against the other seeking damages or to compel the other to perform its obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of First Interstate, First Interstate Bank and CMYF.

First Interstate and First Interstate Bank may be unable to successfully integrate CMYF’s operations or retain CMYF’s employees, which could adversely affect the combined company.

The merger involves the integration of two banks that have previously operated independently. The difficulties of combining the operations of the two banks include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two banks will substantially benefit from the experience and expertise of certain key employees of CMYF who are expected to be retained by First Interstate Bank. First Interstate Bank may not be successful in retaining these employees for the time period necessary to successfully integrate CMYF’s operations with those of First Interstate Bank. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of First Interstate Bank following the merger.

Additionally, First Interstate and First Interstate Bank may not be able to successfully achieve the level of cost savings, revenue enhancements and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of CMYF to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. These matters could have an adverse effect on First Interstate’s business, results of operation and stock price.

First Interstate and First Interstate Bank are also acquiring IIBK in the IIBK Merger and the conditions to completing that merger may result in delays in completing the CMYF merger, or make it more difficult or time consuming than expected.

First Interstate and First Interstate Bank announced the proposed acquisition of IIBK in the IIBK Merger on the same date as the CMYF merger. The IIBK Merger is subject to customary closing conditions, including receipt of regulatory approvals for the IIBK Merger, as well as the approval of the shareholders of IIBK. The preparation and filing of regulatory applications, and a separate prospectus/proxy statement, as well as planning the integration of CMYF at the same time as obtaining the regulatory approvals and planning the integration of CMYF is time consuming and could divert management attention and resources away from the CMYF merger. It is possible that because of the complexities involved in acquiring two financial institutions simultaneously, First Interstate and First Interstate Bank could experience delays in regulatory approval. This could result in the merger process taking longer than anticipated, which could be costly to First Interstate, First Interstate Bank and CMYF, disrupt First Interstate’s or CMYF’s ongoing businesses relationships with their respective clients, customers, depositors and employees or result in a failure to achieve the anticipated benefits of the CMYF merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire CMYF.

Until the completion of the merger, with some exceptions, CMYF is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transactions, with any person other than First Interstate and First Interstate Bank. In addition, CMYF has agreed to pay an $808,624 termination fee to First Interstate in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring CMYF from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to CMYF’s shareholders than First Interstate has offered in the merger. The payment of the termination fee would also have a material adverse effect on CMYF’s financial condition and results of operations.

Certain of CMYF’s directors and officers have interests that are different from, or in addition to, interests of CMYF shareholders generally.

Certain executive officers and directors of CMYF have interests in the merger that are different from, or in addition to, the interests of CMYF shareholders generally. These include: (1) a cash payment in connection with the termination of all outstanding CMYF stock options; and (2) provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of CMYF for events occurring before the merger. For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 53.

Both First Interstate and CMYF shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

First Interstate shareholders and CMYF shareholders each currently have the right to vote in the election of their respective board of directors and on various other matters affecting their respective company. Upon the completion of the merger, CMYF’s shareholders will become shareholders of First Interstate with a percentage ownership of the combined organization that is substantially smaller than such shareholders’ percentage ownership of CMYF. Following completion of the merger, CMYF shareholders will own approximately 10.2% of the outstanding shares of First Interstate Class A common stock and 6.7% of the aggregate outstanding shares of the First Interstate common stock, which equates to 2.8% of the voting power of First Interstate common stock. Additionally, upon the completion of the IIBK Merger, CMYF’s shareholders percentage ownership of First Interstate will further decrease.

The reduced voting power of CMYF shareholders is further effected by the two classes of common stock that First Interstate maintains. First Interstate Class B common stock is entitled to five votes per share, while shares of First Interstate Class A common stock, which is what will be issued to CMYF shareholders, are entitled to one vote per share. As of January 14, 2019, members of the Scott family held 21,285,014 shares of First Interstate Class B common stock and, therefore, controlled in excess of 71% of the voting power of First Interstate’s outstanding common stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over First Interstate’s management and affairs and over matters requiring shareholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of First Interstate’s assets and any other significant transaction. This concentrated control will limit CMYF shareholders’ future ability to influence corporate matters, and the interests of the Scott family may not always coincide with First Interstate’s interests or your interests.

The fairness opinion to the board of directors CMYF rendered on the date of the signing of the merger agreement does not reflect any changes in circumstances after the date of such fairness opinions.

D.A. Davidson delivered to the board of directors of CMYF its opinion on October 11, 2018. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of First Interstate or CMYF, changes in general market and economic conditions or regulatory or other factors that may materially alter or affect the value of First Interstate Class A common stock or CMYF common stock. The opinion speaks only as of the date on which it was rendered and not as of the date of this document or any other date.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “Description of the Merger—Conditions to Completing the Merger” beginning on page 55. There can be no assurance that First Interstate, First Interstate Bank and CMYF will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

First Interstate and CMYF can agree at any time to terminate the merger agreement, even if CMYF shareholders have already voted to approve the merger agreement. First Interstate and CMYF can also terminate the merger agreement under other specified circumstances.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, First Interstate, First Interstate Bank and CMYF must obtain approvals from the Federal Reserve Board, the Montana Division and the Idaho Department, which approvals have been received. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

The shares of First Interstate Class A common stock to be received by CMYF shareholders as a result of the merger will have different rights from the shares of CMYF common stock.

Upon completion of the merger, CMYF shareholders will become First Interstate shareholders. Their rights as shareholders Class A common stock will be governed by Montana corporate law and the amended and restated articles of incorporation and bylaws of First Interstate. The rights associated with CMYF common stock are governed by Idaho law and the articles of incorporation and bylaws of CMYF and are different from the rights associated with First Interstate Class A common stock. See the section of this document entitled “Comparison of Rights of Shareholders” beginning on page 73 for a discussion of the different rights associated with First Interstate Class A common stock.

Goodwill incurred in the merger may negatively affect First Interstate’s financial condition.

To the extent that the merger consideration, consisting of shares of First Interstate Class A common stock to be issued in the merger, cash paid for fractional shares and cash paid to terminate CMYF options, exceeds the fair value of the net assets acquired in the merger, including identifiable intangibles of CMYF, that amount will be reported as goodwill by First Interstate. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect First Interstate’s financial condition.

Risks Relating to First Interstate’s Business

You should read and consider risk factors specific to First Interstate’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Interstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 82 of this document for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving First Interstate’s or CMYF’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results of First Interstate, CMYF or the combined entity following the merger, the combined entity’s plans, objectives, expectations and intentions, cost savings and/or revenue enhancements to be achieved in the merger, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on First Interstate’s and CMYF’s current expectations and projections about future events. There are important factors that could cause First Interstate’s and CMYF’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 13.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time. In addition to factors previously disclosed in First Interstate’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	the inability to close the merger in a timely manner, in particular due to First Interstate’s and First Interstate Bank’s efforts to simultaneously acquire IIBK;

•	the failure of CMYF shareholders to approve the merger agreement;

•	the failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with CMYF on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the merger;

•	difficulties and delays in integrating the First Interstate and CMYF businesses or fully realizing cost savings and other benefits;

•	First Interstate’s potential exposure to unknown or contingent liabilities of CMYF;

•	the challenges of integrating, retaining, and hiring key personnel;

•	the failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in First Interstate’s stock price before closing;

•

operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which First Interstate and CMYF are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•

changes in interest rates, which may affect First Interstate’s or CMYF’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of First Interstate’s or CMYF’s assets, including its investment securities;

•	changes to the federal tax code;

•	the imposition of tariffs or other domestic or international governmental policies impacting the value of the agricultural or other products of the borrowers of First Interstate or CMYF;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in First Interstate’s credit ratings or in First Interstate’s ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting First Interstate’s or CMYF’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond First Interstate’s or CMYF’s control.

Annualized, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

For any forward-looking statements made in this document or in any documents incorporated by reference into this document, First Interstate and CMYF claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, neither First Interstate nor CMYF undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to First Interstate, CMYF, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following tables present selected historical financial information for First Interstate and for CMYF at and for the dates indicated. The following information is only a summary and not necessarily indicative of the results of future operations of First Interstate, CMYF or the combined company. The summary financial information for First Interstate is derived from prior filings made with the SEC, which are incorporated by reference into this document. The financial information for First Interstate at December 31, 2017 and 2016 and for the three years ended December 31, 2017 should be read in connection with the audited consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2017. The financial information for First Interstate for the nine months ended September 30, 2018 and 2017 should be read in connection with the unaudited financial statements and notes thereto included in its Quarterly Report on Form 10-Q for the period ended September 30, 2018. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the operating results for the year ending December 31, 2018 or for any other period. See “Where You Can Find More Information” on page 82.

Selected Consolidated Historical Financial Data of First Interstate

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$13,355,799	$12,206,473	$12,213,255	$9,063,895	$8,728,196	$8,609,936	$7,564,651
Cash and cash equivalents	965,049	882,834	758,986	782,023	780,457	798,670	534,827
Investment securities	2,576,634	2,617,682	2,693,206	2,124,468	2,057,505	2,287,110	2,151,543
Net loans	8,444,328	7,477,544	7,542,208	5,402,330	5,169,379	4,823,243	4,259,514
Securities sold under repurchase agreements	635,884	635,289	642,961	537,556	510,635	502,250	457,437
Deposits	10,845,561	9,933,467	9,934,871	7,376,110	7,088,937	7,006,212	6,133,750
Long-term debt	22,432	28,039	13,126	27,970	27,885	38,067	36,917
Subordinated debentures	86,865	82,477	82,477	82,477	82,477	82,477	82,477
Total shareholders’ equity	1,654,432	1,419,410	1,427,616	982,593	950,493	908,924	801,581
OPERATING DATA
Net interest income	$313,607	$249,007	$349,843	$279,765	$264,363	$248,461	$236,967
Provision (credit) for loan losses	7,037	7,528	11,053	9,991	6,822	(6,622)	(6,125)
Non-interest income	109,109	104,561	141,753	136,496	121,515	111,835	113,024
Non-interest expense	261,463	238,748	323,821	261,011	248,599	236,435	220,724
Income tax expense	34,378	35,039	50,201	49,623	43,662	45,214	46,566
Net income	119,838	72.253	106,521	95,636	86,795	84,401	86,136
COMMON SHARE DATA
Basic earnings per share	$2.10	$1.46	$2.07	$2.15	$1.92	$1.89	$1.98
Diluted earnings per share	2.09	1.45	2.05	2.13	1.90	1.87	1.96
Dividends per share	0.84	0.72	0.96	0.88	0.80	0.64	0.41
Book value per share (1)	27.30	25.14	25.28	21.87	20.92	19.85	18.15
Outstanding shares (basic)	56,951,029	49,514,818	51,429,366	44,511,774	45,184,091	44,615,060	43,566,681
Outstanding shares (diluted)	57,330,027	50,000,882	51,903,209	44,910,396	45,646,418	45,210,561	44,044,602

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
KEY OPERATING RATIOS
Return on average assets	1.30%	0.93%	0.98%	1.10%	1.02%	1.06%	1.16%
Return on average common equity	10.79	8.18	8.57	9.93	9.37	9.86	11.05
Interest rate spread	3.70	3.51	3.54	3.50	3.39	3.41	3.44
Net interest margin (2)	3.84	3.61	3.64	3.57	3.46	3.49	3.54
Average shareholders’ equity to average assets	12.02	11.36	11.45	11.04	10.87	10.77	10.49
Dividend payout ratio (3)	39.93	49.31	46.38	40.93	41.65	33.83	20.71
Efficiency ratio (4)	60.58	66.52	64.77	61.88	63.55	65.24	63.43
Allowance for loan losses to total loans	0.86	0.99	0.95	1.39	1.46	1.52	1.96
Non-performing loans to total loans (5)	0.78	1.06	0.95	1.40	1.37	1.32	2.22
Non-performing assets to total assets (6)	0.63	0.74	0.68	0.96	0.90	0.91	1.48
Allowance for loan losses to non-performing loans	110.84	93.02	99.40	99.52	106.71	114.58	88.28
Net charge-offs to average loans	0.09	0.19	0.23	0.20	0.08	0.10	0.21
CAPITAL RATIOS
Total risk-based capital ratio	12.76	12.76	12.76	15.13	15.36	16.15	16.75
Tier 1 risk-based capital ratio	12.01	11.90	11.93	13.89	13.99	14.52	14.93
Leverage ratio	9.73	8.71	8.86	10.11	10.12	9.61	10.08
Common equity tier 1 risk-based	11.15	11.02	11.04	12.65	12.69	13.08	13.31

(1)	Book value equals common shareholders’ equity per share.
(2)	Net interest margin is presented on a fully taxable equivalent basis.
(3)	Dividend payout ratio represents dividends per common share divided by basic earnings per common share.
(4)	Efficiency ratio represents non-interest expense less amortization of intangible assets, divided by the aggregate of net interest income and non-interest income.
(5)	Non-performing loans include non-accrual loans and loans past due 90 days or more and still accruing interest.
(6)	Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned.

Selected Historical Financial Data of CMYF

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$133,111	$123,872	$123,123	$103,437	$96,762	$93,697	$85,681
Cash and cash equivalents	36,343	27,485	29,267	18,727	17,593	23,305	21,311
Investment securities	15,523	15,918	15,730	16,413	14,013	11,746	10,355
Net loans	78,250	77,574	75,199	65,556	63,747	57,007	51,730
Deposits	118,707	110,681	109,716	91,526	85,415	82,954	75,699
Total shareholders’ equity	13,761	12,729	12,964	11,730	11,133	10,540	9,809
OPERATING DATA
Net interest income	$3,744	$3,182	$4,392	$3,786	$3,513	$3,071	$2,801
Provision for loan losses	147	99	151	87	33	31	124
Non-interest income	272	245	329	285	294	305	297
Non-interest expense	2,707	2,590	3,441	3,102	2,927	2,688	2,620
Income tax expense (benefit)	282	234	370	280	271	(156)	(121)
Net income	880	504	759	603	577	657	354
COMMON SHARE DATA
Basic earnings per share	$0.97	$0.57	$0.64	$0.52	$0.50	$0.57	$0.31
Diluted earnings per share	0.90	0.53	0.60	0.47	0.46	0.52	0.30
Dividends per share	—	—	—	—	—	—	—
Book value per share (1)	11.38	10.52	10.72	10.10	9.59	9.09	8.46
Outstanding shares (basic)	1,209,591	1,209,591	1,209,591	1,161,368	1,160,668	1,160,118	1,160,118
Outstanding shares (diluted)	1,300,393	1,228,345	1,250,920	1,289,017	1,275,803	1,275,881	1,182,719
KEY OPERATING RATIOS
Return on average assets	0.91%	0.58%	0.64%	0.58%	0.60%	0.73%	0.43%
Return on average common equity	8.80	5.55	6.18	5.25	5.33	6.46	3.66
Interest rate spread	3.82	3.72	3.74	3.65	3.62	3.35	3.36
Net interest margin	3.99	3.85	3.88	3.80	3.77	3.56	3.57
Average shareholders’ equity to average assets	10.36	10.61	10.59	11.09	11.34	11.33	11.82
Dividend payout ratio	—	—	—	—	—	—	—
Efficiency ratio (2)	66.89	74.15	71.58	74.58	75.19	82.88	87.07
Allowance for loan losses to total loans	1.49	1.25	1.36	1.33	1.74	1.88	2.03
Non-performing loans to total loans (3)	—	—	—	0.18	—	0.17	0.09
Non-performing assets to total assets (4)	—	—	—	—	0.13	0.20	0.93
Allowance for loan losses to non-performing loans	—	—	—	7.23	—	10.83	23.33
Net (recoveries) charge-offs to average loans	—	—	(0.01)	0.53	—	0.02	0.04
CAPITAL RATIOS
Total risk-based capital ratio	18.30	17.17	17.01	18.91	18.38	18.64	18.74
Tier 1 risk-based capital ratio	17.05	15.93	15.76	16.84	17.13	17.38	17.48
Leverage ratio	10.61	10.42	10.23	10.85	11.22	11.21	11.50
Common equity tier 1 risk-based	17.05	15.93	15.76	16.84	17.13	17.38	17.48

(1)	Book value equals common shareholders’ equity per share.
(2)	Efficiency ratio represents non-interest expense divided by the aggregate of net interest income and non-interest income.
(3)	Non-performing loans include non-accrual loans and loans past due 90 days or more and still accruing interest.
(4)	Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned

UNAUDITED COMPARATIVE PRO FORMA PER SHARE DATA

The following table shows information about First Interstate’s, CMYF’s and IIBK’s earnings per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the unaudited comparative pro forma information as of and for the periods shown, we assumed that First Interstate, CMYF and IIBK had been merged on the date indicated or at the beginning of the periods presented, as applicable.

The information listed as “per equivalent CMYF share” was obtained by multiplying the pro forma amounts by the exchange ratio of 0.3784. First Interstate anticipates that the combined company will derive financial benefits from the merger that include the opportunity to earn more revenue. The unaudited pro forma combined information, while helpful in illustrating the financial characteristics of First Interstate following the mergers under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined information also does not necessarily reflect what the historical results of First Interstate would have been had our companies been combined during this period.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference in this document.

	First Interstate Historical	CMYF Historical	First Interstate/ CMYF Pro Forma Combined (1)(2)	IIBK Historical	First Interstate/ CMYF/ IIBK Pro Forma Combined (1)(3)	Per Equivalent CMYF Share (4)
Book value per share:
At September 30, 2018	$27.30	$11.38	$27.29	$9.37	$27.98	$10.59
At December 31, 2017	25.28	11.25	22.81	8.78	26.09	9.87
Cash dividends declared per share:
Nine months ended September 30, 2018	0.84	0.00	0.84	0.00	0.84	0.32
Year ended December 31, 2017	0.96	0.00	0.96	0.00	0.96	0.36
Basic earnings per share:
Nine months ended September 30, 2018	2.10	0.73	2.20	0.30	2.06	0.78
Year ended December 31, 2017	2.07	0.63	2.07	0.40	1.98	0.75
Diluted earnings per share:
Nine months ended September 30, 2018	2.09	0.68	2.19	0.29	2.05	0.78
Year ended December 31, 2017	2.05	0.61	2.05	0.39	1.97	0.74

(1)	Pro forma dividends per share represent First Interstate’s historical dividends per share.
(2)

The pro forma combined book value per share of First Interstate common stock is based upon the pro forma combined common shareholders’ equity for First Interstate and CMYF divided by total pro forma common shares of the combined entities.

(3)

The pro forma combined book value per share of First Interstate common stock is based upon the pro forma combined common shareholders’ equity for First Interstate, CMYF and IIBK divided by total pro forma common shares of the combined entities.

(4)	Represents the pro forma combined information multiplied by the exchange ratio.

SPECIAL MEETING OF CMYF SHAREHOLDERS

This document is being provided to holders of CMYF common stock as CMYF’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the CMYF special meeting and at any adjournment or postponement of the CMYF special meeting. This document is also being provided to holders of CMYF common stock as First Interstate’s prospectus in connection with the issuance by First Interstate of its shares of Class  A common stock as consideration in the proposed merger.

Date, Time and Place of Meeting

The CMYF special meeting is scheduled to be held as follows:

Date: March 27, 2019

Time: 5:30 p.m., local time

Place: 707 N. Post Street, Post Falls, Idaho 83854

Purpose of the Meeting

At the CMYF special meeting, CMYF’s shareholders will be asked to:

•

Approve the merger agreement, pursuant to which CMYF will merge with and into First Interstate Bank, with First Interstate Bank surviving the merger, and each share of CMYF common stock outstanding immediately before the completion of the merger will be converted into the right to receive 0.3784 shares of First Interstate Class A common stock.

•	Approve the CMYF adjournment proposal.

Who Can Vote at the Meeting

You are entitled to vote if the records of CMYF showed that you held shares of CMYF common stock as of the close of business on January 28, 2019, which is the record date for the CMYF special meeting. As of the close of business on the record date, [●] shares of CMYF common stock were outstanding. Each share of CMYF common stock has one vote on each matter presented to shareholders. If your shares are held in “street name” by your broker, bank or other nominee and you wish to vote in person at the CMYF special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the CMYF special meeting.

Quorum; Vote Required

The CMYF special meeting will conduct business only if a majority of the outstanding shares of CMYF common stock is represented in person or by proxy at the meeting to constitute a quorum. If you submit valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.

Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of CMYF common stock. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

Approval of the CMYF adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Shares Held by CMYF Officers and Directors and by First Interstate

As of January 14, 2019, directors and executive officers of CMYF beneficially owned 496,034 shares of CMYF common stock. This equals 40.75% of the outstanding shares of CMYF common stock as of the January 14, 2019. Each of the directors and executive officers of CMYF, solely in their individual capacity as a CMYF shareholder, have entered into a separate voting agreement with First Interstate and First Interstate Bank to vote the 496,034 shares of CMYF common stock owned by them in favor of the merger agreement. As of the January 14, 2019, neither First Interstate nor any of its subsidiaries, directors or executive officers owned any shares of CMYF common stock.

Voting and Revocability of Proxies

You may vote in person at the CMYF special meeting or by proxy. To ensure your representation at the CMYF special meeting, CMYF recommends that you vote by proxy even if you plan to attend the CMYF special meeting. You can change your vote at the special meeting.

If you are a “shareholder of record,” you can vote your shares:

•	by completing and mailing the proxy card that is enclosed; or

•	by voting in person at the special meeting.

If you hold your stock in “street name” through a banker or broker, please refer to the specific instructions set forth on the proxy card.

CMYF shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet. If your shares are held in “street name” and you wish to vote in person at the CMYF special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the special meeting.

If you are a holder of record of CMYF common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of CMYF common stock and submit your proxy without specifying a voting instruction, your shares of CMYF common stock will be voted “FOR” the proposal to approve the merger agreement and “FOR” the CMYF adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

You may revoke your proxy at any time before it is voted at the special meeting by:

•	filing with the Corporate Secretary of CMYF a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.

Attendance at the CMYF special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Community 1st Bank

707 N. Post Street

Post Falls, Idaho 83854

Attention: William R. Basom, Corporate Secretary

Solicitation of Proxies

CMYF will pay for the solicitation of proxies from CMYF shareholders. Additionally, directors, officers and employees of CMYF may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. CMYF will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

CMYF PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT

At the CMYF special meeting, shareholders will consider and vote on a proposal to approve the merger agreement. Details about the merger agreement, including each party’s reasons for the merger, the effect of approval of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page 27 of this document.

CMYF’s board of directors unanimously recommends

that CMYF shareholders vote “FOR”

approval of the merger agreement.

CMYF PROPOSAL NO. 2

ADJOURNMENT OF THE CMYF SPECIAL MEETING

If there are insufficient proxies at the time of the CMYF special meeting to approve the merger agreement, CMYF shareholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit additional proxies. CMYF’s board of directors does not currently intend to propose adjournment at the CMYF special meeting if there are sufficient votes to approve the merger agreement (Proposal No. 1).

CMYF’s board of directors unanimously recommends

that CMYF shareholders vote “FOR”

approval of the CMYF adjournment proposal.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference into this document. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of CMYF with and into First Interstate Bank, with First Interstate Bank as the surviving entity.

Pending Acquisition of Idaho Independent Bank

On October 11, 2018, First Interstate and First Interstate Bank also entered into an agreement to acquire IIBK. Pursuant to the IIBK merger agreement, IIBK will merge with and into First Interstate Bank, with First Interstate Bank as the surviving entity. The IIBK Merger was approved by the boards of directors of each of First Interstate, First Interstate Bank and IIBK and is expected to close in the first half of 2019. Completion of the IIBK Merger is subject to customary closing conditions, including receipt of required regulatory approvals and approval of IIBK’s shareholders. The completion of the CMYF merger is not conditioned upon or subject to the completion of the IIBK Merger. Under the terms of the IIBK merger agreement, holders of IIBK common stock will receive 0.50 shares of First Interstate Class A common stock for each share of IIBK common stock, which equates to an aggregate transaction value of approximately $180.5 million as of the date of the IIBK merger agreement.

At September 30, 2018, IIBK had total assets of $742.2 million, total deposits of $626.6 million and shareholders’ equity of $72.5 million.

For additional information on the IIBK Merger, including certain pro forma financial information, see “Unaudited Comparative Pro Forma Per Share Data.”

Consideration to be Received in the Merger

When the merger becomes effective, each share of CMYF common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive 0.3784 shares of First Interstate Class A common stock, plus cash in lieu of any fractional share, without interest.

If First Interstate declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of First Interstate Class A common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide CMYF shareholders with the same economic effect as contemplated by the merger agreement before any of these events.

CMYF’s shareholders will not receive fractional shares of First Interstate Class A common stock. Instead, CMYF’s shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of First Interstate Class A common stock to which he, she or it is entitled multiplied by (2) the average closing sales price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before the closing date of the merger.

Background of the Merger

From time to time over the past several years, the board of directors of CMYF discussed and evaluated strategic alternatives to enhance shareholder value and achieve greater shareholder liquidity. During this period, CMYF’s board of directors has been focused on the challenges facing the community banking industry in general and, in some cases, CMYF specifically. Some of these challenges include the costs and burdens of the regulatory environment for community banks, the importance of scale to offset these costs, the competitive environment for loans and deposits and the desire for shareholder liquidity.

In October 2017, CMYF was approached by another community bank (“Party A”) that was interested in pursuing a potential merger with CMYF. CMYF and Party A had numerous discussions, but the verbal indication of pricing from Party A of approximately $12.60 per share in cash was determined to be too low by the CMYF board of directors on October 17, 2017.

At a meeting held on March 15, 2018, CMYF’s board of directors decided that it was in its shareholders’ best interest to engage D.A. Davidson as its financial advisor to assist the CMYF board of directors in reviewing and possibly pursuing its strategic alternatives. On March 19, 2018, CMYF engaged D.A. Davidson to evaluate the market landscape, identify potential merger partners and, if appropriate, assist the CMYF board of directors in pursuing and negotiating a transaction.

From March through April 2018, D.A. Davidson conducted due diligence on CMYF. D.A. Davidson contacted another community bank (“Party B”) that had expressed interest in CMYF at various points through the years about a possible merger. Party B was contacted due to its acquisition history, strong stock performance and ability to make a decision quickly on whether to pursue a merger or not. Party B and CMYF executed a mutual non-disclosure agreement without a “standstill” provision on March 22, 2018. Representatives from D.A. Davidson and CMYF’s Chief Executive Officer had an in-person meeting with the management team of Party B at Party B’s headquarters on May 2-3, 2018, which included material describing CMYF’s business and prospects. After several weeks of discussions, Party B elected not to pursue a potential transaction.

From May to late August 2018, D.A. Davidson contacted seven additional parties to determine if there was interest in a potential acquisition of CMYF and entered into confidentiality agreements without “standstill” provisions with four of those parties, including First Interstate.

D.A. Davidson made a presentation to the CMYF board of directors on June 19, 2018 to provide an update on the current market trends and discussions it had with potential partners to date.

CMYF held in-person meetings with three of the potential merger partners during the summer of 2018. The meetings consisted of management personnel from the three banks visiting CMYF and having meetings with CMYF’s Chief Executive Officer to discuss CMYF’s strategy, market opportunities and reasons for a possible sale.

In late August 2018, CMYF’s board of directors received two non-binding written letters of intent. CMYF’s board held a meeting on August 29, 2018 to review the letters of intent received from First Interstate and another party (“Party C”). The two letters of intent were discussed and compared to each other. The First Interstate letter of intent was for an all-stock transaction of 0.3874 shares of First Interstate Class A common stock for each share of CMYF common stock outstanding (with an implied value of $17.43 per share at such time). The letter of intent from Party C was for an all-cash transaction with an estimated value between $16.31 to $16.85 per CMYF common share, depending on CMYF’s future earnings and total transaction-related expenses. After discussion, it was determined to execute the letter of intent with First Interstate. On September 5, 2018, CMYF executed the First Interstate letter of intent dated August 31, 2018 and a separate exclusivity agreement with First Interstate.

On September 4, 2018, CMYF engaged the law firm of Breyer & Associates PC, which we refer to as Breyer & Associates, to be its legal counsel in connection with the proposed transaction.

During September and October 2018, CMYF set up an online data room containing due diligence materials, separately allowed First Interstate to conduct a loan file review and held several management meetings and conference calls with the executive officers of First Interstate. In September and October 2018, CMYF conducted reverse due diligence of First Interstate including information obtained from an online data room.

On September 20, 2018, First Interstate circulated to CMYF a draft of the merger agreement and on September 27, 2018 circulated the ancillary agreements to the merger agreement through its counsel Luse Gorman, PC, which we refer to as Luse Gorman. Negotiation of the merger agreement took place between late September and early October 2018.

On September 26, 2018, there was a telephonic conference with CMYF’s Chairman and Chief Executive Officer, D.A. Davidson and Breyer & Associates to discuss the draft of the merger agreement.

On September 28, 2018, Breyer & Associates provided merger agreement comments to Luse Gorman.

On October 1, 2018, Breyer & Associates received a revised merger agreement from Luse Gorman. Also, on October 1, 2018, CMYF management had a reverse diligence conference call with the management team of First Interstate and Piper Jaffray & Co., which we refer to as Piper.

On October 4, 2018, at a CMYF board of directors meeting attended by Breyer & Associates and representatives of D.A. Davidson, the final terms of the definitive merger agreement were reviewed and discussed.

On October 5, 2018, CMYF provided its disclosure schedule to First Interstate and on October 8, 2018, First Interstate provided its disclosure schedule to CMYF.

On October 11, 2018, the board of directors of CMYF, together with Breyer & Associates and representatives of D.A. Davidson, met to consider approval of the merger agreement. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered to the CMYF board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of CMYF. Among other matters considered, the board of directors of CMYF reviewed the specific terms of the merger agreement, the form and value of the consideration to be received by CMYF shareholders, current market conditions including comparable bank merger and acquisition transactions, and the implications of the merger to CMYF’s employees, customers, and communities. After due consideration of these and other matters, the board of directors of CMYF determined that the proposed merger and merger agreement are advisable and in the best interests of CMYF’s shareholders, unanimously approved the merger agreement, and authorized the executive officers of CMYF to execute the merger agreement and take all necessary and appropriate action to consummate the transaction contemplated by the merger agreement.

On October 10, 2018, First Interstate’s board of directors held a meeting at which representatives of First Interstate’s senior management were present and representatives from its financial advisor, Piper, and its legal counsel, Luse Gorman, were present via telephone. Representatives of Piper reviewed the financial aspects of the transaction and the financial analysis supporting its fairness opinion. After discussion among First Interstate’s board of directors and its advisors, representatives of Piper delivered its opinion, dated October 10, 2018, to First Interstate’s board of directors to the effect that, as of such date and based on and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid to the CMYF shareholders by First Interstate in the proposed merger was fair to First Interstate from a financial point of view. First Interstate’s board of directors was updated on the results of the completion of the legal and business due diligence review of CMYF. A representative of Luse Gorman reviewed in detail the terms of the merger agreement. After further discussion, First Interstate’s board of directors unanimously approved the merger agreement.

Later in the day on October 11, 2018, the parties executed the merger agreement and the parties to the ancillary agreements executed such agreements. On the afternoon of October 11, 2018, the parties issued a joint press release announcing the proposed transaction.

CMYF’s Reasons for the Merger and Recommendation of the Board of Directors

The CMYF board of directors believes the merger is in the best interests of CMYF and its shareholders. After careful consideration, the CMYF board of directors unanimously approved the merger agreement at a meeting held on October 11, 2018, and recommends that CMYF shareholders vote “FOR” approval of the merger agreement and “FOR” the CMYF adjournment proposal.

In reaching its determination to approve the merger agreement, the CMYF board of directors consulted with CMYF’s management and its financial and legal advisors, and considered a number of factors, including the following material factors:

•

its assessment, based in part on presentations by D.A. Davidson, CMYF’s financial advisor, and its management and the results of the due diligence investigation of First Interstate conducted by CMYF’s management and financial and legal advisors, of the business, financial performance, operations, capital level, asset quality, management, financial condition and competitive position of First Interstate Bank and stock performance of First Interstate on an historical and a prospective basis, and of the combined company on a pro forma basis including anticipated cost savings;

•	its knowledge of First Interstate Bank’s business, operations, financial condition, earnings, asset quality and prospects;

•

its belief that the merger will result in a stronger banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver enhanced value to CMYF’s shareholders as continuing shareholders of First Interstate as compared to continuing to operate as a stand-alone entity;

•

the information presented by D.A. Davidson to it with respect to the merger and the opinion of D.A. Davidson that, as of the date of that opinion, the exchange ratio was fair to the holders of CMYF common shares from a financial point of view (see “—D.A. Davidson’s Opinion to CMYF’s Board of Directors” on page 32);

•	the benefits to CMYF and its customers of operating as part of a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the opportunistic impact of the merger for employees and customers of CMYF;

•	the future employment opportunities for existing employees of CMYF;

•

the CMYF board of directors’ belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of CMYF and First Interstate Bank possess complementary skills and expertise;

•

the current and prospective economic and competitive environment facing the financial services industry generally, and CMYF in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as CMYF;

•

First Interstate Bank’s interest in expanding its business banking and commercial real estate businesses in CMYF’s market areas, and the complementary market areas, banking philosophy and community focus of both First Interstate Bank and CMYF;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•

the greater market capitalization and trading liquidity of First Interstate common stock if CMYF shareholders desire to sell the First Interstate common shares to be received by them following completion of the merger;

•	the expected social and economic impact of the merger on the constituencies served by CMYF, including its borrowers, customers, depositors, employees, suppliers and communities;

•	that First Interstate has paid cash dividends on its common shares;

•	its understanding that the merger will qualify as a “reorganization” under the Code, providing favorable tax consequences to CMYF’s shareholders in the merger;

•	its assessment, with the assistance of counsel, concerning the likelihood that all regulatory approvals required for the merger would be obtained; and

•

its review with CMYF’s independent legal advisor, Breyer & Associates PC, of the material terms of the merger agreement, including its ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to CMYF’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the payment by CMYF of a termination fee of $808,624 to First Interstate, which it concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

In the course of its deliberations regarding the merger, the CMYF board of directors also considered the following potential risks and uncertainties that the CMYF board of directors determined did not outweigh the benefits to CMYF and its shareholders expected to be generated by the merger:

•	the potential risk of diverting management attention and resources from the operation of CMYF’s business and towards the completion of the merger;

•

the restrictions on the conduct of CMYF’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent CMYF from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of CMYF absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CMYF’s business, operations and workforce with those of First Interstate Bank;

•	the transaction costs;

•

that the interests of certain of CMYF’s directors and executive officers may be different from, or in addition to, the interests of CMYF’s other shareholders as described under the heading “—Interests of Certain Persons in the Merger that are Different than Yours”;

•

that, while CMYF expects the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on CMYF’s business and customer relationships as a result of the pending merger;

•

that: (1) CMYF would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) CMYF would be obligated to pay to First Interstate a termination fee of $808,624 if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a business combination with CMYF from pursuing such a transaction; and

•	the other risks described under the section “Risk Factors.”

The above discussion of the information and factors considered by the CMYF board of directors is not intended to be exhaustive, but includes the material factors the board of directors considered. In reaching its determination to approve the merger agreement and recommend that CMYF’s shareholders vote in favor of the merger agreement, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The CMYF board of directors also did not undertake to make any specific determination as to whether any factor was decisive in reaching its ultimate determination. The CMYF board of directors instead based its recommendation on the totality of the information presented.

CMYF’s board of directors unanimously approved the merger agreement and recommends that CMYF’s shareholders vote “FOR” approval of the merger agreement and “FOR” approval of the CMYF adjournment proposal. CMYF shareholders should be aware that CMYF’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other CMYF shareholders. The CMYF board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the shareholders of CMYF approve the merger agreement. See “—Interests of Certain Persons in the Merger that are Different than Yours.”

This summary of the reasoning of the CMYF board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement About Forward-Looking Statements.”

D.A. Davidson’s Opinion to CMYF’s Board of Directors

On March 19, 2018, CMYF entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to CMYF. As part of its engagement, D.A. Davidson agreed to assist CMYF in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between CMYF and another financial institution. D.A. Davidson also agreed to provide CMYF’s board of directors with an opinion as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the holders of CMYF’s common stock. CMYF engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CMYF and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On October 11, 2018, the CMYF board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the CMYF board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CMYF’s common stock.

The full text of D.A. Davidson’s written opinion, dated October 11, 2018, is attached as Annex C to this proxy statement-prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. CMYF’s shareholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the CMYF board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the holders of CMYF’s common stock. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (1) the underlying business decision of CMYF to engage in the merger, (2) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by CMYF or CMYF’s board of directors, or (3) any legal, regulatory, accounting, tax or similar matters relating to CMYF, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the exchange ratio. CMYF and First Interstate determined the exchange ratio through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of CMYF’s or First Interstate’s officers, directors or employees, or any class of such persons, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement-prospectus is a part and consented to the inclusion of its opinion to the CMYF board of directors as Annex C to this proxy statement-prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.2 to the registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•	a draft of the merger agreement dated October 9, 2018;

•

certain financial statements and other historical financial and business information about First Interstate and CMYF made available to D.A. Davidson from published sources and/or from the internal records of First Interstate and CMYF that D.A. Davidson deemed relevant;

•

certain publicly available analyst earnings estimates for First Interstate for the years ending December 31, 2018 and December 31, 2019, as extrapolated for First Interstate for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by First Interstate management, in each case as discussed with and confirmed by senior management of CMYF and First Interstate;

•

financial projections for CMYF for the years ending December 31, 2018 and December 31, 2019 extrapolated for CMYF for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by CMYF management, in each case as discussed with and confirmed by senior management of CMYF;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

•	the relative contributions of CMYF and First Interstate to the combined company;

•	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the estimated transaction costs and cost savings; and

•

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson considered relevant including discussions with management and other representatives and advisors of CMYF and First Interstate concerning the business, financial condition, results of operations and prospects of CMYF and First Interstate.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson relied on the assurances of the managements of CMYF and First Interstate that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading. D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CMYF or First Interstate. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct any physical inspection of the properties or facilities of CMYF or First Interstate and has not been provided with any reports of such physical inspections.

D.A. Davidson assumed that there has been no material change in CMYF’s or First Interstate’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and other estimates (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the merger) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of CMYF that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of CMYF as to the future financial performance of CMYF and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based.

D.A. Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has D.A. Davidson assessed the adequacy of the allowance for loan losses of CMYF or First Interstate. D.A. Davidson has not reviewed any individual credit files relating to CMYF or First Interstate. D.A. Davidson assumed that the respective allowances for loan losses for both CMYF and First Interstate are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of CMYF’s or First Interstate’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of CMYF or First Interstate. D.A. Davidson did not make an independent evaluation of the quality of CMYF’s or First Interstate’s investment securities portfolio, nor has it we independently evaluated potential concentrations in the investment securities portfolio of CMYF or First Interstate.

D.A. Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson has assumed that all governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on the combined company or the contemplated benefits of the merger.

D.A. Davidson assumed in all respects material to its analysis that CMYF and First Interstate will remain as going concerns for all periods relevant to its analysis. D.A. Davidson’s opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to CMYF’s board of directors.

Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights that may distinguish such holders.

We also express no opinion as to the actual value of First Interstate Class A common stock when issued in the merger or the prices at which CMYF’s common stock or First Interstate’s Class A common stock will trade following announcement of the proposed merger or at any future time.

We have not evaluated the solvency or fair value of CMYF or First Interstate under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of CMYF or First Interstate. We are not expressing any opinion as to the impact of the merger on the solvency or viability of CMYF or First Interstate or the ability of CMYF or First Interstate to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of October 9, 2018, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for CMYF based on the Merger Consideration

D.A. Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, each outstanding share of common stock of CMYF will be converted into the right to receive 0.3784 shares of First Interstate Class A common stock, which we refer to as the “exchange ratio.” The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of First Interstate Class A common stock on October 9, 2018 of $45.99, the exchange ratio represented an implied value of $17.40 per share of CMYF common stock. Based upon financial information as of or for the twelve month period ended June 30, 2018 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios
	Per Share (1)	Aggregate (1)
Transaction Price / Q2 2018 Year-to-Date Net Income (Annualized)	19.6x	20.2x
Transaction Price / LTM Net Income	21.1x	21.8x
Transaction Price / 2018E Net Income (2)	18.5x	19.1x
Transaction Price / 2019E Net Income (2)	11.8x	12.2x
Transaction Price / Book Value	156.7%	161.6%
Transaction Price / Tangible Book Value	156.7%	161.6%
Tangible Book Premium / Core Deposits (3)	—	7.9%
Transaction Price / CMYF’s Closing Price as of 10/9/2018 (4)	20.0%

(1)	Variances in the per share and aggregate transaction ratios are due to the dilutive impact of options
(2)	Financial projections in 2018 and 2019 based on management budget, as discussed with and confirmed by CMYF management
(3)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits
(4)	Based on CMYF’s Closing Price as of October 9, 2018 of $14.50

Stock Price Performance of First Interstate and CMYF

D.A. Davidson reviewed the history of the reported trading prices and volume of CMYF common stock and First Interstate Class A common stock and certain stock indices, including the Russell 3000 and the KBW Nasdaq Regional Bank Index. D.A. Davidson compared the stock price performance of CMYF or First Interstate with the performance of the Russell 3000 and the KBW Nasdaq Regional Banking Index as follows:

One Year Stock Performance
	Beginning Index Value on 10/9/2017	Ending Index Value on 10/9/2018
Russell 3000	100.00%	112.40%
KBW Nasdaq Regional Banking Index	100.00%	102.57%
First Interstate	100.00%	120.39%
CMYF	100.00%	132.39%

Three Year Stock Performance
	Beginning Index Value on 10/9/2015	Ending Index Value on 10/9/2018
Russell 3000	100.00%	141.69%
KBW Nasdaq Regional Banking Index	100.00%	134.74%
First Interstate	100.00%	164.96%
CMYF	100.00%	156.96%

Contribution Analysis

D.A. Davidson analyzed the relative contribution of CMYF and First Interstate to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (1) market capitalization; (2) net income available for common shareholders during the twelve months ended June 30, 2018; (3) estimates for First Interstate GAAP net income in 2018 and 2019 based on publicly available consensus earnings estimates and estimates for CMYF GAAP net income in 2018 and 2019 based on CMYF management’s budget; (4) total assets; (5) gross loans; (6) total deposits; (7) non-interest bearing demand deposits; (8) non-maturity deposits; and (9) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of CMYF or First Interstate shareholders in the combined company based on the exchange ratio:

Contribution Analysis
	First Interstate Stand-alone	First Interstate % of Total	CMYF Stand-alone	CMYF % of Total
Market Capitalization
Market Capitalization (10/9/2018) (in thousands)	$2,786,890	99.4%	$17,538	0.6%

Income Statement - Historical
LTM Net Income (in thousands) (1)	$139,919	99.3%	$996	0.7%

Income Statement - Projections
2018E Net Income (in thousands) (2) (3)	$179,494	99.4%	$1,138	0.6%
2019E Net Income (in thousands) (2) (3)	$198,899	99.1%	$1,787	0.9%

Contribution Analysis
	First Interstate Stand-alone	First Interstate % of Total	CMYF Stand-alone	CMYF % of Total

Balance Sheet
Total Assets (in thousands)	$13,127,268	99.0%	$129,800	1.0%
Total Investment Securities (in thousands)	$2,717,926	99.4%	$15,798	0.6%
Gross Loans, Incl. Loans HFS (in thousands)	$8,463,962	99.1%	$78,283	0.9%
Loan Loss Reserve (in thousands)	$74,100	98.5%	$1,131	1.5%
Total Deposits (in thousands)	$10,649,873	98.9%	$115,526	1.1%
Non-Interest Bearing Demand Deposits (in thousands)	$3,114,714	98.8%	$38,307	1.2%
Non-Maturity Deposits (in thousands)	$9,404,792	99.0%	$96,334	1.0%
Tangible Common Equity (in thousands)	$1,015,096	98.7%	$13,435	1.3%

Pro Forma Ownership
Merger - Actual		99.3%		0.7%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

Note: Reflects impact from acquisitions closed after June 30, 2018

(1)	Net income for the preceding twelve months ending June 30, 2018
(2)	Financial projections for First Interstate in 2018 and 2019 based on publicly available consensus Street estimates, as discussed with and confirmed by First Interstate and CMYF management
(3)	Financial projections for CMYF in 2018 and 2019 based on management budget, as discussed with and confirmed by CMYF management

CMYF Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for CMYF and a group of 14 financial institutions selected by D.A. Davidson that: (1) were headquartered in Idaho, Washington and Oregon; (2) had their common stock listed on an over-the-counter exchange; (3) had assets below $500 million; and (4) were not pending merger targets or ethnic banks. The 14 financial institutions were as follows:

BEO Bancorp Clatsop Community Bank Commencement Bank Community Financial Group, Inc. First Sound Bank Idaho First Bank Lewis & Clark Bank	Oregon Bancorp, Inc. Oregon Pacific Bancorp Pacific West Bank People’s Bank of Commerce Savi Financial Corporation, Inc. Summit Bank Willamette Community Bank

Note: Does not reflect impact from pending acquisitions or acquisitions closed after June 30, 2018

The analysis compared the financial condition and market performance of CMYF and the 14 financial institutions identified above based on publicly available financial and market trading information for CMYF and the 14 financial institutions as of and for the twelve-month or three-month period ended June 30, 2018. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance
		Comparable Companies
	CMYF	Median	Average	Low	High
Total Assets (in millions)	$129.8	$229.5	$243.5	$64.3	$412.7
Loan / Deposit Ratio	67.8%	90.8%	88.4%	65.5%	105.1%
Non-Performing Assets / Total Assets	—%	0.47%	0.88%	—%	5.30%
Tangible Common Equity Ratio	10.35%	10.91%	10.82%	8.31%	14.46%
Net Interest Margin (Most Recent Quarter)	3.96%	4.59%	4.57%	3.25%	5.70%
Cost of Deposits (Most Recent Quarter)	0.34%	0.54%	0.49%	0.06%	0.92%
Efficiency Ratio (Most Recent Quarter)	69.2%	73.9%	74.3%	55.6%	95.4%
Return on Average Tangible Common Equity (Most Recent Quarter)	8.33%	9.45%	10.74%	1.97%	38.29%
Return on Average Assets (Most Recent Quarter)	0.86%	0.91%	1.13%	0.19%	4.22%

Market Performance Multiples
		Comparable Companies
	CMYF	Median	Average	Low	High
Market Capitalization (in millions)	$17.5	$37.1	$49.2	$10.6	$207.1
Price Change (LTM)	32.4%	21.7%	24.7%	(12.7%)	72.9%
Price Change (YTD)	8.8%	16.8%	15.9%	(8.8%)	38.3%
Price / Most Recent Quarter Earnings Per Share	15.8x	13.0x	14.6x	5.4x	25.2x
Price / LTM Earnings Per Share	17.5x	17.9x	16.9x	8.1x	27.1x
Price / Tangible Book Value Per Share	130.5%	137.7%	142.5%	101.4%	236.1%
Dividend Yield (Most Recent Quarter)	0.00%	0.00%	0.50%	0.00%	2.67%

First Interstate Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for First Interstate and a group of 10 financial institutions selected by D.A. Davidson that: (1) were headquartered in the Western U.S.; (2) had their common stock listed on the NASDAQ or NYSE; (3) had assets between $7.5 billion and $25.0 billion; and (4) were not pending merger targets or ethnic banks. These 10 financial institutions were as follows:

Banc of California, Inc. Banner Corporation Columbia Banking System, Inc. CVB Financial Corp. Glacier Bancorp, Inc.	Great Western Bancorp, Inc. Pacific Premier Bancorp, Inc. PacWest Bancorp Washington Federal, Inc. Western Alliance Bancorporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after June 30, 2018

The analysis compared the financial condition and market performance of First Interstate and the 10 financial institutions identified above based on publicly available financial and market trading information for First Interstate and the 10 financial institutions as of and for the twelve-month or three-month period ended June 30, 2018. The analysis also compared the 2018 and 2019 earnings per share multiples for First Interstate and the 10 financial institutions identified above based on publicly available consensus Street estimates for First

Interstate and the 10 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance
	First Interstate	Comparable Companies
		Median	Average	Low	High
Total Assets (in millions)	$12,235.7	$11,953.3	$13,514.9	$8,093.9	$24,529.6
Loan / Deposit Ratio	77.5%	92.1%	91.0%	73.7%	101.5%
Non-Performing Assets / Total Assets	0.69%	0.35%	0.40%	0.08%	1.12%
Tangible Common Equity Ratio	8.23%	9.83%	9.80%	6.57%	12.05%
Net Interest Margin (Most Recent Quarter)	3.87%	4.23%	4.12%	3.01%	5.18%
Cost of Deposits (Most Recent Quarter)	0.29%	0.41%	0.44%	0.09%	1.14%
Efficiency Ratio (Most Recent Quarter)	58.8%	51.8%	52.6%	39.8%	76.2%
Return on Average Tangible Common Equity (Most Recent Quarter)	18.16%	15.44%	15.29%	5.84%	21.47%
Return on Average Assets (Most Recent Quarter)	1.38%	1.44%	1.46%	0.58%	2.02%

Market Performance Multiples
	First Interstate	Comparable Companies
		Median	Average	Low	High
Market Capitalization (in millions)	$2,787	$2,748	$3,211	$950	$6,085
Price Change (LTM)	20.4%	(3.8%)	(0.6%)	(8.8%)	17.9%
Price Change (YTD)	14.8%	(4.9%)	(1.2%)	(11.0%)	12.6%
Price / Most Recent Quarter Earnings Per Share	15.5x	15.7x	16.7x	13.0x	26.0x
Price / LTM Earnings Per Share	18.5x	18.6x	20.5x	13.9x	31.8x
Price / 2018E Earnings Per Share (1)	15.7x	15.5x	16.8x	13.0x	28.2x
Price / 2019E Earnings Per Share (1)	14.1x	13.5x	14.0x	12.1x	18.1x
Price / Tangible Book Value Per Share	269.9%	239.8%	236.6%	140.5%	331.2%
Dividend Yield (Most Recent Quarter)	2.44%	2.42%	2.24%	0.00%	5.00%

(1)	Earnings per share estimates based on publicly available consensus Street estimates

Precedent Transactions Analysis

D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Pacific Northwest Transactions,” (2) “Nationwide Transactions,” and (3) “Nationwide Stock Transactions.”

“Pacific Northwest Transactions” included seven transactions where:

•	the selling company was a bank or thrift headquartered in Idaho, Washington or Oregon;

•	the selling company’s total assets were below $500 million;

•	the transaction was announced between January 1, 2016 and October 9, 2018;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

“Nationwide Transactions” included 17 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $100 million and $300 million;

•	the selling company’s return on average assets over the last twelve months was between 0.50% and 1.00%;

•	the selling company’s nonperforming assets as a percentage of total assets was below 2.00%;

•	the transaction was announced between October 9, 2017 and October 9, 2018;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

“Nationwide Stock Transactions” included six transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $100 million and $400 million;

•	the selling company’s return on average assets over the last twelve months was between 0.00% and 1.00%;

•	the selling company’s nonperforming assets as a percentage of total assets was below 2.00%;

•	the consideration to the selling company’s common shareholders was 100% stock;

•	the transaction was announced between October 9, 2017 and October 9, 2018;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

The following tables set forth the transactions included in “Pacific Northwest Transactions,” “Nationwide Transactions,” and “Nationwide Stock Transactions,” and are sorted by announcement date:

Pacific Northwest Transactions

Announcement Date	Acquirer	Target
7/17/2018* 5/23/2018 3/08/2018 6/26/2017 3/23/2017 4/26/2016 4/26/2016	FS Bancorp, Inc. Timberland Bancorp, Inc. Heritage Financial Corporation BayCom Corp. Northwest Bancorporation, Inc. Pacific Continental Corporation Cascade Bancorp	Anchor Bancorp South Sound Bank Premier Commercial Bancorp Plaza Bank CenterPointe Community Bank Foundation Bancorp, Inc. Prime Pacific Financial Services

*	Indicates the transaction was pending as of October 9, 2018

Nationwide Transactions

Announcement Date	Acquirer	Target
8/13/2018* 7/24/2018* 7/11/2018* 6/27/2018* 6/20/2018* 6/13/2018 6/12/2018 5/31/2018 5/23/2018 4/19/2018* 3/14/2018

BayCom Corp

Summit Financial Group, Inc.

River Financial Corporation

SmartFinancial, Inc.

SB One Bancorp

Merchants Bancorp

Equity Bancshares, Inc.

Orrstown Financial Services, Inc.

Timberland Bancorp, Inc.

Premier Financial Bancorp, Inc.

Plains Bancshares, Inc.

Bethlehem Financial Corporation

Peoples Bankshares, Inc.

PSB Bancshares, Inc.

Foothills Bancorp, Inc.

Enterprise Bank N.J.

FM Bancorp, Inc.

City Bank and Trust Company

Mercersburg Financial Corporation

South Sound Bank

First Bank of Charleston, Inc.

Sixth Bancshares, Inc.

Announcement Date	Acquirer	Target
2/22/2018 1/29/2018 12/22/2017 12/18/2017 12/12/2017 11/14/2017	Bank of Southern California, NA Guaranty Bancshares, Inc. Community Bancorp, Inc. Equity Bancshares, Inc. SmartFinancial, Inc. Investor group	Americas United Bank Westbound Bank Shelbank Corporation Adams Dairy Bancshares, Inc. Tennessee Bancshares, Inc. Bancorp of Lexington Inc.

*	Indicates the transaction was pending as of October 9, 2018

Nationwide Stock Transactions

Announcement Date	Acquirer	Target
6/20/2018* 3/01/2018 12/21/2017 12/15/2017 12/12/2017 12/04/2017	SB One Bancorp Parkway Acquisition Corp. LCNB Corp. Amalgamated Bank SmartFinancial, Inc. Independent Bank Corporation	Enterprise Bank N.J. Great State Bank Columbus First Bancorp, Inc. New Resource Bancorp Tennessee Bancshares, Inc. TCSB Bancorp, Inc.

*	Indicates the transaction was pending as of October 9, 2018

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•

transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•

transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of CMYF as of or for the three-month period ended June 30, 2018. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Pacific Northwest				Nationwide				Nationwide Stock
	CMYF	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$129.8	$186.9	$259.7	$69.7	$480.2	$186.9	$183.9	$104.9	$263.1	$288.6	$276.6	$138.7	$353.1
Return on Average Assets (LTM)	0.79%	0.78%	0.69%	(0.46%)	1.30%	0.76%	0.75%	0.50%	0.94%	0.81%	0.72%	0.34%	0.94%
Return on Average Equity (LTM)	7.72%	7.99%	6.25%	(4.36%)	12.02%	6.37%	6.66%	4.18%	9.25%	7.10%	6.88%	3.73%	9.25%
Tangible Common Equity Ratio	10.35%	12.39%	11.75%	9.58%	13.80%	9.92%	10.28%	7.49%	15.84%	8.99%	9.92%	8.56%	12.45%
Efficiency Ratio (LTM)	68.9%	72.0%	75.3%	65.1%	94.6%	65.7%	65.7%	55.0%	76.3%	66.3%	66.0%	55.0%	76.7%
Non-Performing Assets / Total Assets	0.00%	1.09%	1.17%	0.00%	2.29%	0.23%	0.53%	0.00%	1.78%	0.77%	0.71%	0.08%	1.45%

Transaction Multiples
		Pacific Northwest				Nationwide				Nationwide Stock
	CMYF	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Transaction Price / Tangible Book Value (Per Share)	156.7%	122.0%	140.7%	108.9%	223.2%	154.9%	155.8%	122.3%	191.7%	150.7%	163.6%	119.1%	216.1%
Transaction Price / Tangible Book Value (Aggregate)	161.6%	122.8%	141.0%	108.9%	223.5%	158.4%	157.3%	122.3%	191.7%	157.3%	166.4%	119.1%	216.1%
Transaction Price / LTM EPS	21.8x	15.6x	18.4x	11.3x	27.3x	24.4x	24.2x	13.0x	35.7x	26.1x	25.3x	14.8x	32.0x
Tangible Book Premium / Core Deposits (2)	7.9%	4.6%	6.3%	2.5%	17.7%	8.5%	9.1%	4.8%	16.6%	10.8%	11.2%	2.6%	21.2%

(1)	Based on CMYF’s Closing Price as of 10/9/2018 of $14.50
(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for CMYF

D.A. Davidson performed an analysis that estimated the net present value per share of CMYF common stock under various circumstances. The analysis assumed: (1) CMYF performed in accordance with CMYF management’s financial forecasts for the years ending December 31, 2018 and December 31, 2019; and (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by CMYF management. To approximate the terminal value of CMYF common stock at December 31, 2023, D.A. Davidson applied price to earnings multiples ranging from 12.0x to 24.0x and multiples of tangible book value ranging from 130.0% to 180.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 13.00% to 18.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CMYF’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

At the October 11, 2018 CMYF board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CMYF common stock of $10.11 to $25.37 when applying the price to earnings multiples to the financial forecasts and $11.04 to $19.20 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0x	14.0x	16.0x	18.0x	22.0x	24.0x
13.00%	$12.69	$14.80	$16.92	$19.03	$23.26	$25.37
14.00%	$12.11	$14.13	$16.15	$18.17	$22.21	$24.23
15.00%	$11.57	$13.50	$15.43	$17.35	$21.21	$23.14
16.00%	$11.05	$12.90	$14.74	$16.58	$20.27	$22.11
17.00%	$10.57	$12.33	$14.09	$15.85	$19.37	$21.13
18.00%	$10.11	$11.79	$13.47	$15.16	$18.53	$20.21

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%
13.00%	$13.86	$14.93	$16.00	$17.06	$18.13	$19.20
14.00%	$13.24	$14.25	$15.27	$16.29	$17.31	$18.33
15.00%	$12.64	$13.61	$14.59	$15.56	$16.53	$17.50
16.00%	$12.08	$13.01	$13.94	$14.87	$15.80	$16.73
17.00%	$11.55	$12.44	$13.32	$14.21	$15.10	$15.99
18.00%	$11.04	$11.89	$12.74	$13.59	$14.44	$15.29

D.A. Davidson also considered and discussed with the CMYF board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming CMYF estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for CMYF common stock, using the same price to earnings multiples of 12.0x to 24.0x and a discount rate of 15.00%.

Variance to 2023 EPS	Earnings Per Share Multiple
	12.0x	14.0x	16.0x	18.0x	22.0x	24.0x
20.00%	$13.88	$16.20	$18.51	$20.82	$25.45	$27.77
15.00%	$13.30	$15.52	$17.74	$19.96	$24.39	$26.61
10.00%	$12.73	$14.85	$16.97	$19.09	$23.33	$25.45
5.00%	$12.15	$14.17	$16.20	$18.22	$22.27	$24.30
0.00%	$11.57	$13.50	$15.43	$17.35	$21.21	$23.14
(5.00%)	$10.99	$12.82	$14.65	$16.49	$20.15	$21.98
(10.00%)	$10.41	$12.15	$13.88	$15.62	$19.09	$20.82
(15.00%)	$9.83	$11.47	$13.11	$14.75	$18.03	$19.67
(20.00%)	$9.26	$10.80	$12.34	$13.88	$16.97	$18.51

Illustrative Net Present Value Analysis for Pro Forma CMYF

For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of CMYF common stock if reinvested in First Interstate, under various circumstances, including the impact of the merger with First Interstate. The analysis assumed (1) CMYF performed in accordance with management budget for the years ending December 31, 2018 and December 31, 2019, (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by CMYF management; and (3) the pro forma financial impact of the merger with First Interstate including the cost savings estimates, purchase accounting adjustments and estimated transaction expenses, as discussed with and confirmed by CMYF and First Interstate managements. The analysis also assumed (1) First Interstate performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2018 and December 31, 2019, and (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by CMYF and First Interstate management. To approximate the terminal value of CMYF common stock at December 31, 2023, D.A. Davidson applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 180.0% to 280.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 7.90% to 12.90% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CMYF’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

At the October 11, 2018 CMYF board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CMYF common stock, after adjusting for the exchange ratio of 0.3784, of $12.41 to $26.97 when applying the price to earnings multiples to the financial forecasts and $12.73 to $23.80 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
7.90%	$15.58	$17.86	$20.14	$22.41	$24.69	$26.97
8.90%	$14.87	$17.04	$19.21	$21.39	$23.56	$25.73
9.90%	$14.21	$16.27	$18.34	$20.41	$22.48	$24.55
10.90%	$13.58	$15.55	$17.52	$19.50	$21.47	$23.44
11.90%	$12.98	$14.86	$16.74	$18.63	$20.51	$22.39
12.90%	$12.41	$14.21	$16.01	$17.80	$19.60	$21.40

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	180.0%	200.0%	220.0%	240.0%	260.0%	280.0%
7.90%	$15.98	$17.54	$19.11	$20.67	$22.24	$23.80
8.90%	$15.25	$16.74	$18.23	$19.72	$21.22	$22.71
9.90%	$14.57	$15.99	$17.41	$18.83	$20.25	$21.67
10.90%	$13.92	$15.28	$16.63	$17.99	$19.34	$20.69
11.90%	$13.31	$14.60	$15.89	$17.19	$18.48	$19.77
12.90%	$12.73	$13.96	$15.20	$16.43	$17.66	$18.90

D.A. Davidson also considered and discussed with the CMYF board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming CMYF’s pro forma estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for CMYF common stock, after adjusting for the exchange ratio of 0.3784, using the same price to earnings multiples of 12.0x to 22.0x, and using a discount rate of 10.90%.

Variance to 2023 EPS	Earnings Per Share Multiple
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$15.94	$18.31	$20.68	$23.05	$25.42	$27.78
15.00%	$15.35	$17.62	$19.89	$22.16	$24.43	$26.70
10.00%	$14.76	$16.93	$19.10	$21.27	$23.44	$25.61
5.00%	$14.17	$16.24	$18.31	$20.38	$22.46	$24.53
0.00%	$13.58	$15.55	$17.52	$19.50	$21.47	$23.44
(5.00%)	$12.98	$14.86	$16.73	$18.61	$20.48	$22.36
(10.00%)	$12.39	$14.17	$15.94	$17.72	$19.50	$21.27
(15.00%)	$11.80	$13.48	$15.15	$16.83	$18.51	$20.19
(20.00%)	$11.21	$12.79	$14.36	$15.94	$17.52	$19.10

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of CMYF and First Interstate. Assumptions regarding the accounting treatment,

acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Interstate. In the course of this analysis, D.A. Davidson used the publicly available consensus Street estimates for First Interstate for the years ending December 31, 2018 and December 31, 2019, and used management’s budget for CMYF for the years ending December 31, 2018 and December 31, 2019 provided by CMYF management. This analysis indicated that the merger is expected to be accretive to First Interstate’s estimated earnings per share beginning in 2019, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be accretive to tangible book value per share for First Interstate and that First Interstate would maintain capital ratios in excess of those required for First Interstate to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by CMYF and First Interstate prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to CMYF’s board of directors as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to the holders of CMYF’s common stock and to assist CMYF’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of CMYF, First Interstate or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by CMYF’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of CMYF or management with respect to the merger or the exchange ratio.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to CMYF in connection with, and participated in certain of the negotiations leading to, the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to CMYF, First Interstate and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of CMYF and First Interstate for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. CMYF selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on March 19, 2018, CMYF engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, CMYF agreed to pay D.A. Davidson a cash fee of $50,000 concurrently with the rendering of its fairness opinion. CMYF will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.50% of the value of the aggregate consideration to be received by the holders of CMYF common stock and CMYF stock options. CMYF has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Certain Financial Projections Utilized by the CMYF Board of Directors and CMYF’s Financial Advisor

CMYF does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, CMYF’s management provided its financial advisor, D.A. Davidson, and First Interstate with certain non-public unaudited prospective financial information regarding CMYF prepared by CMYF’s management that was considered by D.A. Davidson in preparing its fairness opinion, as described in this document under the heading “—D.A. Davidson’s Opinion to CMYF’s Board of Directors” beginning on page 32. This non-public unaudited prospective financial information was prepared as part of CMYF’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by CMYF to D.A. Davidson and First Interstate.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of CMYF’s management made at the time they were prepared, and assume execution of various strategic initiatives that CMYF is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CMYF operates, and the risks and uncertainties described under “Risk Factors” beginning on page 13 and “Cautionary Note About Forward-Looking Statements” beginning on page 18, all of which are difficult to predict and many of which are outside the control of CMYF and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this document of the non-public unaudited prospective financial information below should not be regarded as an indication that CMYF, First Interstate, their respective boards of directors, or D.A. Davidson considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents CMYF management’s evaluation at the time it was prepared of certain measures of CMYF’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either First Interstate or CMYF, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this document, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which First Interstate would operate the CMYF business after the merger. First Interstate and CMYF do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of CMYF. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on CMYF of any possible failure of the merger to occur. Neither CMYF nor D.A. Davidson, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any shareholder of CMYF, or other person regarding CMYF’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by First Interstate or CMYF that it is viewed as material information of CMYF particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the CMYF special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CMYF shareholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of CMYF for the years ending December 31, 2018 and 2019 prepared by CMYF’s management and provided to D.A. Davidson and First Interstate.

	At or For the Year Ended December 31,
	2018	2019
	(In thousands)
FINANCIAL CONDITION DATA
Total assets	$132,788	$144,559
Net loans	85,743	91,322
Deposits	117,793	127,621
Total shareholders’ equity	14,087	16,059
OPERATING DATA
Net income	$1,138	$1,787

First Interstate’s Reasons for the Merger

First Interstate’s board of directors believes that the merger is in the best interests of First Interstate and its shareholders. In deciding to approve the merger and the merger agreement, First Interstate’s board of directors considered a number of factors, including:

•	CMYF’s community banking orientation, its favorable reputation within its local communities and its compatibility with First Interstate and its subsidiaries;

•	First Interstate management’s review of the business, operations, earnings and financial condition, including asset quality, of CMYF;

•	that following the mergers with CMYF and IIBK, First Interstate will have the sixth largest market share in Idaho;

•	First Interstate’s expectation that it will achieve significant cost savings in connection with the merger;

•	that the transaction is expected to be accretive to earnings per share in 2019;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share;

•	continued geographic diversification into attractive, high growth markets in the Pacific Northwest, including Coeur d’Alene;

•	obtaining low cost deposits and significant excess liquidity;

•	the scale, scope and strength of operations, product lines and delivery systems that could be achieved by combining First Interstate and CMYF;

•	the complementary nature of the business, market areas and corporate cultures of First Interstate and CMYF;

•

First Interstate’s historic performance in similar markets, including its recent successes in Idaho and Washington following its acquisitions of Bank of the Cascades in 2017 and Inland Northwest Bank in 2018;

•

the expectation that the merger will create the opportunity for the combined company to have superior future earnings and prospects compared to First Interstate’s earnings and prospects on a stand-alone basis;

•

First Interstate’s successful track record of creating shareholder value through merger and acquisition transactions, including its proven experience in successfully integrating acquired businesses and management’s belief that it will be able to integrate CMYF with First Interstate Bank successfully;

•

the financial presentation, dated October 10, 2018, of Piper to the First Interstate board of directors and the opinion, dated October 10, 2018, of Piper to the First Interstate board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Interstate of the merger consideration in the proposed merger;

•

the review by First Interstate’s board of directors with its management and legal advisors of the structure and other terms of the merger and the expectation of First Interstate’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to CMYF shareholders for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares of First Interstate Class A common stock); and

•	the likelihood of regulators approving the merger without burdensome conditions or delay.

The foregoing discussion of the information and factors considered by First Interstate’s board of directors is not intended to be exhaustive. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, First Interstate’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. First Interstate’s board of directors considered all these factors as a whole, with the assistance of First Interstate’s management and First Interstate’s outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Treatment of CMYF Stock Options

At the effective time of the merger, each option to purchase shares of CMYF common stock outstanding immediately before the effective time of the merger, whether or not vested, will be cancelled and, upon First Interstate’s receipt of an option surrender agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of CMYF common stock subject to the stock option multiplied by (2) the amount by which the merger consideration exceeds the exercise price of such option, less applicable withholding taxes. For purposes of this calculation, the merger consideration is the product of the exchange ratio times the average closing sales price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before the closing date of the merger.

Surrender of Stock Certificates

The conversion of CMYF common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as practicable after the completion of the merger, the exchange agent will mail to CMYF shareholders a letter of transmittal, together with instructions for the exchange of their CMYF common stock certificates for the merger consideration. Until you surrender your CMYF stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any First Interstate Class A common stock into which your CMYF shares have been converted. When you surrender your CMYF stock certificates accompanied by a properly completed letter of transmittal, First Interstate will pay any unpaid dividends or other distributions, without interest, that had become payable with respect to the shares of First Interstate Class A common stock into which your CMYF shares had been converted.

If you own shares of CMYF common stock in “street name” through a broker, bank or other nominee, you should receive or seek instructions from the broker, bank or other nominee holding your shares concerning how to surrender your shares of CMYF common stock in exchange for the merger consideration.

If you own shares of CMYF common stock in book-entry form, you are not required to take any additional action to exchange such shares for the merger consideration. Promptly following the completion of the merger, shares of CMYF common stock held in book-entry form automatically will be exchanged for shares of First Interstate Class A common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

If your CMYF stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit claiming your CMYF stock certificates to be lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares.

After the completion of the merger, there will be no further transfers of CMYF common stock. CMYF stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

Accounting Treatment of the Merger

First Interstate will account for the merger under the “acquisition” method of accounting according to U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities of CMYF will be recorded by First Interstate at their respective fair values at the time of the completion of the merger. The excess of First Interstate’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of CMYF common stock. This discussion does not address any tax consequences arising under the laws of any state, locality, foreign jurisdiction or U.S. federal tax laws other than federal income tax law. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States; any state thereof or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion assumes that you are a U.S. holder and you hold your shares of CMYF common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity or investor therein;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a regulated investment company;

•	a real estate investment trust;

•	a retirement plan, individual retirement account or other tax-deferred account;

•

a CMYF shareholder whose shares are qualified as small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a CMYF shareholder who received CMYF common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar;

•	a CMYF shareholder who holds CMYF common stock as part of a hedge, straddle or a constructive sale or conversion transaction; or

•	a U.S. expatriate or former resident of the United States.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds CMYF common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

This discussion is not intended to be tax advice to any particular holder of CMYF common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. CMYF shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.

It is a condition to the closing of the merger that First Interstate receive the opinion of its legal counsel, Luse Gorman, PC, and CMYF receive the opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, each dated as of the effective time of the merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in each opinion (including factual representations contained in certificates of officers of First Interstate and CMYF), the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions are not binding on the Internal Revenue Service, which we refer to as the “IRS,” or any court. First Interstate and CMYF have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Assuming that the merger is completed in the manner set forth in the merger agreement, and that the representations found in the merger agreement and in the officers’ certificates provided by First Interstate and CMYF delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of Luse Gorman, PC and Silver, Freedman, Taff & Tiernan LLP that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Based solely on the information set forth herein, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Luse Gorman, PC, legal counsel to First Interstate, and Silver, Freedman, Taff & Tiernan LLP, special counsel to CMYF. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in officers’ certificates of First Interstate and CMYF, reasonably satisfactory in form and substance to each such counsel. If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

Subject to the foregoing, the material U.S. federal income tax consequences of the merger are as follows:

•

No gain or loss will be recognized by a U.S. holder of CMYF common stock upon the receipt of shares of First Interstate Class A common stock in exchange for such holder’s CMYF common stock pursuant to the merger (except in respect of cash received in lieu of fractional shares, as discussed below);

•

The aggregate adjusted tax basis of the shares of First Interstate Class A common stock received by the U.S. holder in the merger will be the same as the aggregate adjusted tax basis of shares of CMYF common stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of First Interstate Class A common stock for which cash is received;

•	The holding period of First Interstate Class A common stock received by a U.S. holder will include the holding period of the CMYF common stock exchanged therefor; and

•

Although no fractional shares of First Interstate Class A common stock will be issued in the merger, a U.S. holder who receives cash in lieu of such a fractional share of First Interstate Class A common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of First Interstate Class A common stock for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of CMYF common stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of CMYF common stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion of the basis and holding periods for shares of CMYF common stock and First Interstate Class A common stock, CMYF shareholders who acquired different blocks of CMYF common stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such common stock exchanged or received in the merger.

Backup Withholding. A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional share of First Interstate Class A common stock. Backup withholding generally will not apply, however, to U.S. holders who:

•

furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements. U.S. holders of CMYF common stock who receive First Interstate Class A common stock pursuant to the merger will be required to retain records pertaining to the merger, and any such holder who, immediately before the merger, holds at least 1% (by vote or value) of the outstanding CMYF stock, or securities of CMYF with a basis for U.S. federal income tax purposes of at least $1 million, will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

The preceding discussion is a summary of the material U.S. federal income tax consequences of the merger to a U.S. holder of CMYF stock and does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any U.S. federal non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger is subject to approval by the Federal Reserve Board, the Montana Division and the Idaho Department. First Interstate has filed the required applications. While First Interstate does not know of any reason why it would not obtain the approvals in a timely manner, other than the complexities involved in acquiring two financial institutions simultaneously, First Interstate cannot be certain when or if it will receive the regulatory approvals.

Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board under the Bank Merger Act. On January 10, 2019, First Interstate received the approval from the Federal Reserve Board.

The Federal Reserve Board takes into consideration a number of factors when acting on applications under the Bank Merger Act, including: (1) the financial and managerial resources and the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization, the management expertise, internal controls, and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws); (2) the effect of the proposal on competition; (3) the future prospects of the existing and merged entities; (4) the convenience and needs of the communities served; (5) any risk to the stability of the United States banking or financial system; and (6) the effectiveness of the acquiring entity in combating money laundering activities. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997, which we refer to as the “CRA.” In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. There can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Montana Division. Prior approval of the merger is required from the Montana Division. The Division requires a 30-day public comment period on a merger application and may consider any comments received and other factors in considering the merger. On January 10, 2019, First Interstate received the approval from the Montana Division.

Idaho Department. The merger is subject to and must comply with the requirements of the Idaho Bank Act. Under the Idaho Bank Act, an application for approval of the merger must be provided to the Idaho Department, which includes a copy of the Bank Merger Act application filed with the Federal Reserve Board and the applicable fee. The director of the Idaho Department will not approve the application if, among other things: (1) the merger would be detrimental to the safety and soundness of First Interstate Bank or CMYF; (2) First Interstate Bank, its executive officers, directors or principal shareholders do not have a record of sound performance, efficient management, financial responsibility and integrity such that it would be against the interest of the depositors, other customers, creditors or shareholders of CMYF, or against the public interest to authorize the merger; or (3) the financial condition of First Interstate Bank or CMYF is such that the financial stability of First Interstate Bank or First Interstate might be jeopardized or the interests of depositors or other customers of First Interstate Bank or First Interstate might be prejudiced; (4) the consummation of the merger will tend to substantially lessen competition within Idaho unless the director finds that the anticompetitive effects of the merger are clearly outweighed by the benefit of meeting the convenience and needs of the community to be served; or (5) First Interstate Bank has not established a record of meeting the credit needs of the communities which it services. On January 10, 2019, First Interstate Bank received the approval from the Idaho Department.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy one or more conditions set forth in the merger agreement and described under “—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the merger.

Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of the board of directors of CMYF to approve the merger agreement and the merger, you should be aware that CMYF’s executive officers and directors have compensation agreements or plans that give them financial interests in the merger that are different from, or in addition to, the interests of CMYF shareholders generally, which are described below. The board of directors of CMYF was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Stock Options. The merger agreement provides that all options to purchase CMYF common stock outstanding at the effective time of the merger, whether or not vested, will be cancelled and, subject to First Interstate’s receipt of an option surrender agreement, the holder will be entitled to receive a lump sum cash payment equal to the product of (1) the number of shares of CMYF common stock subject to the stock option multiplied by (2) the amount by which the merger consideration exceeds the exercise price of such option, less applicable withholding taxes. For purposes of this calculation, the merger consideration is the product of the exchange ratio times the average closing sales price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before the closing date of the merger. If the exercise price of a CMYF stock option is equal to or greater than the merger consideration, such option will be cancelled at the effective time of the merger for no consideration. CMYF executive officers, David P. Bobbitt, Jerry C. Lyon and Nicole M. Montgomery hold 6,143, 5,534 and 4,484 stock options, respectively, and will receive a cash payment of $23,693, $23,491 and $20,572, respectively, upon the termination and cash-out of the stock options, based on a per share price of CMYF common stock of $16.11, which is the average closing market price of CMYF common stock over the five business days following the public announcement of the merger.

Indemnification and Insurance of Directors and Officers. In the merger agreement, First Interstate has agreed to indemnify and hold harmless each of the current and former officers and directors of CMYF against any costs, expenses, judgments, fines, amounts paid in settlements, damages and other liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, pertaining to any matter that existed or occurred at or before the effective time of the merger to the same extent as CMYF currently provides for indemnification of its officers and directors. First Interstate has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by CMYF or to provide a policy with comparable coverage, provided that, to obtain such insurance coverage, First Interstate is not obligated to expend, in the aggregate, an amount exceeding 200% of the amount of the annual premiums currently paid by CMYF for such insurance.

Employee Matters

Each person who is an employee of CMYF as of the effective time of the merger (whose employment is not specifically terminated as of the effective time of the merger) will become an employee of First Interstate Bank. These employees, at the sole discretion of First Interstate, may continue on CMYF’s benefit plans through the end of 2019, and, if this occurs, will be eligible to participate in employee benefit plans that are substantially comparable to the employee benefit that are generally made available to similarly situated employees of First Interstate Bank beginning in 2020; provided, however, that continuing employees will not experience a gap in coverage and will not be eligible to participate in any frozen plans of First Interstate Bank. With respect to any First Interstate Bank health or welfare plan, First Interstate Bank will cause any pre-existing condition limitations or eligibility waiting periods to be waived and credit each continuing employee for any co-payments or deductibles incurred by such continuing employee under an CMYF health plan for the plan year in which coverage commences under First Interstate Bank’s health plan. Terminated CMYF employees that do not continue as employees of First Interstate Bank following the effective time of the merger, and their qualified beneficiaries, will have the right to continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

Continuing employees will receive prior service credit for purposes of eligibility and vesting (but not for purposes of benefit accrual under First Interstate Bank’s 401(k) Plan for 2019 employer contributions) provided that such recognition of service will not (1) apply to paid time-off, to the extent, at First Interstate Bank’s discretion, the cash value of unused paid time-off is paid to continuing employees at the closing of the merger, or (2) operate to duplicate any benefits with respect to the same period of service.

Each full-time employee of CMYF whose employment is involuntarily terminated by First Interstate (other than for cause) within six months following the effective time of the merger and who is not covered by a separate employment agreement, change in control agreement or other agreement that provides for the payment of severance will, upon executing an appropriate release in the form reasonably determined by First Interstate Bank, receive a severance payment equal to two weeks of base pay for each year of service with CMYF, and, to the extent applicable, First Interstate Bank, with a minimum payment equal to four weeks for base pay and a maximum payment of 52 weeks of base pay, depending on such employee’s title.

First Interstate will provide all employees of CMYF whose employment was terminated other than for cause, disability or retirement at or following the merger, job counseling and outplacement assistance services to assist such employees in locating new employment. First Interstate will notify all such employees of opportunities for positions that First Interstate Bank reasonably believes such persons are qualified and will consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person will be made in the sole discretion of First Interstate or First Interstate Bank.

A retention bonus pool will be established for employees of CMYF other than employees of CMYF who are covered by employment agreements or other contracts providing for severance, as jointly designated by First Interstate and CMYF. The amount and payment date of the retention bonus for each employee will be jointly determined by First Interstate and CMYF.

Operations of First Interstate Bank after the Merger

The merger agreement provides for the merger of CMYF with and into First Interstate Bank, with First Interstate Bank as the surviving entity.

The directors and executive officers of First Interstate and First Interstate Bank will remain the same following the merger.

Resale of Shares of First Interstate Class A Common Stock

All shares of First Interstate Class A common stock issued to CMYF’s shareholders in connection with the merger will be freely transferable. This document does not cover any resales of the shares of First Interstate Class A common stock to be received by CMYF’s shareholders upon completion of the merger, and no person may use this document in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place within 15 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, to merge CMYF into First Interstate Bank, First Interstate Bank will file Articles of Merger with the Montana Division and the Idaho Department. The merger will become effective at the time stated in the Articles of Merger.

It is currently expected that the merger will be completed in the first half of 2019. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing of the completion of the merger.

Conditions to Completing the Merger

First Interstate’s, First Interstate Bank’s and CMYF’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by CMYF shareholders;

•	receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•	the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or that makes completion of the merger illegal;

•	receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on First Interstate;

•	effectiveness of the registration statement of which this document is a part;

•

First Interstate filing a notice with The Nasdaq Stock Market for the listing of the shares of First Interstate Class A common stock to be issued by First Interstate in the merger, and The Nasdaq Stock Market not objecting to the listing of such shares of First Interstate Class A common stock;

•

receipt by each of First Interstate and CMYF of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the absence of any material adverse effect with respect to First Interstate and First Interstate Bank, on the one hand, or CMYF, on the other hand.

In addition, First Interstate’s and First Interstate Bank’s obligations to consummate the merger are conditioned on the following:

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the representations and warranties of CMYF contained in the merger agreement being true and correct as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date and subject to materiality and material adverse effect standards described in the merger agreement), and the receipt by First Interstate and First Interstate Bank of a written certificate from CMYF’s Chief Executive Officer and Chief Financial Officer to that effect;

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CMYF’s performance in all material respects of all of its obligations and covenants required to be performed before the effective time of the merger, and First Interstate’s and First Interstate Bank’s receipt of a written certificate from CMYF’s Chief Executive Officer and Chief Financial Officer to that effect;

•

none of the regulatory approvals, consents or waivers necessary to consummate the merger and the transactions contemplated by the merger agreement including any condition or requirement that would so materially and adversely impact the economic or business benefits to First Interstate and First Interstate Bank of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First Interstate and First Interstate Bank would not, in its reasonable judgment, have entered into the merger agreement; and

•	as of the date immediately before the closing of the merger, no more than 10% of the outstanding shares of CMYF common stock having exercised its dissenters’ rights.

In addition, CMYF’s obligations to consummate the merger are conditioned on the following:

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the representations and warranties of First Interstate and First Interstate Bank contained in the merger agreement being true and correct as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date and subject to materiality and material adverse effect standards described in the merger agreement), and CMYF’s receipt of a written certificate from First Interstate’s and First Interstate Bank’s Chief Executive Officer and Chief Financial Officer to that effect; and

•

First Interstate’s performance in all material respects of all of its obligations and covenants required to be performed before the effective time of the merger, and CMYF’s receipt of a written certificate from First Interstate’s and First Interstate Bank’s Chief Executive Officer and Chief Financial Officer to that effect.

First Interstate, First Interstate Bank and CMYF cannot guarantee that all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

CMYF has agreed that, until completion of the merger and unless consented to by First Interstate or First Interstate Bank, or to the extent required by law or regulation of any governmental entity:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•

fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

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take any action that would adversely affect or materially delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

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incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than the creation of deposit liabilities or advances from the Federal Home Loan Bank, in each case, in the ordinary course of business consistent with past practice;

•	prepay any indebtedness or other similar arrangements so as to cause CMYF to incur any prepayment penalty;

•	purchase any brokered certificates of deposit;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividend or make any other distribution on its capital stock;

•	grant any person any right to acquire any shares of its capital stock or make any grant or award under the CMYF’s equity plan;

•

issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

•	redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than provided in the merger agreement;

Dispositions

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sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person or cancel, release or assign any indebtedness or claims, other than in the ordinary course of business consistent with past practice;

Investments

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make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

•	purchase any debt security other than U.S. government and U.S. government agency securities with final maturities of less than one year;

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enter into any futures contract, option, swap agreement, interest rate cap, interstate rate floor, interest rate exchange agreement, or take any other action to hedge the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

Contracts

•	enter into, renew, amend or terminate any material contract, plan or agreement or make any change in its leases or material contracts;

Loans

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except for loans or commitments for loans that have previously been approved by CMYF before the date of the merger agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

•

make any new loan, or commit to make any new loan, to any director or executive officer of CMYF or entity controlled by them, or, except for in accordance with Regulation O of the Federal Reserve Board regulations, amend, renew or increase any existing loan, or commit to do so, with any director or executive officer of CMYF or entity controlled by them;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Benefit Plans

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increase the compensation or fringe benefits payable to any employee or director other than in the ordinary course of business consistent with past practice and pursuant to policies and written incentive plans in effect;

•	pay any bonus, pension, retirement allowance or contribution except for cash bonuses in the ordinary course of business, consistent with past practice;

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become a party to, renew or amend any pension, retirement, profit-sharing or welfare plan or employment, severance or change in control agreement, except for amendments to any plan or agreement that are required by law;

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amend the terms of any outstanding stock options or voluntarily accelerate the vesting of, or lapse the restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

Employees

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elect any person to any office with the title of Senior Vice President or higher who does not currently hold such office as of the date of the merger agreement or elect any person to the board of directors who is not a member of the board as of the date of the merger agreement;

•	hire any employee whose annual base salary would be greater than $100,000, except as may be necessary to replace any employee;

Settling Claims

•	commence any action or proceeding other than to enforce any obligation owed to CMYF and in accordance with past practice, or settle any claim, action or proceeding against it involving payment of money damages in excess of $100,000 or that would impose any material restrictions on CMYF’s operations;

Governing Documents

•	amend CMYF’s articles of incorporation or bylaws, or similar governing documents;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

Capital Expenditures

•

make any capital expenditures in excess of $100,000, other than existing binding commitments as of the date of the merger agreement and expenditures reasonably necessary to maintain existing assets in good repair;

Branches

•	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Policies

•

make any changes in policies in any material respect in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, generally accepted accounting principles, or at the direction of a governmental entity;

Communications

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except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger: (1) issue any communication of a general nature to employees without prior consultation with First Interstate and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of First Interstate (which will not be unreasonably withheld, conditioned or delayed); or (2) issue any communication of a general nature to customers without the prior approval of First Interstate (which will not be unreasonably withheld, conditioned or delayed);

Environmental Assessments

•

except with respect to foreclosures in process as of the date of the merger agreement, foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to First Interstate and conducting a Phase I environmental assessment of the property, and (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

•

make, change or rescind any material tax election concerning CMYF’s taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim, assessment or surrender any right to claim a tax refund;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory guidelines;

New Lines of Business

•	enter into any new lines of business;

Tax-Free Reorganization

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

Other Agreements

•

take any action that is intended or expected to result in any of CMYF’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time before the closing of the merger, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement; or

•

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing CMYF’s conduct of business until the completion of the merger.

First Interstate and First Interstate Bank have agreed that, until the completion of the merger and unless permitted by CMYF, or to the extent required by laws or regulation of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, they will not:

•

fail to use reasonable efforts to maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees;

•

take any action that would adversely affect or materially delay their ability to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•

take any action that is intended or expected to result in any of First Interstate’s and First Interstate Bank’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time before the closing of the merger, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing First Interstate’s or First Interstate Bank’s conduct of business until the completion of the merger; or

•	amend or repeal its articles of incorporation or bylaws in a manner that would adversely affect CMYF or any CMYF shareholder or the transactions contemplated by the merger agreement.

Additional Covenants of CMYF and First Interstate in the Merger Agreement

Agreement Not to Solicit Other Proposals. From the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, CMYF will not, and will not authorize or permit any of its officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly: (1) solicit, initiate, induce or encourage, or take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding CMYF, or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that would reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than First Interstate and First Interstate Bank, regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which CMYF is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring CMYF to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

An acquisition proposal is a proposal or offer, whether or not in writing, with respect to any of the following:

•	any merger, consolidation, share exchange, business combination or other similar transaction involving CMYF;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of CMYF in a single transaction or series of transactions;

•

any tender offer or exchange offer for 20% or more of the outstanding shares of CMYF capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith;

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions or any combination of the foregoing transactions; or

•	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

Despite the agreement of CMYF not to solicit other acquisition proposals, CMYF may generally, negotiate or have discussions with, or provide non-public information to, a third party before the CMYF shareholders’ meeting, provided that (1) CMYF has not breached its obligations not to seek a third party offer, (2) the CMYF board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to CMYF’s shareholders under applicable law and (3) the acquisition proposal constitutes or is reasonably expected to result in a superior proposal. Before providing any non-public information to, or entering into discussions with, a third party, CMYF must give First Interstate written notice of the identity of the third party and of CMYF’s intention to furnish non-public information to, or enter into discussion with, such third party and CMYF must enter into a confidentiality agreement with such third party on terms no more favorable to such third party than the confidentiality agreement between First Interstate and CMYF. A “superior proposal” is an unsolicited, bona fide written offer or proposal made by a third party to consummate an acquisition proposal by a third party that: (1) CMYF’s board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of CMYF than the transactions contemplated by the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by CMYF’s board of directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by First Interstate and First Interstate Bank in response to such acquisition proposal)); (2) is for 100% of the outstanding shares of CMYF common stock or all or substantially all of the assets of CMYF; and (3) CMYF’s board of directors determines in good faith is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

If CMYF receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, CMYF must notify First Interstate orally within one business day, and within two business days in writing, of the receipt of the acquisition proposal or information request and provide First Interstate with information about the third party and its proposal or information request.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of First Interstate and CMYF before consummation of the merger, including but not limited to the following:

•

CMYF, on the one hand, and First Interstate and First Interstate Bank, on the other hand, will promptly advise the other party of (1) any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any material respect or (2) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•

CMYF, on the one hand, and First Interstate and First Interstate Bank, on the other hand, will provide each other reasonable access during normal business hours to its books, records, contracts, properties, personnel, information technology systems and such other information relating to the other party as may be reasonably requested, except where such materials relate to (1) matters involving the merger agreement, (2) pending or threatened litigation or investigations if disclosing such information adversely affects the confidential nature of any privilege, (3) matters involving a third party acquisition proposal or (4) confidential supervisory information;

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CMYF will provide First Interstate Bank with a copy of each report filed with a governmental entity, each periodic report provided to its senior management and all materials relating to its business or operations furnished to its board of directors, each press release and all other information concerning its business, properties and personnel as First Interstate Bank may reasonably request, except where such materials relate to (1) matters involving the merger agreement, (2) pending or threatened litigation or investigations if disclosing such information adversely affects the confidential nature of any privilege, (3) matters involving a third party acquisition proposal or (4) confidential supervisory information;

•

CMYF will meet with representatives of First Interstate and First Interstate Bank on a regular basis to discuss and plan for the conversion of CMYF’s data processing and related electronic information systems;

•

First Interstate, First Interstate Bank and CMYF will cooperate and use their reasonable best efforts to prepare and file within 45 days after the date of the merger agreement all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the merger and the other transaction contemplated by the merger agreement;

•

First Interstate, First Interstate Bank and CMYF, and their subsidiaries, will use their reasonable best efforts to obtain all third-party consents that are required to consummate the merger and the other transactions contemplated by the merger agreement;

•

CMYF will take all steps required to exempt First Interstate and First Interstate Bank, the merger agreement and the transactions contemplated by the merger agreement from any provisions of an anti-takeover nature in CMYF’s articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws;

•

First Interstate, First Interstate Bank and CMYF will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement;

•	First Interstate and CMYF will consult with one another before issuing any press release or otherwise making public statements with respect to the merger;

•

CMYF will take all actions necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to vote on the merger agreement and the transactions provided for in the merger agreement;

•

CMYF’s board of directors will recommend at its shareholders’ meeting that the shareholders vote to approve the merger agreement and will use its commercially reasonable efforts to obtain shareholders’ approval (provided, however, that, before the CMYF special meeting, CMYF’s board of directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw, modify or change its recommendation that CMYF’s shareholders approve the merger agreement in a manner adverse to First Interstate; provided that before such change in recommendation, CMYF has not breached its obligation not to solicit other acquisition proposals and, if the decision relates to a third party acquisition proposal, CMYF has provided to First Interstate the material terms and conditions of the acquisition proposal or inquiry and given First Interstate the opportunity to revise the merger agreement in light of the third party acquisition proposal;

•

within 45 days following the date of the merger agreement, First Interstate will prepare and file a registration statement, of which this document forms a part, with the SEC registering the shares of First Interstate Class A common stock to be issued in the merger to CMYF shareholders;

•	First Interstate will use its reasonable best efforts to have the registration statement, of which this document forms a part, declared effective by the SEC;

•	First Interstate will take any action required to be taken under applicable state securities laws;

•

before completion of the merger, First Interstate will notify The Nasdaq Stock Market of the additional shares of First Interstate Class A common stock that First Interstate will issue in exchange for shares of CMYF common stock;

•

First Interstate will indemnify CMYF’s current and former directors, officers and employees to the fullest extent as would have been permitted under Idaho law and the CMYF articles of incorporation and bylaws and advance expenses as incurred to the fullest extent permitted under applicable law;

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First Interstate will maintain for a period of six years after completion of the merger CMYF’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are no less favorable than the current policy, with respect to acts or omissions occurring after before the effective time of the merger, except that First Interstate is not required to incur in the aggregate an expense greater than 200% of CMYF’s current annual directors’ and officers’ liability insurance premium; and

•

CMYF will give First Interstate and First Interstate Bank the opportunity to participate, at its own expense, in the defense or settlement of any shareholder litigation against CMYF and/or its directors relating to the transactions contemplated by the merger agreement, and no such settlement will be agreed to without First Interstate’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Representations and Warranties Made by First Interstate, First Interstate Bank and CMYF in the Merger Agreement

First Interstate and First Interstate Bank, on the one hand, and CMYF, on the other hand, have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by First Interstate, First Interstate Bank or CMYF, including being qualified by disclosures between the parties. These representations and warranties may have been made to allocate risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

First Interstate and First Interstate Bank, on the one hand, and CMYF, on the other hand, have made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, qualification and the organizational structure;

•	capitalization, including total outstanding shares and classes of stock;

•

authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory and, for First Interstate, securities reports;

•	financial statements;

•	undisclosed liabilities;

•	litigation matters;

•	tax matters;

•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since June 30, 2018;

•	legal proceedings;

•	the absence of regulatory actions;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts;

•	intellectual property and IT systems;

•	labor and employee benefit matters;

•	real and personal property;

•	receipt of a fairness opinion;

•	compliance with applicable environmental laws;

•	loan portfolio matters;

•	anti-takeover provisions;

•	insurance matters;

•	corporate documents and records;

•	community reinvestment act and regulatory compliance matters;

•	internal controls; and

•	tax treatment of the merger.

In addition, CMYF has made other representations and warranties about itself to First Interstate as to:

•	brokers or financial advisor fees;

•	material interests of certain persons;

•	indemnification matters;

•	investment portfolio matters;

•	related party transactions; and

•	trust accounts.

The representations and warranties of each of First Interstate, First Interstate Bank and CMYF will expire upon the effective time of the merger.

Terminating the Merger Agreement

The merger agreement may be terminated by mutual written consent of First Interstate and CMYF at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either First Interstate or CMYF may terminate the merger agreement if, among other things, any of the following occur:

•

CMYF shareholders do not approve the merger agreement at the CMYF special meeting (in the case of CMYF terminating, only if CMYF has complied with certain obligations relating to calling the CMYF special meeting and recommending that the CMYF shareholders approve the merger agreement);

•

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the merger agreement;

•

the merger has not been consummated by July 31, 2019, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement; or

•

there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days after the giving of written notice to such party of such breach.

First Interstate may also terminate the merger agreement if CMYF breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to CMYF’s shareholders or if the CMYF board of directors does not publicly recommend in this document that CMYF shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Interstate.

CMYF may also terminate the merger agreement:

•

before adoption and approval of the merger agreement by its shareholders, to enter into an agreement with respect to a superior proposal to be acquired by a third party, but only if CMYF’s board of directors has determined in good faith based on the advice of legal counsel that failure to take such action would reasonably be expected to cause the CMYF board of directors to violate its fiduciary duties and CMYF has not breached its obligations regarding the solicitation of other acquisition proposals; and

•	within the five-day period commencing with the fifth day before the closing date of the merger (which we refer to as the “determination date”), if both of the following conditions have been satisfied:

○	the average daily closing sale prices of a share of First Interstate Class A common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days ending on and including the determination date is less than $36.54 (80% of the closing sale price of First Interstate Class A common stock on the third trading date before the date of the first public announcement of the merger agreement); and

○	First Interstate Class A common stock underperforms the KBW Regional Banking Index by more than 20% during the same period.

However, if CMYF chooses to exercise this termination right, First Interstate has the option, within five days of receipt of notice from CMYF, to adjust the merger consideration and prevent termination under this provision.

Termination Fee

The merger agreement requires CMYF to pay First Interstate a fee of $808,624 if CMYF terminates the merger agreement to enter into an agreement with respect to a superior proposal. Additionally, CMYF must pay the termination fee if First Interstate terminates the merger agreement as a result of a breach by CMYF of its covenants regarding acquisition proposals or its obligation to submit the merger agreement to its shareholders, or if CMYF’s board of directors fails to recommend approval of the merger agreement or, after recommending the approval of the merger agreement, it withdraws, modifies or changes its recommendation, so long as at the time of such termination First Interstate is not in material breach of any representation, warranty, or material covenant contained in the merger agreement.

If (1) First Interstate terminates the merger agreement because CMYF breaches a covenant or agreement or if any representation or warranty of CMYF has become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to CMYF and such breach giving rise to such termination was knowing and intentional, or (2) either party terminates the merger agreement because CMYF’s shareholders fail to approve and adopt the merger agreement, then CMYF must pay the termination fee if (a) an acquisition proposal was publicly announced (i) before the termination of the merger agreement if terminated in accordance with (1) above, or (ii) before CMYF’s shareholders meeting if terminated in accordance with (2), above, and (b) within 12 months after termination of the merger agreement, CMYF consummates or enters into an agreement with respect to an acquisition proposal.

Expenses

Each of First Interstate and First Interstate Bank, on the one hand, and CMYF, on the other hand, will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Agreement and Plan of Merger

Before the completion of the merger, First Interstate and First Interstate Bank, on the one hand, and CMYF, on the other hand, may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by CMYF shareholders, First Interstate, First Interstate Bank and CMYF can make no amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by CMYF’s shareholders or that would contravene any provisions of the Montana Business Corporation Act (“MBCA”) or applicable state and federal banking laws, rules and regulations.

Voting Agreements

Each of CMYF’s directors and executive officers, in their individual capacity as a CMYF shareholder, have entered into a separate voting agreement with First Interstate and First Interstate Bank, pursuant to which each such director and executive officer has agreed to vote all shares of CMYF common stock over which he or she exercises sole or shared dispositive and voting rights in favor of the approval of the merger agreement and certain related matters and against alternative transactions. Under the voting agreements, CMYF’s directors and executive officers may not, without the prior written consent of First Interstate, transfer any of their shares of CMYF common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the merger agreement is terminated. As of the January 14, 2019, shares constituting 40.75% of the voting power of CMYF common stock were subject to the voting agreements.

Non-Solicitation Agreements

Each director and executive officer of CMYF entered into an agreement in which they agree, among other things, for a period of one year after the effective time of the merger, not to solicit CMYF employees or customers and not to disparage First Interstate or its directors, officers or employees.

Dissenters’ Rights of Appraisal

Under the Idaho Bank Act, CMYF shareholders are entitled to exercise dissenters’ rights and to receive the fair value in cash of their shares of CMYF common stock if they fully comply with the provisions of the Idaho Bank Act relating to dissenters’ rights, if the merger agreement is approved and the merger is consummated. As noted previously, First Interstate may terminate the merger agreement if holders of 10% or more of the outstanding shares of CMYF common stock propose to exercise dissenters’ rights with respect to the merger. The following summary of the Idaho Bank Act provisions with respect to dissenters’ rights is qualified in its entirety by reference to those statutes. Shareholders anticipating exercising dissenters’ rights with respect to the merger are strongly encouraged to consult their legal counsel and tax, financial or other appropriate advisors.

To exercise dissenters’ rights, you must vote against the merger agreement. You may vote any or all of your shares against the merger. However, if you vote less than all of your shares against the merger, you may only exercise your dissenter’s rights as to those shares that were voted against the merger. You must also make written demand to First Interstate Bank within thirty days after the effective date of the merger, accompanied by the surrender of the stock certificates. The written demand should be sent to the following address:

First Interstate Bank

401 North 31st Street

Billings, Montana 59101

Attn: Corporate Secretary

The value of your shares will be determined, as of the date of the shareholders’ meeting by appraisers, one selected by the vote of the owners of two-thirds of the shares involved at a meeting called by the Idaho Director of Finance on ten days’ notice, one by the board of directors of First Interstate Bank, and the third by the two appraisers so chosen. The valuation agreed upon by any two appraisers shall govern.

The failure of a CMYF shareholder to comply strictly with the Idaho statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Annex B. You should refer to this appendix for a complete statement concerning dissenters’ rights and the foregoing summary of such rights is qualified in its entirety by reference to that annex.

DESCRIPTION OF FIRST INTERSTATE CAPITAL STOCK

As a result of the merger, CMYF shareholders will become First Interstate shareholders. Your rights as a shareholder of First Interstate will be governed by the MBCA, First Interstate’s amended and restated articles of incorporation and First Interstate’s bylaws. The following summary describes the material terms of First Interstate’s capital stock and is subject to, and qualified by, First Interstate’s amended and restated articles of incorporation and bylaws and Montana law. We urge you to read the applicable provisions of the MBCA, First Interstate’s amended and restated articles of incorporation and First Interstate’s bylaws. Copies of First Interstate’s governing documents have been filed with the SEC. See “Where You Can Find More Information” as to how to obtain a copy of First Interstate’s articles of incorporation and bylaws.

General

First Interstate’s amended and restated articles of incorporation provide for two classes of common stock: First Interstate Class A common stock, which has one vote per share, and First Interstate Class B common stock, which has five votes per share. Any holder of First Interstate Class B common stock may at any time convert his or her shares into shares of First Interstate Class A common stock on a share-for-share basis. The shares of First Interstate Class B common stock will be automatically converted into shares of First Interstate Class A common stock on a share-for-share basis:

•

when the aggregate number of shares of First Interstate Class B common stock outstanding as of the record date for any meeting of First Interstate shareholders is less than 20% of the aggregate number of shares of First Interstate Class A common stock and First Interstate Class B common stock then outstanding; or

•	upon any transfer, whether or not for value, except for permitted transfers as set forth in First Interstate’s articles of incorporation and described below.

The shares of First Interstate Class B common stock are generally non-transferable, except in connection with a permitted transfer as set forth in First Interstate’s amended and restated articles of incorporation and described below. The rights of the two classes of First Interstate’s common stock are otherwise identical.

First Interstate’s authorized capital stock consists of 200,100,000 shares, each with no par value per share, of which:

•	100,000,000 shares are designated as First Interstate Class A common stock;

•	100,000,000 shares are designated as First Interstate Class B common stock; and

•	100,000 shares are designated as preferred stock.

At January 14, 2019, First Interstate had issued and outstanding 38,174,451 shares of First Interstate Class A common stock and 22,451,963 shares of First Interstate Class B common stock. At January 14, 2019, First Interstate also had outstanding stock options to purchase an aggregate of 333,583 shares of First Interstate Class A common stock. There were no outstanding shares of First Interstate preferred stock at January 14, 2019.

Common Stock

Dividends. The holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, in any dividends that First Interstate’s board of directors may declare from time to time from legally available funds, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock. If a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of First Interstate Class A common stock will be entitled to receive First Interstate Class A common stock, or rights to acquire First Interstate Class A common stock, as the case may be, and the holders of First Interstate Class B common stock will be entitled to receive shares of First Interstate Class B common stock, or rights to acquire First Interstate Class B common stock, as the case may be. First Interstate is not subject to regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from First Interstate Bank. Applicable regulations limit dividends and other distributions by First Interstate Bank.

Voting Rights. The holders of First Interstate common stock possess exclusive voting rights. The holders of First Interstate Class A common stock are entitled to one vote per share and the holders of First Interstate Class B common stock are entitled to five votes per share on any matter to be voted upon by the shareholders. Holders of First Interstate Class A common stock and First Interstate Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or First Interstate’s articles of incorporation.

First Interstate’s amended and restated articles of incorporation provide that it may not, without first obtaining the affirmative vote of the holders of a majority of the outstanding shares of First Interstate Class A common stock and First Interstate Class B common stock, each voting as a separate class, issue any additional shares of First Interstate Class B common stock, subject to certain exceptions. The holders of First Interstate common stock are not entitled to cumulative voting rights with respect to the election of directors. Directors will be elected by a majority of the voting power of the shares of First Interstate capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Liquidation. Upon liquidation, dissolution or winding up of First Interstate, the holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, in all First Interstate’s assets available for distribution after payment or provision for payment of all its debts and liabilities. If First Interstate issues preferred stock, the holders of First Interstate preferred stock may have a priority over the holders of First Interstate common stock upon liquidation or dissolution.

Conversion. First Interstate Class A common stock is not convertible into any other shares of First Interstate’s capital stock. Each share of First Interstate Class B common stock is convertible at any time, at the option of the holder, into one share of First Interstate Class A common stock. However, each share of First Interstate Class B common stock will convert automatically into one share of First Interstate Class A common stock upon certain transfers that are not permitted under First Interstate’s amended and restated articles of incorporation. See “ —Transfer” below. Once converted into First Interstate Class A common stock, the First Interstate Class B common stock cannot be reissued.

Transfer. Outstanding shares of First Interstate Class B common stock are subject to transfer restrictions under First Interstate’s amended and restated articles of incorporation, limiting their transfer principally to: (1) the holder’s spouse; (2) certain of the holder’s relatives; (3) estates, trusts or other fiduciary arrangements established for the benefit of a holder of First Interstate Class B common stock; (4) certain charitable remainder trusts; provided that the noncharitable beneficiary of any such trust is one or more of the individuals or fiduciary arrangements set forth in (1) through (3) above; and (5) corporations and partnerships wholly-owned by holders of First Interstate Class B common stock and/or any one or more of the individuals or fiduciary arrangements set forth in (1) through (3) above. Furthermore, the First Interstate Class B common stock is not listed on The Nasdaq Stock Market or any other exchange, and there is no trading market for the First Interstate Class B common stock.

Shares of First Interstate Class B common stock will convert automatically into shares of First Interstate Class A common stock if they are transferred to any party who is not an eligible transferee as described in the preceding paragraph and set forth in First Interstate’s amended and restated articles of incorporation.

Subdivision; Combination. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preemptive Rights. The holders of First Interstate common stock do not have any preemptive rights.

Preferred Stock

First Interstate’s board of directors is authorized, without approval of the holders of First Interstate Class A common stock or First Interstate Class B common stock, to issue preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution providing for such preferred stock. The issuance of First Interstate preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of First Interstate common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Considerations and Provisions of First Interstate’s Articles, Bylaws and Montana Law

A number of provisions of First Interstate’s amended and restated articles of incorporation and bylaws concern matters of corporate governance and the rights of First Interstate’s shareholders. Certain of these provisions may have an anti-takeover effect by discouraging takeover attempts not first approved by First Interstate’s board of directors, including takeovers that may be considered by some of First Interstate’s shareholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of First Interstate Class A common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be viewed by First Interstate’s shareholders as beneficial to their interests. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such a transaction could be viewed by First Interstate’s shareholders as beneficial to their interests and could potentially depress the market price of First Interstate Class A common stock. First Interstate’s board of directors believes that these provisions are appropriate to protect First Interstate’s interests and the interests of First Interstate’s shareholders.

Preferred Stock. First Interstate’s board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without shareholder approval. Subject to the provisions of First Interstate’s articles of incorporation, limitations prescribed by law and the rules of The Nasdaq Stock Market, if applicable, First Interstate’s board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, qualifications, limitations or restrictions on shares of First Interstate’s preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation, dissolution and winding-up preferences, in each case without any action or vote by First Interstate’s shareholders.

One of the effects of undesignated preferred stock may be to enable First Interstate’s board of directors to discourage an attempt to obtain control of First Interstate by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of holders of First Interstate Class A common stock and First Interstate Class B common stock by, among other things:

•	restricting dividends on either or both classes of common stock;

•	diluting the voting power of either or both classes of common stock;

•	impairing the liquidation rights of either or both classes of common stock;

•	delaying or preventing a change in control without further action by the shareholders; or

•	decreasing the market price of either or both classes of common stock.

Meetings of Shareholders. First Interstate’s bylaws provide that annual meetings of First Interstate’s shareholders will be held at such time as is determined by First Interstate’s board of directors to elect directors and for the transaction of any other business as may come before the annual meeting. First Interstate’s amended and restated articles of incorporation provide that special meetings of shareholders may be called by (1) First Interstate’s board of directors, (2) the Chairman of First Interstate’s board of directors, (3) the Chief Executive Officer of First Interstate, or (4) a holder, or a group of holders, of common stock holding more than 10% of the total voting power of the outstanding shares of First Interstate capital stock then entitled to vote.

Advance Notice Provisions. First Interstate’s bylaws provide that nominations for directors may not be made by shareholders at any special meeting thereof unless the shareholders intending to make a nomination notifies First Interstate of its intention a specified number of days in advance of the meeting and furnishes to First Interstate certain information regarding itself and the intended nominee. First Interstate’s bylaws also require a shareholder to provide written demand to the First Interstate secretary and must describe the purpose for which the special meeting is to be held. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. These provisions could delay shareholder actions that are favored by the holders of a majority of First Interstate’s outstanding capital stock until the next shareholders’ meeting.

Filling of Board Vacancies. Unless First Interstate’s board of directors otherwise determines or is otherwise required by applicable law, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the shareholders may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of First Interstate’s board of directors, or by a sole remaining director. Each such director will hold office until the next election of directors and until such director’s successor is elected and qualified.

Amendment of the First Interstate Amended and Restated Articles of Incorporation. First Interstate’s amended and restated articles of incorporation may be amended in the manner allowed under the MBCA; however, the affirmative vote of the holders of at least 70% of the outstanding shares of the First Interstate Class A common stock, voting separately as a class, is required to amend or repeal any of the provisions in the amended and restated articles of incorporation of First Interstate relating to First Interstate common stock, a change in control transaction or a Class B acquisition transaction (each as defined in the First Interstate amended and restated articles of incorporation).

Amendment of the First Interstate Bylaws. First Interstate’s amended and restated articles of incorporation provide that the First Interstate bylaws may be adopted, altered, amended or repealed by First Interstate’s board of directors upon the affirmative vote of at least a majority of the directors then in office. First Interstate’s amended and restated articles of incorporation also provide that the bylaws may be adopted, amended, or repealed by a majority of the voting power of the shareholders entitled to vote.

Change in Control. First Interstate’s amended and restated articles of incorporation provide for certain voting thresholds needed to consummate a change in control transaction (as defined in the First Interstate amended and restated articles of incorporation). Accordingly, if First Interstate proposes to engage in a change in control transaction in which holders of First Interstate Class A common stock and First Interstate Class B common stock will receive different consideration, First Interstate will need to obtain, in addition to any shareholder approval required by the MBCA and the First Interstate amended and restated articles of incorporation, the approval of at least 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class.

In addition, if First Interstate proposes to merge into another corporation and in the twelve months before such merger the acquiring company acquired any shares of First Interstate Class B common stock, then such merger transaction will require the affirmative vote of 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class, unless the holders of the First Interstate Class A common stock and First Interstate Class B common stock receive the same consideration for their shares in the merger and the merger consideration paid is at least equal to the highest amount paid by the acquiring corporation for the First Interstate Class B common stock.

Transactions with Interested Shareholders. First Interstate cannot merge with or sell any material assets to any shareholder of First Interstate Class B common stock unless such transaction is approved by a majority of the disinterested directors on First Interstate’s board of directors and the holders of a majority of the shares of First Interstate Class A common stock, voting separately as a single class.

No Cumulative Voting. The MBCA provides that shareholders are not entitled to cumulate votes in the election of directors unless First Interstate’s articles of incorporation provide otherwise. First Interstate’s amended and restated articles of incorporation prohibit cumulative voting.

Dual Class Structure

As discussed above, First Interstate Class B common stock is entitled to five votes per share, while First Interstate Class A common stock is entitled to one vote per share. First Interstate Class A common stock is the class of stock to be issued to CMYF shareholders in the merger and is the only class of First Interstate’s capital stock that is publicly traded. As of January 14, 2019, members of the Scott family held 21,285,014 shares of First Interstate Class B common stock and, therefore, controlled in excess of 71% of the voting power of First Interstate’s outstanding stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over First Interstate’s management and affairs and over matters requiring shareholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of First Interstate’s assets and any other significant transaction. This concentrated control will limit the ability of other shareholders to influence corporate matters and the interests of the Scott family may not always coincide with First Interstate’s interests or the interests of other shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for First Interstate’s common stock is American Stock Transfer & Trust Company, LLC.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or a bank. An acquisition of “control” can occur upon the acquisition of ten percent or more of the voting stock of a bank holding company or depository institution or as otherwise defined by the Federal Reserve Board. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of First Interstate are currently governed by First Interstate’s amended and restated articles of incorporation, bylaws and the MBCA. The rights of shareholders of CMYF are currently governed by CMYF’s articles of incorporation, bylaws and the Idaho Bank Act. If the merger is completed, CMYF shareholders will become First Interstate shareholders and their rights will likewise be governed by First Interstate’s amended and restated articles of incorporation, First Interstate’s bylaws and the MBCA.

The following summary compares the rights of a CMYF shareholder and the rights of a shareholder of First Interstate. The following summary is not a complete statement of the differences between the rights of CMYF shareholders and the rights of First Interstate shareholders and is qualified in its entirety by reference to the articles of incorporation and bylaws of each corporation. Copies of First Interstate’s amended and restated articles of incorporation and bylaws are on file with the SEC and are available on written request addressed to Kirk D. Jensen, General Counsel, First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59101.

Authorized Stock
First Interstate	CMYF

•   First Interstate’s articles of incorporation authorize 200,100,000 shares of capital stock, consisting of 100,000,000 shares of First Interstate Class A common stock, no par value per share, 100,000,000 shares of First Interstate Class B common stock, no par value per share, and 100,000 shares of preferred stock, no par value per share.

•   As of January 14, 2019, there were 38,174,451 shares of First Interstate Class A common stock issued and outstanding and 22,451,963 shares of First Interstate Class B common stock issued and outstanding.

•   As of January 14, 2019, there were no shares of First Interstate preferred stock issued and outstanding.

• CMYF’s articles of incorporation authorize 5,000,000 shares of common stock. • As of January 14, 2019, there were 1,217,939 shares of CMYF common stock issued and outstanding.

Voting Rights
First Interstate	CMYF

•   Same provisions as CMYF with respect to cumulative voting.

•   Each share of First Interstate Class A common stock is entitled to one vote per share. Each share of First Interstate Class B common stock is entitled to five votes per share.

•   CMYF’s articles of incorporation do not provide for cumulative voting by shareholders in the election of directors.

•   CMYF’s articles of incorporation provide that each shareholder is entitled to one vote for each share of stock held by such shareholder.

Preemptive Rights
First Interstate	CMYF

• No holder of any stock has any preemptive rights to subscribe for or purchase any stock other than as First Interstate’s board of directors, in its sole discretion, may determine.	• No holders of any stock have any preemptive rights to subscribe for or purchase any stock.

Required Vote for Authorization of Certain Actions
First Interstate	CMYF

•   Under the MBCA, a two-thirds vote is generally required for approval of mergers or share exchanges, unless otherwise provided in a company’s articles of incorporation. First Interstate’s amended and restated articles of incorporation provide that, if First Interstate proposes to engage in a change in control transaction in which holders of First Interstate Class A common stock and First Interstate Class B common stock will receive different consideration, First Interstate will need to obtain, in addition to any shareholder approval required by the MBCA and the First Interstate amended and restated articles of incorporation, the approval of at least 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class.

•   If First Interstate proposes to merge into another corporation and in the twelve months before such merger the acquiring company acquired any shares of First Interstate Class B common stock, then such merger transaction will require the affirmative vote of 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class, unless the holders of the First Interstate Class A common stock and First Interstate Class B common stock receive the same consideration for their shares in the merger and the merger consideration paid is at least equal to the highest amount paid by the acquiring corporation for the First Interstate Class B common stock.

• Under the Idaho Bank Act, a merger or share exchange requires the approval of two-thirds of the outstanding shares of CMYF common stock.

Required Vote for Authorization of Business Combinations with Interested Shareholders
First Interstate	CMYF

•   First Interstate cannot merge with or sell any material assets to any shareholder of First Interstate Class B common stock unless such transaction is approved by a majority of the disinterested directors on First Interstate’s board of directors and the holders of a majority of the shares of First Interstate Class A common stock, voting separately as a single class.

• CMYF has no similar restriction on business combinations with interested shareholders.

Dissenters’ Rights
First Interstate	CMYF

•   Under the MBCA, First Interstate shareholders are entitled to exercise dissenters’ rights and to receive payment of the fair value of their shares of First Interstate common stock if they fully comply with the provisions of the MBCA relating to dissenters’ rights. Corporate actions that entitle First Interstate shareholders to exercise their dissenters’ rights include, but are not limited to, (1) mergers that require shareholder approval to be consummated, (2) amendments to the articles of incorporation that materially and adversely affect certain shareholder rights and (3) any corporate action taken pursuant to a shareholder vote (to the extent the articles of incorporation, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares).

•   Under the Idaho Bank Act, CMYF shareholders are entitled to exercise dissenters’ rights and to receive the fair value in cash of their shares of CMYF common stock if they fully comply with the provisions of the Idaho Bank Act relating to dissenters’ rights. Corporate actions that entitle CMYF shareholders to exercise their dissenters’ rights include: (1) a merger that results in a state bank; (2) a conversion of an Idaho state bank into a national bank; or (3) a sale of all or substantially all of the bank’s assets.

Dividends
First Interstate	CMYF

•   Under the MBCA, First Interstate may not declare a dividend if, after giving it effect: (1) First Interstate would not be able to pay its debts as they become due in the usual course of business; or (2) First Interstate’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, in any dividends that First Interstate’s board of directors may declare from time to time from legally available funds, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock.

•   Under the Idaho Bank Act, CMYF may not declare a dividend until a surplus equal to 20% of the paid-in capital stock of CMYF has been built up. Thereafter, subject to further limitations, CMYF’s board of directors may declare a dividend of so much of its net profits as it deems; but before any such dividend is declared or paid, not less than one-fifth of CMYF’s net profits for such period as is covered by the dividend are carried to the surplus fund until such surplus fund amounts to 50% of the paid-in common stock.

Indemnification of Directors and Officers and Limitation of Liability
First Interstate	CMYF

•   First Interstate’s amended and restated articles of incorporation provides that it will indemnify to the fullest extent permitted by the MBCA any officer or director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by

•   CMYF’s articles of incorporation provide that it will indemnify to the fullest extent permitted by applicable law, any officer, director or employee made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the reason of the fact that he, or she is or was a director, officer, employee or agent of First Interstate or any predecessor to First Interstate or serves or served at any other enterprise as a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate.

•   First Interstate’s bylaws further provide that it will indemnify to the fullest extent permitted by law any person who was or is a party or threatened to be a party to a proceeding or threatened proceeding by reason of the fact that such person is or was a director or officer of First Interstate or is or was serving as a director or officer serving at the request of First Interstate as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and settlements reasonably incurred by the indemnitee. Such indemnification is only permitted if (1) the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe the conduct was unlawful and (2) the indemnification is properly authorized by First Interstate according to the procedures set forth in its bylaws. Furthermore, no indemnification for actions by or in the right of the corporation is permitted in respect of any claim, issue or matter as to which the indemnitee has been adjudged liable to First Interstate, unless and only to the extent the applicable court determines the indemnitee is fairly and reasonably entitled to indemnification for expenses as the court deems proper.

•   Expenses reasonably incurred by an indemnitee will be paid in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding upon receipt by First Interstate of an statement that the indemnitee has met the applicable standard of conduct to be entitled to indemnification and an undertaking by such indemnitee that he or she will repay the advanced expenses should it ultimately be determined that the he or she is not entitled to indemnification by First Interstate. Indemnification of and advancement of expenses to employees and agents of First Interstate is fact that he, or she is or was a director, officer, employee or agent of CMYF or serves or served at any other organization in any such capacity at the request of CMYF.

•   CMYF’s articles of incorporation provide that expenses (including attorneys’ fees) incurred in defending a proceeding may be paid by CMYF in advance of the final disposition of such action, suit or proceeding. The director, officer, employee or agent must repay such amount, however, if it is ultimately determined that the individual is not entitled to be indemnified by CMYF.

•   CMYF’s articles of incorporation provide that CMYF may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CMYF or is or was serving at the request of CMYF as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not CMYF would have had the power to indemnify him against such liability under the provisions of the articles of incorporation and Idaho law.

•   CMYF’s articles of incorporation include a provision that eliminates its directors’ personal liability to CMYF or its shareholders for breach of fiduciary duty as a director to the fullest extent permitted by law.

permitted to the fullest extent not prohibited by the MBCA or by any other applicable law.

•   Under First Interstate’s bylaws, First Interstate may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of First Interstate, or is or was a director, officer, employee or agent of First Interstate serving at the request of First Interstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability incurred by the insured in any such capacity or arising out of such status of the insured, whether or not First Interstate would have the power or obligation to indemnify the insured against liability under the provisions of First Interstate’s bylaws.

•   First Interstate’s amended and restated articles of incorporation include a provision that eliminates its directors’ personal liability to First Interstate or its shareholders for breach of fiduciary duty as a director to the fullest extent permitted by law.

Shareholders’ Meetings
First Interstate	CMYF

•   Notice of a meeting must be delivered and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 60 days before the meeting to each shareholder entitled to vote.

•   Special meetings of shareholders may be called by (1) the board of directors, (2) the Chairman of the board of directors, (3) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, its President) or (4) a holder, or a group of holders, of common stock holding more than 10% of the total voting power of the outstanding shares of capital stock.

•   For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 70 days nor less than 10 days before the meeting.

•   To nominate a director or propose new business, shareholders must give written notice to the secretary not less than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary of the preceding year’s annual shareholders’ meeting; provided, however, if no shareholders meeting

•   Notice of a meeting must be delivered no fewer than 14 days and no more than 60 days before the meeting to each shareholder entitled to vote.

•   Special meetings of shareholders may be called by (1) the board of directors or (2) a holder, or a group of holders, of common stock holding more than 33 1/3% of the stock of CMYF.

•   For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 60 days nor less than 14 days before the meeting; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of CMYF not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

•   To nominate a director or propose new business, shareholders must give written notice to the secretary not less than 14 days nor earlier than 60 days prior to any such meeting; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such written was held in the prior year or the annual meeting is called for a date that is not within 30 days of such anniversary date, notice of the nomination is required to be delivered no later than the 10th day following the date on which notice of the meeting was mailed or made public, whichever occurs first. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must be in writing and include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

notice shall be delivered or mailed, as prescribed, to the Secretary of CMYF not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must be in writing and include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

Action by Shareholders Without a Meeting
First Interstate	CMYF

•   First Interstate’s bylaws require that any action to be taken by the shareholders of First Interstate must be taken at a duly called meeting of shareholders and may not be taken by any consent in writing by such shareholders, unless provided by applicable law.

•   CMYF’s bylaws require that action required or permitted to be approved by CMYF’s shareholders at a meeting may be approved without a meeting or a vote if the action is approved by all shareholders entitled to vote on the action and is evidenced in writing.

Board of Directors
First Interstate	CMYF

•   First Interstate’s bylaws state that the number of directors constituting the board of directors will be no less than five and no more than 18, with the exact number to be determined from time to time by the board of directors. There are currently 15 members of First Interstate’s board of directors.

•   First Interstate’s board of directors is divided into three classes, with each class as nearly equal in number as possible. The term of office of each class of director is three years. Each director holds office until the expiration of such director’s term or until a director dies, resigns or is removed. At each annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting are elected to hold office.

•   First Interstate’s bylaws provide that vacancies on the board of directors will be filled by a vote of a majority of the remaining directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

•   Under First Interstate’s bylaws, any director may be removed from office at any time, with or

•   CMYF’s bylaws state that the number of directors comprising the board of directors must be seven or another number not less than five or more than fifteen. A majority of such directors must also be residents of Idaho.

•   CMYF’s board of directors is divided into three classes, with each class as nearly equal in number as possible. The term of office of each class of director is three years. Each director holds office until the expiration of such director’s term or until a director dies, resigns or is removed. At each annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting are elected to hold office.

•   CMYF’s articles of incorporation provide that vacancies on the board of directors will be filled by a vote of a majority of the remaining directors. A director elected to fill a vacancy will be elected until the next election of directors by the shareholders.

•   CMYF’s articles of incorporation provide that a director may be removed from office in the manner provided by law or the articles of incorporation.

without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock then entitled to vote in the election of directors.

Amendment of the Bylaws
First Interstate	CMYF

•   First Interstate’s bylaws may be amended or repealed by a majority vote of the board of directors. First Interstate’s bylaws may also be amended upon a majority vote of the outstanding shares of capital stock entitled to vote.

• CMYF’s bylaws may be amended by a vote of a majority of the full board of directors or by a majority of votes eligible to be cast by the shareholders of CMYF at any legal meeting.

Amendment of the Articles of Incorporation
First Interstate	CMYF

•   First Interstate’s amended and restated articles of incorporation may be amended in the manner allowed under the MBCA; however, the amendment of any of the provisions relating to First Interstate common stock, a Change in Control Transaction or a Class B Acquisition Transaction will require the vote of 70% of the outstanding shares of the First Interstate Class A common stock, voting separately as a class.

•   No amendment to CMYF’s articles of incorporation may be made unless such is first approved by a majority of the directors of CMYF and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a lawful meeting. All amendments to CMYF’s articles of incorporation are subject to the approval of the Director of the Idaho Department.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

Upon the completion of the merger, First Interstate’s and First Interstate Bank’s board of directors will consist of all the current directors of First Interstate and First Interstate Bank, respectively.

For information regarding the current directors of First Interstate, executive compensation and relationships and related transactions, see First Interstate’s proxy statement for the 2018 annual meeting of shareholders and its Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this document. See “Where I Can Find More Information.”

Management

The existing executive officers of First Interstate and First Interstate Bank will not change as a result of the merger.

Operations

While there can be no assurance as to the achievement of business and financial goals, First Interstate currently expects to achieve cost savings equal to approximately 45% of CMYF’s current annualized non-interest expenses (excluding one-time non-recurring costs in 2018 identified by CMYF) through the elimination of redundant senior and executive management and other operating efficiencies (such as the elimination of duplicative data processing services). See “Cautionary Statement About Forward-Looking Statements.”

MARKET PRICE AND DIVIDEND INFORMATION

First Interstate Class A common stock is listed on The Nasdaq Global Select Market under the symbol “FIBK.” CMYF common stock is listed on the OTC Market’s Pink Market Place under the symbol “CMYF.”

The high and low trading prices for First Interstate Class A common stock as of October 11, 2018, the last trading day immediately before the public announcement of the merger, were $46.15 and $44.61, respectively. The high and low trading prices for CMYF common stock as of October 11, 2018, the last trading day immediately before the public announcement of the merger, were $14.55 and $14.55, respectively.

You should obtain current market quotations for First Interstate Class A common stock as the market price of First Interstate Class A common stock will fluctuate between the date of this document and the date on which the merger is completed. You can get these quotations from a newspaper, on the internet or by calling your broker.

Changes in the market price of First Interstate Class A common stock before the completion of the merger will affect the value of the merger consideration that CMYF shareholders will be entitled to receive upon completion of the merger.

As of January 14, 2019, there were approximately 1,039 holders of record of First Interstate Class A common stock. As of January 14, 2019, there were approximately 28 holders of record of CMYF common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of First Interstate’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Interstate, applicable state law and government regulations and other factors deemed relevant by First Interstate’s board of directors.

STOCK OWNERSHIP OF CMYF

The following table sets forth the number of shares of CMYF common stock beneficially owned by any person (including any group) who is known to CMYF to be the beneficial owner of more than five percent of CMYF’s class of common stock, each director and executive officer of CMYF, and all directors and executive officers of CMYF as a group. Beneficial ownership is shown as of December 31, 2018, and is based on 1,217,309 shares of CMYF common stock outstanding as of December 31, 2018. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder also is deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date, such as through the exercise of stock options or the conversion of a security. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The address of each of CMYF’s directors and executive officers is care of Community 1st Bank, 707 N. Post Street, Post Falls, Idaho 83854.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Executive Officers(1)
William R. Basom	24,538	1.96%
David P. Bobbitt	146,381	11.70
W. Bill Booth	24,984	2.00
David B. Holloway	15,404	1.23
Cyndie J. Lempesis	39,659	3.17
Jerry C. Lyon	32,099	2.57
Don Maryon	8,790	0.70
Nicole Montogmery	12,307	0.98
Gary T. Schneidmiller	112,424	8.99
Jack P. Tibesar	112,424	8.99
All directors and executive officers as a group (10 persons)	529,010	42.29

(1)	There are no other beneficial owners of more than 5%, of the outstanding CMYF common stock other than the directors and executive officers listed above.

LEGAL MATTERS

The validity of the First Interstate Class A common stock to be issued in the proposed merger has been passed upon for First Interstate by Luse Gorman, PC, Washington, D.C. Certain material U.S. federal income taxes consequences relating to the merger will be passed upon for First Interstate by Luse Gorman, PC, Washington, D.C. and for CMYF by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of First Interstate as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference into this document in reliance upon the report of RSM US LLP, an independent registered public accounting firm, appearing in First Interstate’s 2017 Annual Report on Form 10-K incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Interstate files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document First Interstate files with the SEC at its public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

First Interstate filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of First Interstate Class A common stock to be issued to CMYF shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of First Interstate in addition to being a proxy statement of CMYF for its special meeting. As permitted by the SEC rules, this document does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information in this document concerning First Interstate and its subsidiaries has been furnished by First Interstate and all information in this document concerning CMYF and its subsidiaries has been furnished by CMYF.

Each CMYF shareholder will receive a separate copy of this document, regardless of whether such shareholder is residing at a shared address with one or more other CMYF shareholders.

You should rely only on the information contained in this document when evaluating the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [●], 2019. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of CMYF nor the issuance of shares of First Interstate Class A common stock as contemplated by the merger agreement shall create any implication to the contrary.

First Interstate incorporates by reference into this document the documents listed below and any additional documents that it may file with the SEC between the date of this document and the date of the CMYF special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

FIRST INTERSTATE FILINGS (FILE NO 001-34653)

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2017

• Quarterly Report on Form 10-Q	Three Months Ended March 31, 2018, June 30, 2018 and September 30, 2018

• Current Reports on Form 8-K	January 23, 2018, January 30, 2018, March 8, 2018, March 15, 2018, April 5, 2018, April 25, 2018, April 26, 2018, April 27, 2018, May 4, 2018, August 1, 2018, August 9, 2018, August 15, 2018, August 17, 2018, October 11, 2018, October 25, 2018, October 30, 2018 (other than portions of those documents not deemed to be filed)

Documents incorporated by reference are available from First Interstate without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

Attention: Kirk D. Jensen, General Counsel

Telephone: (406) 255-5304

If you would like to request documents from First Interstate, please do so by March 20, 2019 to receive them before the CMYF special meeting. If you request any incorporated documents, First Interstate will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Neither First Interstate nor CMYF has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 11, 2018

BY AND AMONG

FIRST INTERSTATE BANCSYSTEM, INC.

FIRST INTERSTATE BANK

AND

COMMUNITY 1ST BANK

A-i

EXHIBITS

Exhibit A        Form of Community 1st Bank Voting Agreement

Exhibit B        Form of Community 1st Bank Non-Solicitation Agreement

A-ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 11th day of October, 2018, by and among First Interstate BancSystem, Inc., a Montana-chartered corporation (“Purchaser”), First Interstate Bank, a Montana-chartered bank (“Purchaser Bank”), and Community 1st Bank, an Idaho-chartered bank (“CMYF”).

Introductory Statement

The Boards of Directors of each of Purchaser, Purchaser Bank and CMYF have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Purchaser, Purchaser Bank and CMYF, as the case may be, and in the best interests of their respective stockholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser, Purchaser Bank and CMYF each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s and Purchaser Bank’s willingness to enter into this Agreement, each executive officer and member of the Board of Directors of CMYF has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he or she will vote his or her shares of CMYF Common Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

As a further condition and inducement to Purchaser’s and Purchaser Bank’s willingness to enter into this Agreement, each executive officer and member of the Board of Directors of CMYF has entered into an agreement dated as of the date hereof in the form of Exhibit B, pursuant to which he or she will agree to certain non-solicitation provisions (each, a Non-Solicitation Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Articles of Merger	Section 2.3
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
CMYF	Preamble
CMYF Benefit Plans	Section 3.2(r)(i)
CMYF Contract	Section 3.2(o)(i)
CMYF Equity Plan	Section 2.11
CMYF ERISA Affiliate	Section 3.2(r)(i)
CMYF Intellectual Property	Section 3.2(p)(i)
CMYF IT Systems	Section 3.2(p)(ii)
CMYF Qualified Plans	Section 3.2(r)(iv)
CMYF Stock Option	Section 2.11
CMYF Stockholder Meeting	Section 5.8(a)
Continuing Employee	Section 5.11(a)
D.A. Davidson	Section 3.2(t)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.6
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(a)
Final Index Price	Section 7.1(h)
Index Price	Section 7.1(h)
Index Ratio	Section 7.1(h)
Letter of Transmittal	Section 2.7(a)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Multiemployer Plan	Section 3.2(r)(vii)
Multiple Employer Plan	Section 3.2(r)(vii)
Non-Solicitation Agreement	Preamble
Non-Qualified Plans	Section 5.12(f)
OREO	Section 4.1(d)
PBGC	Section 3.2(r)(ii)
Proxy Statement-Prospectus	Section 5.9(a)
Purchaser	Preamble
Purchaser Bank	Preamble
Purchaser Benefit Plans	Section 3.3(r)(i)
Purchaser Contract	Section 3.3(p)(i)
Purchaser ERISA Affiliate	Section 3.3(r)(i)
Purchaser Intellectual Property	Section 3.3(cc)(i)

Defined Term	Location of Definition
Purchaser IT Systems	Section 3.3(cc)(ii)
Purchaser Qualified Plans	Section 3.3(r)(iii)
Purchaser Reports	Section 3.3(h)
Starting Date	Section 7.1(h)
Starting Price	Section 7.1(h)
Surviving Bank	Section 2.1
Voting Agreement	Preamble

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving CMYF; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of CMYF’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of CMYF’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” of a Person means any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the average closing price of Purchaser Common Stock as reported on The Nasdaq Stock Market, LLC for the twenty (20) consecutive trading days ending on and including the Determination Date.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Certificate” means certificates or book entry shares evidencing shares of CMYF Common Stock held by its stockholders.

“CMYF 401(k) Plan” means the WIB Community Bank Retirement Program.

“CMYF Common Stock” means the common stock, $5.00 par value per share, of CMYF.

“CRA” means the Community Reinvestment Act.

“Determination Date” shall mean fifth day prior to the Closing Date, provided that if shares of the Purchaser Common Stock are not actually traded on The Nasdaq Stock Market, LLC on such day, the Determination Date shall be the immediately preceding day to the fifth day prior to the Closing Date on which shares of Purchaser Common Stock actually trade on The Nasdaq Stock Market, LLC.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means Dissenting Shares and shares of CMYF Common Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser or CMYF.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of Des Moines.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, or other administrative entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IBA” means the Idaho Bank Act.

“IDF” means the Idaho Department of Finance.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser and Purchaser Bank, the actual Knowledge of those senior officers set forth in Purchaser’s and Purchaser’s Bank Disclosure Letter and, with respect to CMYF, the actual Knowledge of those senior officers set forth in CMYF’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of CMYF or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or materially prevents, impairs or threatens the ability of either CMYF, on the one hand, or Purchaser or Purchaser Bank, on the other hand, as the context may dictate, to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser, Purchaser Bank or CMYF required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, and (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such change uniquely affects such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“MBA” means the Montana Bank Act.

“MDOB” means the Montana Division of Banking and Financial Institutions.

“Option Payment Amount” equals the Average Closing Price multiplied by the Exchange Ratio.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser 401(k) Plan” means the First Interstate Bank 401(k) Plan.

“Purchaser Common Stock” means the Class A common stock, no par value per share, of Purchaser.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which CMYF, Purchaser or Purchaser Bank, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) CMYF’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of CMYF than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by CMYF’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser and Purchaser Bank in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of CMYF Common Stock or all or substantially all of the assets of CMYF; and (iii) CMYF’s Board of Directors determines in good faith is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, CMYF will merge with and into Purchaser Bank (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of CMYF shall cease. Purchaser Bank shall be the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Bank”) in the Merger and shall continue to be governed by the MBA and its name and separate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2    Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Purchaser within fifteen (15) calendar days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3     Effective Time. In connection with the Closing, Purchaser Bank and CMYF shall duly execute and deliver articles of merger (and such other documents as required by law) to the MDOB and the IDF, to the extent required by the relevant provision of the MBA and the IBA, respectively (collectively, the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are duly filed with and endorsed by the MDOB or at such later date or time as Purchaser Bank and CMYF agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4    Effects of the Merger. The Merger will have the effects set forth in this Agreement, in the MBA and the IBA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser Bank shall possess all of the properties, rights, privileges, powers and franchises of CMYF and be subject to all of the debts, liabilities and obligations of CMYF. Additionally, all assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of CMYF shall be automatically transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other document of transfer. At the Effective Time, each deposit account holder of Purchaser Bank or of CMYF immediately prior to the Effective Time shall become a depositor of the Surviving Bank. The main banking office of the Surviving Bank shall be 401 North 31st Street, Billings, Montana. The branch offices of Purchaser Bank and the branch offices of CMYF that are in lawful operation prior to at the Effective Time shall be, and shall be operated as, branch offices of the Surviving Bank.

2.5    Effect on Outstanding Shares of CMYF Common Stock.

(a)    By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of CMYF Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive 0.3784 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”).

(b)    Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of CMYF Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or there shall be any extraordinary dividend or distribution paid, the Exchange Ratio shall be adjusted appropriately to provide the holders of CMYF Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)    As of the Effective Time, except for Dissenting Shares, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by CMYF, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6    Dissenter’s Rights. Each outstanding share of CMYF Common Stock, the holder of which has perfected the right to dissent under the IBA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the IBA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the IBA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the IBA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the IBA, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.

2.7    Exchange Procedures.

(a)    At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing, for the benefit of the holders of record of shares of CMYF Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.7, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable after the Effective Time to each holder of record of CMYF Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing CMYF Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of CMYF Common Stock to be converted thereby.

(b)    At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration, and as to Dissenting Shares, shall represent only the right to receive applicable payments as set forth in Section 2.6. CMYF shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c)    The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of CMYF Common Stock not registered in the transfer records of CMYF, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such CMYF Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d)    No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e)    The stock transfer books of CMYF shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of CMYF of any shares of CMYF Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f)    Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5(b), any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the holders of CMYF Common Stock for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of CMYF Common Stock who has not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of CMYF Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of CMYF Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Purchaser and the Exchange Agent shall be entitled to rely upon CMYF’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. CMYF shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8    Effect on Outstanding Shares of Purchaser and Purchaser Bank Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock and each share of Purchaser Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Purchaser and Purchaser Bank, respectively, and shall not be affected by the Merger.

2.9    Directors of Surviving Bank After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Bank shall consist of the directors of Purchaser Bank serving immediately prior to the Effective Time.

2.10    Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11    Treatment of Stock Options. At the Effective Time, each option to acquire shares of CMYF Common Stock that is outstanding and unexercised immediately prior thereto (“CMYF Stock Option”) pursuant to the Community 1st Bank 2007 Incentive Stock Plan (the “CMYF Equity Plan”) shall to the extent unvested automatically become vested and each CMYF Stock Option shall be cancelled and, subject to Purchaser’s receipt of an option surrender agreement in the form set forth in the Purchaser’s Disclosure Letter, converted into the right to receive a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of CMYF Common Stock subject to CMYF Stock Option, multiplied by (ii) the amount by which the Option Payment Amount exceeds the exercise price of such CMYF Stock Option. If the exercise price of a CMYF Stock Option is greater than the Option Payment Amount, then at the Effective Time such CMYF Stock Option shall be cancelled without any payment made in exchange therefor. Such cash payment shall be made by CMYF by wire transfer of immediately available funds on the Closing Date.

2.12    Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.13    Absence of Control. It is the intent of the parties hereto that Purchaser and Purchaser Bank by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, CMYF or to exercise, directly or indirectly, a controlling influence over the management or policies of CMYF.

2.14    Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of CMYF or (ii) otherwise carry out the purposes of this

Agreement, CMYF and its officers and directors shall be deemed to have granted to Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of CMYF or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Purchaser Bank are authorized in the name of CMYF or otherwise to take any and all such action.

2.15    Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CMYF Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser (or any Affiliate thereof) or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of CMYF Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Disclosure Letters; Standard.

(a)    Prior to the execution and delivery of this Agreement, Purchaser and Purchaser Bank, on the one hand, and CMYF, on the other hand, have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b)    No representation or warranty of CMYF, Purchaser or Purchaser Bank contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(j), 3.2(u), 3.2(x), 3.3(a), 3.3(b)(iv) (as to Purchaser Bank), 3.3(d), 3.3(e)(i) and (ii), 3.3(k) and 3.3(u), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to CMYF, Purchaser or Purchaser Bank, as the case may be (it being understood that, except with respect to Section 3.2(j), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2    Representations and Warranties of CMYF. Except (i) as disclosed in CMYF’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), CMYF represents and warrants to Purchaser and Purchaser Bank that:

(a)    Organization and Qualification. CMYF is an Idaho-chartered bank. CMYF has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. CMYF is duly qualified or licensed and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on CMYF. CMYF’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. CMYF is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b)    Subsidiaries. CMYF has no Subsidiaries.

(c)    Capital Structure.

(i)    The authorized capital stock of CMYF consists of 5,000,000 shares of CMYF Common Stock.

(ii)    As of the date of this Agreement:

(A)    1,209,591 shares of CMYF Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; and

(B)    90,802 shares of CMYF Common Stock are reserved for issuance pursuant to outstanding CMYF Stock Options (including exercisable and unexercisable CMYF Stock Options).

(iii)    Set forth in CMYF’s Disclosure Letter is a complete and accurate list of all outstanding CMYF Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(iv)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CMYF may vote are issued or outstanding.

(v)    Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of CMYF are issued, reserved for issuance or outstanding, and (B) other than CMYF Stock Options, CMYF does not have or is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CMYF to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CMYF (including any rights plan or agreement) or obligating CMYF to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. CMYF does not have and is not bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of CMYF Common Stock, or any other security of CMYF or any securities representing the right to vote, purchase or otherwise receive any shares of CMYF Common Stock or any other security of CMYF. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of CMYF to repurchase, redeem or otherwise acquire any shares of capital stock of CMYF.

(vi)    Other than the Voting Agreements and as set forth in CMYF’s Disclosure Letter, there are no voting trusts, stockholder agreements, proxies or similar agreements to which CMYF is a party in effect with respect to the voting or transfer of CMYF Common Stock or other voting securities or equity interests of CMYF or granting any stockholder or other person any registration rights. CMYF does not have in effect a “poison pill” or similar stockholder rights plan.

(d)    Authority. CMYF has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of CMYF’s Board of Directors, and no other corporate proceedings on the part of CMYF are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of CMYF Common Stock. CMYF’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to CMYF’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by CMYF and constitutes a valid and binding obligation of CMYF, enforceable against CMYF in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)    No Violations. The execution, delivery and performance of this Agreement by CMYF do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CMYF (or any of its properties) is subject, (ii) violate the articles of incorporation or bylaws of CMYF or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CMYF under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CMYF is a party, or to which any of its properties or assets may be subject.

(f)    Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the MDOB and the IDF, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of CMYF’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the MDOB pursuant to the MBA and with the IDF pursuant to the IBA, (iv) filing with The Nasdaq Stock Market LLC of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, (vi) the filing with the Financial Industry Regulatory Authority of a notification on the Merger, and (vii) the approval by CMYF’s stockholders required to approve the Merger under Idaho law, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by CMYF in connection with the execution and delivery by CMYF of this Agreement or the consummation by CMYF of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, CMYF has no Knowledge of any reason pertaining to CMYF why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)    Governmental Filings. CMYF has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the FDIC and IDF or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)    Financial Statements. CMYF has previously made available to Purchaser copies of (i) the statements of financial condition of CMYF as of December 31, 2017 and 2016 and related statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of CMYF’s independent registered public accounting firm and (ii) the unaudited interim financial statements of CMYF as of and for the three (3) and six (6) months ended June 30, 2018 and related statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three (3) and six (6) months ended June 30, 2018. Such financial statements were prepared from the books and records of CMYF, fairly present the financial position of CMYF in each case at and as of the dates indicated and the results of operations and cash flows of CMYF for the periods indicated, and, except as otherwise set forth in the notes thereto and in the case of the unaudited interim financial statements for the absence of notes and normal year-end adjustments, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of CMYF have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)    Undisclosed Liabilities. CMYF has not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that is required to be reflected on a statement of financial condition or notes thereto in accordance with GAAP other than liabilities reflected on or reserved against in the audited statement of financial condition of CMYF or notes thereto as of December 31, 2017, except for (i) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CMYF and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

(j)    Absence of Certain Changes or Events.

(i)    Except as set forth in CMYF’s Disclosure Letter, since June 30, 2018, CMYF has conducted its business only in the ordinary and usual course of such business consistent with past practice and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CMYF.

(ii)    Except as set forth in CMYF’s Disclosure Letter, since June 30, 2018, CMYF has not taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k)    Litigation. There are no material suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of CMYF, threatened against or affecting CMYF or any property or asset of CMYF that (i) are seeking damages or declaratory relief against CMYF or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against CMYF or the assets of CMYF (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2015, (i) there have been no subpoenas, written demands, or document requests received by CMYF from any Governmental Entity and (ii) no Governmental Entity has requested that CMYF enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l)    Absence of Regulatory Actions. Since January 1, 2015, CMYF has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of CMYF at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of CMYF, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of CMYF.

(m)    Compliance with Laws. To the Knowledge of CMYF, CMYF has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CMYF, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. CMYF has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of CMYF, threatened. CMYF has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMYF.

(n)    Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of CMYF have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by CMYF have been paid in full or adequate provision has been made for any such Taxes on CMYF’s statement of financial condition (in accordance with GAAP). To the Knowledge of CMYF, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of CMYF, and no claim has been made in writing by any authority in a jurisdiction where CMYF does not file tax returns that CMYF is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CMYF have been paid in full or adequate provision has been made for any such Taxes on CMYF’s statement of financial condition (in accordance with GAAP). CMYF has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. CMYF has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CMYF has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. CMYF has not made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(o)    Agreements.

(i)    CMYF has previously delivered to Purchaser, and CMYF’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which CMYF is a party or is bound:

(A)    (1) with any director, officer or employee of CMYF the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CMYF of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)    that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of CMYF (or, following the consummation of the transactions contemplated hereby, Purchaser, Purchaser Bank or any of their Subsidiaries), (2) obligates CMYF or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser, Purchaser Bank or any of their Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires CMYF to make available investment opportunities to any person on a priority or exclusive basis;

(C)    pursuant to which CMYF may become obligated to invest in or contribute capital to any entity;

(D)    that relates to borrowings of money (or guarantees thereof) by CMYF in excess of $100,000, other than FHLB or Federal Reserve borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(E)    that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CMYF;

(F)    that limits the payment of dividends by CMYF;

(G)    that relates to the involvement of CMYF in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)    that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I)    that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;

(J)    that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum; or

(K)    that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, CMYF in the fiscal year ended December 31, 2017, or that could reasonably be expected to involve such payments during the fiscal year ending December 31, 2018, of more than $100,000 (excluding Loans) or the termination of which would require payment by CMYF in excess of $100,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether or not set forth in CMYF’s Disclosure Letter, is referred to herein as a “CMYF Contract,” and CMYF does not know, or has not received notice, of any material violation of the above by any of the other parties thereto.

(ii)    Each CMYF Contract is valid and binding on CMYF, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CMYF. CMYF has in all material respects performed all obligations required to be performed by it under each CMYF Contract. To CMYF’s Knowledge, each third-party counterparty to each CMYF Contract has in all material respects performed all obligations required to be performed by it under such CMYF Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of CMYF under any such CMYF Contract.

(iii)    CMYF is not in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its properties or assets is subject and, to the Knowledge of CMYF, no other party to any such agreement (excluding any Loan or extension of credit made by CMYF) is in default in any respect thereunder.

(p)    Intellectual Property; CMYF IT Systems.

(i)    CMYF’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to CMYF for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that CMYF is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “CMYF Intellectual Property”). With respect to each item of CMYF Intellectual Property owned by CMYF, it possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of CMYF Intellectual Property that CMYF is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to CMYF. CMYF has not received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that CMYF must license or refrain from using any intellectual property rights of a third party). To the Knowledge of CMYF, CMYF has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of CMYF.

(ii)    To CMYF’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of CMYF (collectively, the “CMYF IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. CMYF IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct CMYF’s business as currently conducted. CMYF has not experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of CMYF IT Systems. No Person has gained unauthorized access to any of CMYF IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on CMYF. CMYF has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business. CMYF is in compliance in all material respects with all data protection and privacy laws and regulations as well as its own policies relating to data protection and the privacy and security of personal data and the non-public personal information of its customers and employees, except for immaterial failures to comply or immaterial violations.

(q)    Labor Matters.

(i)    CMYF is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. CMYF is not or has not ever been a party to, or is not or has not ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is CMYF the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of CMYF, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving CMYF pending or, to the Knowledge of CMYF, threatened.

(ii)    CMYF’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of CMYF and any consultants or independent contractors providing services to CMYF; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. CMYF’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r)    Employee Benefit Plans.

(i)    CMYF’s Disclosure Letter lists all CMYF Benefit Plans. For purposes of this Agreement, “CMYF Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which CMYF or any trade or business of CMYF, whether or not incorporated, all of which together with CMYF would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “CMYF ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by CMYF or any CMYF ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of CMYF or any CMYF ERISA Affiliate.

(ii)    CMYF has heretofore made available to Purchaser and Purchaser Bank true, correct and complete copies of the following documents with respect to each of the CMYF Benefit Plans, to the extent applicable, (A) all plans and trust agreements, (B) all summary plan descriptions, amendments, modifications or material supplements to any CMYF Benefit Plan, (C) where any CMYF Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (D) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (E) the most recently received IRS determination letter, if any, relating to any CMYF Benefit Plan, (F) the most recently prepared actuarial report for each CMYF Benefit Plan (if applicable) for each of the last three (3) years and (G) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii)    Each CMYF Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. CMYF has not taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any CMYF Benefit Plan, and CMYF does not have any Knowledge of any plan defect that would qualify for correction under any such program.

(iv)    CMYF’s Disclosure Letter identifies each CMYF Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “CMYF Qualified Plans”). The IRS has issued a favorable determination letter with respect to each CMYF Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of CMYF, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any CMYF Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any CMYF Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v)    Each CMYF Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to CMYF or any employee of CMYF.

(vi)    Neither CMYF nor any CMYF ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of CMYF nor any CMYF ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii)    CMYF does not sponsor, has not sponsored or does not have any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(viii)    All contributions required to be made to any CMYF Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CMYF Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CMYF.

(ix)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to CMYF’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against CMYF Benefit Plans, any fiduciaries thereof with respect to their duties to CMYF Benefit Plans or the assets of any of the trusts under any of CMYF Benefit Plans, that could reasonably be expected to result in any material liability of CMYF to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any CMYF Benefit Plan, or any other party.

(x)    To the Knowledge of CMYF, none of CMYF nor any CMYF ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of CMYF Benefit Plans or their related trusts, CMYF, any CMYF ERISA Affiliate or any Person that CMYF has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xi)    Except as provided in Section 2.11 or in the CMYF Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of CMYF, or result in any limitation on the right of CMYF to amend, merge, terminate or receive a reversion of assets from any CMYF Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CMYF in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC.

(xii)    CMYF does not maintain or contribute to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require CMYF or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xiii)    No CMYF Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. CMYF’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(s)    Properties.

(i)    A list of all real property owned or leased by CMYF is set forth in CMYF’s Disclosure Letter. CMYF has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which CMYF as lessee, leases real or personal property is valid and in full force and effect as to CMYF and neither CMYF, nor, to CMYF’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. CMYF has previously delivered to Purchaser and Purchaser Bank a complete and correct copy of each real property lease. All real property owned or leased by CMYF are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by CMYF to be adequate for the current business of CMYF. To the Knowledge of CMYF, none of the buildings, structures or other improvements located on any real property owned or leased by CMYF encroach upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)    CMYF has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.

(t)    Fairness Opinion. The board of directors of CMYF has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of D.A. Davidson & Co. (“D.A. Davidson”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of CMYF Common Stock.

(u)    Fees. Other than for financial advisory services performed for CMYF by D.A. Davidson pursuant to an agreement executed March 19, 2018, a true and complete copy of which is included in CMYF’s Disclosure Letter, neither CMYF nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for CMYF in connection with this Agreement or the transactions contemplated hereby.

(v)    Environmental Matters.

(i)    Each of CMYF’s properties, the Participation Facilities, and, to the Knowledge of CMYF, the Loan Properties are, and have been during the period of CMYF’s ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of CMYF, threatened, before any court or Governmental Entity against CMYF or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CMYF or any Participation Facility.

(iii)    To the Knowledge of CMYF, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or, Governmental Entity relating to or against any Loan Property (or CMYF in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)    CMYF has not received in writing during the past five (5) years any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)    To the Knowledge of CMYF, there are no underground storage tanks at any properties owned or operated by CMYF or any Participation Facility. Neither CMYF nor, to the Knowledge of CMYF, any other Person, has closed or removed any underground storage tanks from any properties owned or operated by CMYF or any Participation Facility.

(vi)    During the period of (A) CMYF’s ownership or operation of any of its current properties or (B) CMYF’s participation in the management of any Participation Facility, to the Knowledge of CMYF, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of CMYF, prior to the period of (A) CMYF’s ownership or operation of any of its current properties or (B) CMYF’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w)    Loan Matters.

(i)    All Loans held by CMYF were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of CMYF, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid, except as may be provided by bankruptcy, insolvency and similar laws and general principles of equity.

(ii)    Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor CMYF’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)    The allowance for loan losses reflected in CMYF’s audited statement of financial condition at December 31, 2017, and the allowance for loan losses shown on the CMYF’s interim statement of financial condition as of June 30, 2018, in the opinion of management, were adequate, as of the dates thereof, under GAAP.

(iv)    None of the agreements pursuant to which CMYF has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)    (A) CMYF’s Disclosure Letter sets forth a list of all Loans as of the date hereof by CMYF to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215), as implemented by the FDIC) of CMYF, (B) there are no Loans to any employee, officer, director or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)    CMYF’s Disclosure Letter sets forth a listing, as of August 31, 2018, by account, of: (A) each borrower, customer or other party that has notified CMYF during the past twelve (12) months of, or has asserted against CMYF, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CMYF, each borrower, customer or other party that has given CMYF any oral notification of, or orally asserted to or against CMYF, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by CMYF as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x)    Anti-takeover Provisions Inapplicable. CMYF has taken all actions required to exempt Purchaser, Purchaser Bank, this Agreement and the Merger from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y)    Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business or contracts relating to or associated with the performance of services, no current or former officer or director of CMYF, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CMYF.

(z)    Insurance. In the opinion of management, CMYF is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. CMYF’s Disclosure Letter contains a list of all policies of insurance carried and owned by CMYF showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by CMYF are in full force and effect, CMYF is not in default thereunder, all premiums and other payments due under any such policy have been paid. There are presently no material claims pending under such policies of insurance and no notices have been given by CMYF under such policies (other than with respect to health or disability insurance).

(aa)    Investment Securities; Derivatives.

(i)    Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by CMYF, including but not limited to FHLB stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)    CMYF is not a party to or has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)    Indemnification. Except as provided in the articles of incorporation or bylaws of CMYF, CMYF is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or stockholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of CMYF and, to the Knowledge of CMYF, there are no pending or threatened claims for which any such Person would be entitled to indemnification under the articles of incorporation or bylaws of CMYF or under any applicable law or regulation.

(cc)    Corporate Documents and Records. CMYF has previously provided to Purchaser and Purchaser Bank a complete and correct copy of its articles of incorporation, and bylaws, as in effect as of the date of this Agreement. CMYF is not in violation of its articles of incorporation, or bylaws. The minute books of CMYF constitute a complete and correct record of all actions taken by its board of directors (and each committee thereof) and its stockholders.

(dd)    CRA, Anti-Money Laundering, OFAC and Customer Information Security. CMYF has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. CMYF does not have Knowledge of any facts or circumstances that would cause CMYF: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by CMYF. To the Knowledge of CMYF, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either CMYF to undertake any remedial action. The Board of Directors of CMYF has adopted, and CMYF has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and CMYF has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee)    Internal Controls. CMYF has devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect CMYF’s ability to record, process, summarize and report financial information. To the Knowledge of CMYF, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in CMYF’s internal controls over financial reporting.

(ff)    Tax Treatment of the Merger. CMYF has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(gg)    Related Party Transactions. CMYF’s Disclosure Letter lists all instances in which CMYF is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CMYF where the amount exceeds $120,000.    All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CMYF is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. CMYF has not been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(hh)    Trust Accounts. CMYF has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CMYF, nor has any of its directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(ii)    No Other Representations or Warranties.

(i)    Except for the representations and warranties made by CMYF in this Section 3.2, neither CMYF nor any other Person makes any express or implied representation or warranty with respect to CMYF, or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CMYF hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CMYF nor any other Person makes or has made any representation or warranty to Purchaser, Purchaser Bank or any of their Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to CMYF or its business, or (B) except for the representations and warranties made by CMYF in this Section 3.2, any oral or written information presented to Purchaser, Purchaser Bank or any of their Affiliates or representatives in the course of their due diligence investigation of CMYF, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    CMYF hereby acknowledges and agrees that neither Purchaser nor Purchaser Bank or any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3    Representations and Warranties of Purchaser and Purchaser Bank. Except (i) as disclosed in Purchaser’s and Purchaser Bank’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Purchaser and Purchaser Bank represent and warrant to CMYF that:

(a)    Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b)    Subsidiaries.

(i)    Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Montana-chartered commercial banks.

(ii)    Each of Purchaser’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.

(iii)    The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)    Purchaser Bank is a Montana-chartered commercial bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)    Capital Structure.

(i)    The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, 100,000,000 shares of Class B common stock, no par value per share, and 100,000 shares of preferred stock, no par value per share.

(ii)    As of October 9, 2018,

(A)    38,109,425 shares of Purchaser Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(B)    22,501,994 shares of Class B common stock of Purchaser are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(C)    no shares of Purchaser preferred stock are issued and outstanding; and

(D)    345,332 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii)    The shares of Purchaser Common Stock to be issued in exchange for shares of CMYF Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser may vote are issued or outstanding.

(v)    Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than shares of Class B common stock and options to purchase shares of Purchaser Common Stock, neither Purchaser nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d)    Authority. Purchaser and Purchaser Bank have all requisite corporate power and authority to enter into this Agreement, to perform their obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s and Purchaser Bank’s Boards of Directors, and no other corporate proceedings on the part of Purchaser or Purchaser Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Purchaser’s Board of Directors has determined that this Agreement is advisable and has unanimously adopted a resolution to the foregoing effect. This Agreement has been approved by Purchaser in its capacity as sole stockholder of Purchaser Bank. This Agreement has been duly and validly executed and delivered by Purchaser and Purchaser Bank and constitutes a valid and binding obligation of Purchaser and Purchaser Bank, enforceable against Purchaser and Purchaser Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)    No Violations. The execution, delivery and performance of this Agreement by Purchaser and Purchaser Bank do not, and the consummation of the transactions contemplated by this Agreement will not,

(i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser, Purchaser Bank or any of their Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of Purchaser Bank or any of their Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser, Purchaser Bank or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser, Purchaser Bank or any of their Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)    Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the MDOB and the IDF, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of CMYF’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the MDOB pursuant to the MBA and with the IDF pursuant to the IBA, (iv) filing with The Nasdaq Stock Market LLC of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement and (vi) the filing with the Financial Industry Regulatory Authority a notification of the Merger, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Purchaser and Purchaser Bank of this Agreement or the consummation by Purchaser or Purchaser Bank of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Purchaser and Purchaser Bank have no Knowledge of any reason pertaining to Purchaser or Purchaser Bank why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)    Governmental Filings. Purchaser and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the Federal Reserve, the MDOB or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)    Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2015 (collectively, “Purchaser Reports”). None of Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i)    Financial Statements. Purchaser has previously made available to CMYF copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in

Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and (ii) the unaudited interim consolidated balance sheets of Purchaser and its Subsidiaries as of June 30, 2018 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for three (3) and six (6) months ended June 30, 2018, together with the notes thereto, filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto and in the case of the unaudited interim consolidated financial statements or the absence of notes and normal year-end adjustments, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)    Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that is required to be reflected on a balance sheet or notes thereto in accordance with GAAP, other than liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2017, except for (i) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k)    Absence of Certain Changes or Events. Since June 30, 2018, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l)    Litigation. There are no material suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2015 (i) there have been no subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m)    Absence of Regulatory Actions. Since January 1, 2015, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser and/or Purchaser Bank, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n)    Compliance with Laws. To the Knowledge of Purchaser and/or Purchaser Bank, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Purchaser and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser and/or Purchaser Bank, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o)    Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). To the Knowledge of Purchaser and/or Purchaser Bank, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p)    Agreements.

(i)    Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”) and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii)    Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser and/or Purchaser Bank, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

(q)    Labor Matters. Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser and/or Purchaser Bank, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser and/or Purchaser Bank, threatened.

(r)    Employee Benefit Plans.

(i)    For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii)    Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iii)    With regard to each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”), the IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(iv)    With respect to each Purchaser Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan.

(v)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Purchaser’s and/or Purchaser Bank’s

Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vi)    To the Knowledge of Purchaser and/or Purchaser Bank, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(s)    Properties. Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s and/or Purchaser Bank’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.

(t)    Loan Matters. All Loans held by Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of Purchaser, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid, except as maybe provided by bankruptcy, insolvency or similar laws or general principles of equity.

(u)    Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, Purchaser Bank, this Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v)    Corporate Documents and Records. Purchaser has previously made available to CMYF a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(w)    CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser and Purchaser Bank do not have Knowledge of any facts or circumstances that would cause Purchaser Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser Bank. To the Knowledge of Purchaser and/or Purchaser Bank, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x)    Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s or any Purchaser Subsidiary’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser and/or Purchaser Bank, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s or any Purchaser Subsidiary’s internal controls over financial reporting.

(y)    Tax Treatment of the Merger. Neither Purchaser nor Purchaser Bank has any Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(z)    Fairness Opinion. The Board of Directors of Purchaser has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to Purchaser.

(aa)    Environmental Matters. Except as set forth in Purchaser’s and Purchaser Bank’s Disclosure Letter, each of Purchaser’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of Purchaser and/or Purchaser Bank, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership (including ownership of associated loans) or operation thereof, in material compliance with all Environmental Laws.

(bb)    Insurance. In the opinion of management, Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(cc)    Intellectual Property; Purchaser IT Systems.

(i)    Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With regard to all material trademarks, trade names, service marks and copyrights owned by Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Purchaser Intellectual Property”), the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries. Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser and/or Purchaser Bank, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii)    To Purchaser’s and/or Purchaser Bank’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or Purchaser Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Purchaser Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. No Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and Purchaser Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries are in compliance in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(dd)    No Other Representations or Warranties.

(i)    Except for the representations and warranties made by Purchaser and Purchaser Bank in this Section 3.3, neither Purchaser, Purchaser Bank nor any other Person makes any express or implied representation or warranty with respect to Purchaser, Purchaser Bank, their Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser and Purchaser Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser, Purchaser Bank nor any other Person makes or has made any representation or warranty to CMYF or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, Purchaser Bank any of their Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by

Purchaser or Purchaser Bank in this Section 3.3, any oral or written information presented to CMYF or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser and Purchaser Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    Purchaser and Purchaser Bank hereby acknowledge and agree that neither CMYF nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section  3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1    Forbearances by CMYF. Except as expressly contemplated or permitted by this Agreement, disclosed in CMYF’s Disclosure Letter, or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, CMYF shall not, without the prior written consent (which may include consent via electronic mail) of Purchaser or Purchaser Bank (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)    (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than the creation of deposit liabilities or advances from the FHLB, in each case in the ordinary course of business consistent with past practice;

(ii)    prepay any indebtedness or other similar arrangements so as to cause CMYF to incur any prepayment penalty thereunder; or

(iii)    purchase any brokered certificates of deposit;

(c)    (i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on its capital stock;

(iii)    grant any Person any right to acquire any shares of its capital stock or make any grant or award under the CMYF Equity Plan;

(iv)    issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options outstanding as of the date hereof; or

(v)    redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement;

(d)    other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any Person, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e)    make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or form any new subsidiary;

(f)    enter into, renew, amend or terminate any material contract, plan or agreement, or make any change in any of its leases or material contracts;

(g)    except for Loans or commitments for Loans that have previously been approved by CMYF prior to the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

(h)    (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of CMYF, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the Federal Reserve, as implemented by the FDIC, amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of CMYF, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)    (i)    (a) increase in any manner the compensation or other fringe benefits of any of its employees or directors, other than in the ordinary course of business consistent with past practice and pursuant to policies and written incentive plans then in effect or as set forth in CMYF’s Disclosure Letter, or (b) pay any bonus, pension, retirement allowance or contribution, except for cash bonuses accrued and paid in the ordinary course of business consistent with past practice and the procedure for determining such cash bonuses as set forth in CMYF’s Disclosure Letter but not to exceed $200,000;

(ii)    become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii)    amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(iv)    elect to any office with the title of Senior Vice President or higher any person who does not hold such office as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(v)    hire any employee with an annualized salary in excess of $100,000 except as may be necessary to replace any employee whose employment is terminated, whether voluntarily or involuntarily;

(j)    commence any action or proceeding, other than to enforce any obligation owed to CMYF and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $100,000 or (ii) that would impose any material restriction on its operations;

(k)    amend its articles of incorporation or bylaws, or similar governing documents;

(l)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

(m)    purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities of less than one year;

(n)    make any capital expenditures in the aggregate in excess of $100,000, other than pursuant to binding commitments existing on the date hereof, which are described in CMYF’s Disclosure Letter, and except for expenditures reasonably necessary to maintain existing assets in good repair;

(o)    establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)    enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q)    make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r)    except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i)    issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)    issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s)    except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property and (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)    make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)    enter into any new lines of business;

(x)    purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(y)    knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(z)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by CMYF or response thereto by Purchaser or Purchaser Bank shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section  4.1.

4.2    Forbearances by Purchaser and Purchaser Bank. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser and Purchaser Bank shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser or Purchaser Bank permit any of their Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of CMYF (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    fail to use reasonable efforts to maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships and retain the services of their officers and key employees;

(b)    take any action that would adversely affect or materially delay their ability to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;

(c)    take any action that is intended to or expected to result in any of their representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(d)    knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(e)    agree to take, make any commitment to take, or adopt any resolutions of their Boards of Directors in support of, any of the actions prohibited by this Section 4.2; or

(f)    amend, repeal or modify any provision of their articles of incorporation or bylaws in a manner that would adversely affect CMYF or any CMYF stockholder or the transactions contemplated by this Agreement.

Any request by Purchaser or Purchaser Bank or response thereto by CMYF shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.2.

ARTICLE V

COVENANTS

5.1    Acquisition Proposals.

(a)    From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, CMYF shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by CMYF to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding CMYF or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser and Purchaser Bank), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any Person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which CMYF is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring CMYF to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of CMYF or any investment banker, financial advisor, attorney, accountant or other representative retained by CMYF shall be deemed to be a breach of this Section 5.1 by CMYF. Notwithstanding the foregoing, prior to the approval of this Agreement by CMYF’s stockholders at the CMYF Stockholder Meeting, this Section 5.1(a) shall not prohibit CMYF from furnishing non-public information regarding CMYF to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal that is submitted to CMYF by such Person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) CMYF has not breached any of the covenants set forth in this Section 5.1, (3) CMYF’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to CMYF’s stockholders under applicable law, and (4) prior to furnishing any non-public information to, or entering into discussions with, such Person, CMYF gives Purchaser and Purchaser Bank written notice of the identity of such Person and of CMYF’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and CMYF receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement between Purchaser and CMYF is to Purchaser.

(b)    CMYF will notify Purchaser orally within twenty-four (24) hours and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by CMYF in connection therewith. CMYF will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c)    CMYF will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

5.2    Advice of Changes. Prior to the Closing, CMYF, on the one hand, and Purchaser and Purchaser Bank, on the other hand, shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3    Access and Information.

(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and Purchaser Bank, on the one hand, and CMYF, on the other hand, for purposes of verifying the representations and warranties of the other and preparing for the Merger, the integration of the parties and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) matters involving an Acquisition Proposal or (iv) confidential supervisory information; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. No party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    From the date hereof until the Effective Time, CMYF shall promptly provide to Purchaser Bank (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report provided to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested, provided that Purchaser Bank shall not be entitled to receive reports or other documents relating to (w) matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (y) matters involving an Acquisition Proposal or (z) confidential supervisory information.

(c)    CMYF, Purchaser and Purchaser Bank will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents in accordance with the provisions of the confidentiality agreement dated June 7, 2018 between Purchaser and CMYF.

(d)    From and after the date hereof, representatives of Purchaser, Purchaser Bank and CMYF shall meet on a regular basis to discuss and plan for the conversion of CMYF’s data processing and related electronic informational systems to those used by Purchaser Bank with the goal of conducting such conversion as soon as practicable following the consummation of the Merger.

(e)    Within ten (10) Business Days of the end of each calendar month, CMYF shall provide Purchaser Bank with an updated list of Loans described in Section 3.2(w)(vi).

(f)    The information regarding CMYF to be supplied by CMYF for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by CMYF for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(g)    The information regarding Purchaser, Purchaser Bank and their Subsidiaries to be supplied by Purchaser and Purchaser Bank for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser and Purchaser Bank for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4    Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, but not later than forty-five (45) calendar days after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto shall furnish each other with all information concerning themselves, and their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, Purchaser Bank, CMYF or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser, Purchaser Bank and CMYF shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Purchaser, Purchaser Bank and CMYF, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)    As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c)    Purchaser and CMYF shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5    Anti-Takeover Provisions. CMYF shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, Purchaser Bank, this Agreement and the Merger from any provisions of an anti-takeover nature in CMYF’s articles of incorporation and bylaws, and the provisions of any federal or state anti-takeover laws.

5.6    Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7    Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, CMYF and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

5.8    Stockholder Meeting.

(a)    CMYF will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders to carry out the intentions of this Agreement. In furtherance of that obligation, CMYF will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “CMYF Stockholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(b), CMYF shall, (i) through its Board of Directors, recommend to its stockholders approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use commercially reasonable efforts to obtain from its stockholders a vote approving this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, at any time prior to the CMYF Stockholder Meeting, CMYF’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the stockholders of CMYF approve this Agreement (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, CMYF shall have complied in all material respects with Section 5.1, given Purchaser and Purchaser Bank written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of CMYF’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser and Purchaser Bank the material terms and conditions of the Acquisition

Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) CMYF shall have given Purchaser and Purchaser Bank three (3) Business Days after delivery of such notice to Purchaser and Purchaser Bank to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser and Purchaser Bank propose to revise the terms of this Agreement, CMYF shall have negotiated in good faith with Purchaser and Purchaser Bank with respect to such proposed revisions or other proposal; and (ii) CMYF’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser and Purchaser Bank, if any, that such Acquisition Proposal constitutes a Superior Proposal. If CMYF’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of CMYF approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to CMYF, CMYF shall be required to deliver a new written notice to Purchaser and Purchaser Bank and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, CMYF shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

5.9    Registration of Purchaser Common Stock.

(a)    Within forty-five (45) calendar days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to CMYF stockholders at the CMYF Stockholders Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). CMYF will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. CMYF will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise CMYF, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time, any information relating to Purchaser or CMYF, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or CMYF that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser with the SEC and disseminated by CMYF to the stockholders of CMYF.

(b)    Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of CMYF and Purchaser shall furnish all information concerning it and the holders of CMYF Common Stock as may be reasonably requested in connection with any such action.

(c)    Prior to the Effective Time, Purchaser shall notify or file an application with The Nasdaq Stock Market LLC for the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of CMYF Common Stock.

5.10    Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on such party. Each of CMYF, Purchaser and Purchaser Bank shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11    Employee Benefit Matters.

(a)    Purchaser Bank shall honor CMYF Benefit Plans set forth in CMYF’s Disclosure Letter in accordance with the terms of such CMYF Benefit Plans, except to the extent an alternative treatment is set forth in this Section 5.11 or in Section 2.11 of this Agreement. Following the Effective Time, Purchaser Bank shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of CMYF immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Purchaser Bank; provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Purchaser Bank.

(b)    At the sole discretion of Purchaser Bank, Purchaser Bank may maintain CMYF’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser Bank determines to terminate one or more of CMYF’s health and/or welfare plans, then, at the request of Purchaser made at least thirty (30) calendar days prior to the Effective Time, CMYF shall adopt resolutions, to the extent required, providing that one or more of CMYF’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Purchaser Bank in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of CMYF’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser Bank and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Purchaser Bank shall receive credit for any co-payments and deductibles paid under CMYF’s health plan for the plan year in which coverage commences under Purchaser Bank’s health plan and shall not be subject to any pre-existing conditions under any such plans. Terminated CMYF employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser Bank in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

(c)    Purchaser or Purchaser Bank shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under the Purchaser 401(k) Plan for 2019 employer contributions) under the Purchaser Benefit Plans the service of such employees with CMYF to the same extent as such service was credited for such purpose by CMYF; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any of the Purchaser Benefit Plans or (ii) to the extent, at the sole discretion of Purchaser Bank, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time. The value of each CMYF employee’s unused paid time-off is set forth in CMYF’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser Bank to terminate the employment of any CMYF employee or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser Bank deems appropriate.

(d)    CMYF shall take all necessary and appropriate actions to cause CMYF 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time and Purchaser or Purchaser Bank shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Purchaser’s 401(k) Plan on the first day immediately following the Effective Time. Alternatively, if requested in writing by Purchaser no later than thirty (30) calendar days prior to Closing, CMYF will also take all necessary steps to terminate CMYF 401(k) Plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that CMYF apply for a favorable determination letter, then prior to the Effective Time, CMYF shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser or Purchaser Bank shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to CMYF 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, CMYF, and following the Effective Time, Purchaser or Purchaser Bank, will adopt such amendments to CMYF 401(k) Plan to effect the provisions of this Section 5.11(d). In the event Purchaser requests CMYF to submit an application to the IRS for a determination letter, CMYF 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from CMYF 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances in CMYF’s 401(k) Plan into Purchaser’s 401(k) Plan.

(e)    Purchaser Bank agrees that each full-time CMYF employee who is involuntarily terminated by Purchaser Bank (other than for “Cause” as reasonably determined by Purchaser Bank) within six months following the Effective Time and who is not covered by a separate severance, change in control or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Purchaser Bank, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at CMYF (including, service with Purchaser Bank), with a minimum equal to four weeks of base pay and a maximum equal to fifty-two (52) weeks, as determined in accordance with Purchaser Bank’s severance policy. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full month. For purposes of calculating base pay, CMYF employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two (2) months prior to the termination date; provided that, in no event shall an employee’s base pay for this purpose be less than the employee’s base pay with CMYF as in effect immediately prior to Closing. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. Purchaser Bank will offer CMYF employees whose jobs are eliminated as a result of the Merger priority in applying for open positions within Purchaser Bank and its Affiliates. Any employee of CMYF who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger, shall not receive the severance benefits as provided in this Section but will receive the payment specified in such agreement or arrangement.

(f)    Purchaser Bank shall establish a retention bonus pool in the amount as provided in Purchaser’s Disclosure Letter for employees of CMYF jointly designated in writing by Purchaser and CMYF (other than employees of CMYF who are subject to employment contracts or other contracts providing for severance) to help retain key employees; provided, that any retention bonus pool payment is not considered an “excess parachute payment” within the meaning of Section 280G of the IRC or results in any other adverse tax consequence to the Purchaser. The amount and payment date of the retention bonus for each such employee shall be jointly determined in writing by Purchaser and CMYF, but in the aggregate shall not exceed the amount provided in Purchaser Disclosure Letter assuming all such key employees remain with the Purchaser Bank or an Affiliate to such date or are involuntarily terminated without cause prior to that date.

(g)    Purchaser or Purchaser Bank shall provide all employees of CMYF whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services, in which it shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Purchaser Bank or any other Subsidiaries of Purchaser for which Purchaser reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Purchaser or Purchaser Bank.

5.12    Indemnification.

(a)    From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of CMYF (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of CMYF or any of its predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to CMYF’s articles of incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b)    Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c)    For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect CMYF’s current directors’ and officers’ liability insurance covering each Person currently covered by CMYF’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by CMYF for such insurance and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available by payment of such time; provided further, that Purchaser may (i) request that CMYF obtain an extended reporting period endorsement under CMYF’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than CMYF’s existing insurance policies as of the date hereof.

(d)    If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)    The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f)    Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13    Stockholder Litigation. CMYF shall give Purchaser and Purchaser Bank the opportunity to participate at Purchaser’s and Purchaser Bank’s own expense in the defense or settlement of any stockholder litigation against CMYF and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.14    Disclosure Supplements. From time to time prior to the Effective Time, CMYF, Purchaser and Purchaser Bank will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for determining satisfaction of the conditions set forth in Article VI.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1    Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)    Stockholder Approval. This Agreement shall have been approved by the requisite vote of CMYF’s stockholders in accordance with applicable laws and regulations.

(b)    Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)    No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(d)    Third Party Consents. Purchaser, Purchaser Bank and CMYF shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the consummation of the transactions contemplated hereby).

(e)    Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Purchaser shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(f)    Nasdaq. Purchaser shall have filed with The Nasdaq Stock Market LLC a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market LLC shall not have objected to the listing of such shares of Purchaser Common Stock.

(g)    Tax Opinion. Purchaser and CMYF shall have received written opinions of Luse Gorman, PC and Silver, Freedman, Taff & Tiernan LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and CMYF, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser, Purchaser Bank and CMYF will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, Purchaser Bank, CMYF and others.

6.2    Conditions to the Obligations of Purchaser and Purchaser Bank. The obligations of Purchaser and Purchaser Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser and Purchaser Bank:

(a)    CMYF’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of CMYF contained in this Agreement and in any certificate or other writing delivered by CMYF pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)    Performance of CMYF’s Obligations. CMYF shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate. Purchaser and Purchaser Bank shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of CMYF to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to CMYF.

(e)    Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser and Purchaser Bank of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser and Purchaser Bank would not, in their reasonable judgment, have entered into this Agreement.

(f)    Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of CMYF Common Stock shall have perfected their right to dissent under the IBA in accordance with Section 2.6 herein.

6.3    Conditions to the Obligations of CMYF. The obligations of CMYF to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by CMYF:

(a)    Purchaser’s and Purchaser Bank’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser and Purchaser Bank contained in this Agreement and in any certificate or other writing delivered by Purchaser and Purchaser Bank pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)    Performance of Purchaser’s and Purchaser Bank’s Obligations. Purchaser and Purchaser Bank shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate. CMYF shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser and Purchaser Bank to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser or Purchaser Bank.

ARTICLE VII

TERMINATION

7.1    Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a)    by the mutual written consent of Purchaser and CMYF; or

(b)    by either Purchaser or CMYF, in the event of the failure of CMYF’s stockholders to approve this Agreement at CMYF Stockholder Meeting; provided, however, that CMYF shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));

(c)    by either Purchaser or CMYF, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d)    by either Purchaser or CMYF, if the Merger is not consummated by July 31, 2019, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e)    by either Purchaser or CMYF (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) calendar days following written notice to the party committing such breach or making such untrue representation or warranty;

(f)    by Purchaser, if (i) CMYF shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of CMYF does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve this Agreement, the Board of Directors effects a Change of Recommendation;

(g)    by CMYF, at any time prior to the adoption and approval of this Agreement by CMYF’s stockholders, to enter into an agreement with respect to a Superior Proposal, but only if (i) CMYF’s Board of Directors has determined in good faith based on the advice of legal counsel that failure to take such action would reasonably be expected to cause the Board of Directors to violate its fiduciary duties under applicable law, and (ii) CMYF has not breached its obligations under Section 5.1.

(h)    by CMYF, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)    The number obtained by dividing the Average Closing Price by the Starting Price (the “Purchaser Ratio”) shall be less than 0.80; and

(ii)    the Purchaser Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio (as defined below);

subject, however, to the following three sentences. If CMYF elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of CMYF Common Stock and CMYF Stock Options hereunder, by adjusting the Exchange Ratio (calculated to the nearest one ten-thousandth) to equal a quotient of (A) the product of the Starting Price, 0.80 and the Exchange Ratio, divided by (B) the Average Closing Price. If Purchaser so elects within such five-day period, it shall give prompt written notice to CMYF of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:

“Final Index Price” shall means the average closing price of the KBW Regional Banking index as reported on The Nasdaq Stock Market, LLC (as reported at www.nasdaq.com) for the twenty (20) consecutive trading days ending on and including the Determination Date.

“Index Price” shall mean $112.11, which is the closing price on the Starting Date for the KBW Regional Banking Index (as reported on www.nasdaq.com).

“Index Ratio” shall mean the Final Index Price divided by the Index Price.

“Starting Date” shall mean the third trading day prior to entry into this Agreement.

“Starting Price” shall mean $45.68, which is the closing price of a share of Purchaser Common Stock on The Nasdaq Stock Market, LLC (as reported on www.nasdaq.com) on the Starting Date.

7.2    Termination Fee; Expenses.

(a)    In the event of termination of this Agreement by CMYF pursuant to Section 7.1(g), CMYF shall make payment to Purchaser of a termination fee of $808,624.

(b)    In the event of termination of this Agreement by Purchaser pursuant to Section 7.1(f), so long as at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, CMYF shall make payment to Purchaser of a termination fee of $808,624.

(c)    If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b) or (B) by Purchaser pursuant to Section 7.1(e) and the breach giving rise to such termination was knowing or intentional, and (ii) at the time of such termination neither Purchaser nor Purchaser Bank is in material breach of any representation, warranty or material covenant contained herein, and (iii) prior to the CMYF Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iv) within twelve (12) months of such termination CMYF shall consummate or enter into any agreement with respect to the Acquisition Proposal set forth in clause (iii) of this Section 7.2(c), then CMYF shall make payment to Purchaser of a termination fee of $808,624.

(d)    The fee payable pursuant to Section 7.2(a) or (b) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(c) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. CMYF, Purchaser Bank and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Purchaser Bank would not enter into this Agreement. The amount payable by CMYF pursuant to Sections 7.2(a), (b) or (c) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser and Purchaser Bank in the event of termination of this Agreement on the bases specified in such sections.

7.3    Effect of Termination. In the event of termination of this Agreement by either Purchaser or CMYF as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1    Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2    Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

8.3    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of CMYF, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of CMYF Common Stock or that would contravene any provision of the MBA, IBA or the applicable state and federal banking laws, rules and regulations.

8.4    Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Montana, without regard to conflicts of laws principles.

8.6    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Purchaser Bank, to:

First Interstate BancSystem, Inc.

First Interstate Bank

401 North 31st Street

Billings, Montana 59116

Facsimile:	(406) 255-5350
Attention:	Kevin P. Riley
President and Chief Executive Officer
Email:	Kevin.Riley@fib.com

With copies to:

First Interstate BancSystem, Inc.

First Interstate Bank

401 North 31st Street

Billings, Montana 59116

Facsimile:	(406) 255-5350
Attention:	Kirk D. Jensen
General Counsel
Email:	Kirk.Jensen@fib.com

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Facsimile:	(202) 362-2902
Attention:	Scott A. Brown
Lawrence M.F. Spaccasi
Email:	sbrown@luselaw.com
lspaccasi@luselaw.com

If to CMYF, to:

Community 1st Bank

707 North Post Road

Post Falls, Idaho 83854

Facsimile:	208-457-9604
Attention:	David P. Bobbitt
Chairman and Chief Executive Officer
Email:	david.bobbitt@com1stbankid.com

With copies to:

Breyer & Associates PC

8180 Greensboro Drive, Suite 785

McLean, Virginia 22102

Facsimile:	(703) 883-2511
Attention:	John F. Breyer, Jr.
Email:	jbreyer@b-a.net

8.8    Entire Agreement; etc. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

8.10    Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

8.11    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE RESPECTIVE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

First Interstate BancSystem, Inc.

By:	/s/ Kevin P. Riley
Kevin P. Riley President and Chief Executive Officer

First Interstate Bank

By:	/s/ Kevin P. Riley
Kevin P. Riley President and Chief Executive Officer

Community 1st Bank

By:	/s/ David P. Bobbitt
David P. Bobbitt Chairman and Chief Executive Officer

ANNEX B

TITLE 26

BANKS AND BANKING

CHAPTER 9

CONSOLIDATION, SALE AND REORGANIZATION

26-909. DISSENTING STOCKHOLDERS. (1) A dissenting stockholder of a state bank shall be entitled to receive the value in cash of only those shares which were voted against a merger to result in a state bank, against the conversion of a state bank into a national bank or against a sale of all or substantially all of the state bank’s assets, and only if written demand thereupon is made to the resulting state or national bank at any time within thirty (30) days after the effective date of the merger or conversion accompanied by the surrender of the stock certificates. The value of such shares will be determined, as of the date of the stockholders’ meeting approving the merger or conversion, by three (3) appraisers, one (1) to be selected by the vote of the owners of two-thirds (2/3) of the shares involved at a meeting called by the director on ten (10) days’ notice, one (1) by the board of directors of the resulting state or national bank, and the third by the two (2) so chosen. The valuation agreed upon by any two (2) appraisers shall govern. If any necessary appraiser is not appointed within sixty (60) days after the effective date of the merger or conversion, the director shall make the necessary appointment, or if the appraisal is not completed within ninety (90) days after the merger or conversion becomes effective, the director shall cause an appraisal to be made.

(2) The merger agreement may fix an amount which the merging banks consider to be the fair market value of the shares of a merging or a converting bank at the time of the stockholders’ meeting approving the merger or conversion, which the resulting bank will pay dissenting stockholders of that bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

(3) The expenses of appraisal shall be paid by the resulting state bank except when the value fixed by the appraiser does not exceed the value fixed by the merger agreement in which case one-half (1/2) of the expenses shall be paid by the resulting bank and one-half (1/2) by the dissenting stockholders requesting the appraisal in proportion to their respective holdings.

B-1

ANNEX C

October 11, 2018

Board of Directors

Community 1st Bank

707 North Post Street

Post Falls, ID 83854

Members of the Board:

We understand that Community 1st Bank (“CMYF”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with First Interstate BancSystem, Inc. (“Purchaser”) and First Interstate Bank (“Purchaser Bank”), pursuant to which, among other things, CMYF will merge with and into the Purchaser Bank (the “Merger”) and each outstanding share of the common stock of CMYF (“CMYF Common Stock”) shall be converted into the right to receive, without interest, 0.3784 shares of common stock (the “Exchange Ratio”) of Purchaser. The Exchange Ratio is subject to adjustment pursuant to Section 7.1(h) of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the CMYF Common Stock (other than Excluded Shares) of the Exchange Ratio to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated October 9, 2018;

(ii)

certain financial statements and other historical financial and business information about Purchaser and CMYF made available to us from published sources and/or from the internal records of the Purchaser and CMYF that we deemed relevant;

(iii)

certain publicly available analyst earnings estimates for Purchaser for the years ending December 31, 2018 and December 31, 2019 extrapolated for the Purchaser for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by management, in each case as discussed with and confirmed by senior management of CMYF and Purchaser;

(iv)

financial projections for CMYF for the years ending December 31, 2018 and December 31, 2019 extrapolated for CMYF for the years ending December 31, 2020, December 31, 2021, December 31, 2022, and December 31, 2023 based on growth rate assumptions provided by management, in each case as discussed with and confirmed by senior management of CMYF;

(v)	the current market environment generally and the banking environment in particular;

C-1

Investment Banking

8 Third St. N. ● Great Falls, MT 59401 ● (406) 791-7421 ● FAX (406) 791-7315

www.dadavidson.com/Investment-Banking

(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

(viii)	the relative contributions of the Purchaser and CMYF to the combined company;

(ix)	the pro forma financial impact of the Merger, taking into consideration the amounts and timing of the merger costs and cost savings; and

(x)

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Purchaser and CMYF concerning the business, financial condition, results of operations and prospects of the Purchaser and CMYF.

In connection with our engagement, we have been authorized to solicit, and have solicited expressions of interest from parties with respect to a sale of CMYF.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of CMYF that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CMYF or Purchaser. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of CMYF or Purchaser, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in CMYF’s or Purchaser’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and other estimates provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of CMYF, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of CMYF as to the future financial performance of CMYF. We assume no responsibility for and express no opinion as to such projections, estimates or the assumptions on which they were based.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CMYF or Purchaser or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to CMYF or Purchaser. We have assumed, with your consent, that the respective allowances for loan and lease losses for both CMYF and Purchaser are adequate to cover such losses. We did not make an independent evaluation of the quality of CMYF’s or Purchaser’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of CMYF or Purchaser. We did not make an independent evaluation of the quality of the CMYF’s or Purchaser’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of CMYF or Purchaser.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger and related transactions will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger and related transactions will be obtained without any material adverse effect on CMYF or Purchaser or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated October 9, 2018, reviewed by us.

We have assumed in all respects material to our analysis that CMYF and Purchaser will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of CMYF, or Purchaser or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid to holders of the Company Common Stock (other than the Excluded Holders) in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Merger (including, without limitation, the form or structure of the Merger) or any related transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by CMYF to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of CMYF, Purchaser, or any class of such persons, relative to the compensation to be paid to the holders of CMYF Common Stock in the Merger, or with respect to the fairness of any such compensation to Purchaser.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that CMYF obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of Purchaser Common Stock when issued in the Merger or the prices at which CMYF Common Stock or Purchaser Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of CMYF or Purchaser under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of CMYF or Purchaser. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of CMYF or Purchaser or the ability of CMYF or Purchaser to pay their respective obligations when they come due.

We have acted as CMYF’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, CMYF has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of CMYF or Purchaser for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to CMYF or Purchaser in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of CMYF (solely in its capacity as such) in connection with its consideration of the Merger and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that Purchaser is required to make in connection with the Merger if such inclusion is required by applicable law. This opinion is not intended to be and does not constitute a recommendation as to how the shareholder of CMYF should vote or act with respect to the Merger or any matter relating thereto.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid to the holders of the Company Common Stock (other than the Excluded Holders) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act (the “MBCA”) provide that a corporation may indemnify its directors and officers. In general, the MBCA provides that a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his or her defense of a proceeding to which he or she is a party because of his or her status as a director or officer of the corporation, against reasonable expenses incurred by the director in connection with the proceeding, unless limited by the articles of incorporation. Pursuant to the MBCA, a corporation may indemnify a director or officer if it is determined that the director or officer engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the MBCA when a director or officer is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The MBCA also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise and the court may order indemnification or advancement of expenses under certain circumstances.

First Interstate’s articles provide for the indemnification of directors and officers to the fullest extent permitted by Montana law. First Interstate’s bylaws also provide for the indemnification of directors and officers, including (i) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (ii) the mandatory indemnification of a director or officer if a determination has been made that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, with no reasonable cause to believe such person’s conduct was unlawful, (iii) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the standards have been met as set forth in the bylaws. First Interstate has also obtained officers’ and directors’ liability insurance, which insures against liabilities that officers and directors may, in such capacities, incur. Section 35-1-458 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by such director or officer while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the MBCA.

The foregoing is only a general summary of certain aspects of Montana law and the First Interstate amended and restated articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the MBCA referenced above and the First Interstate amended and restated articles of incorporation and bylaws.

Item 21. Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this registration statement are as follows:

Exhibits

2.1	Agreement and Plan of Merger, dated October 11, 2018, by and among First Interstate BancSystem, Inc., First Interstate Bank and Community 1st Bank (attached as Annex A to the proxy statement/prospectus contained in this registration statement*)

3.1	Second Amended and Restated Articles of Incorporation of First Interstate BancSystem, Inc. (incorporated by reference to Exhibit 3.1 to First Interstate’s Quarterly Report on Form 10-Q filed on August 9, 2017 (File No. 001-34653))

3.2	Third Amended and Restated Bylaws of First Interstate BancSystem, Inc. (incorporated by reference to Exhibit 3.2 to First Interstate’s Quarterly Report on Form 10-Q filed on August 9, 2017 (File No. 001-34653))

5.1	Opinion of Kirk D. Jensen as to the legality of the securities being issued(1)

8.1	Opinion of Luse Gorman, PC as to certain tax matters

8.2	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain tax matters

10.1	Form of CMYF Voting Agreement (incorporated by reference to Exhibit A of the Agreement and Plan of Merger, dated October 11, 2018, filed as Exhibit 2.1 to First Interstate’s Current Report on Form 8-K filed on October 11, 2018 (File No. 001-34653))

21	Subsidiaries of First Interstate BancSystem, Inc. (incorporated by reference to Exhibit 21.1 to First Interstate’s Annual Report on Form 10-K filed on February 28, 2018 (File No. 001-34653))

23.1	Consent of RSM US LLP

23.2	Consent of Kirk D. Jensen (set forth in Exhibit 5.1)(1)

23.3	Consent of Luse Gorman, PC (set forth in Exhibit 8.1)

23.4	Consent of Silver, Freedman, Taff & Tiernan LLP (set forth in Exhibit 8.2)

24	Power of attorney (set forth on the signature pages to this registration statement)(1)

99.1	Form of proxy card of CMYF(1)

99.2	Consent of D.A. Davidson & Co.

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. First Interstate BancSystem, Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

(1)	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on January 16, 2019.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
Kevin P. Riley President, Chief Executive Officer and Director (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin P. Riley Kevin P. Riley	President, Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2019

/s/ Marcy D. Mutch Marcy D. Mutch	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2019

* James R. Scott	Chairman of the Board

* Steven J. Corning	Director

* Dana L. Crandall	Director

* William B. Ebzery	Director

* Charles E. Hart, M.D., M.S.	Director

* John M. Heyneman, Jr.	Director

* David L. Jahnke	Director

* Dennis L. Johnson	Director

Signatures	Title	Date

* Ross E. Leckie	Director

* Patricia L. Moss	Director

* James R. Scott, Jr.	Director

* Jonathan R. Scott	Director

* Teresa A. Taylor	Director

* Peter I. Wold	Director

*	Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of First Interstate BancSystem filed on November 28, 2018.

By:	/s/ Kevin P. Riley	January 16, 2019
Kevin P. Riley Attorney-in-fact

By:	/s/ Marcy D. Mutch	January 16, 2019
Marcy D. Mutch Attorney-in-fact